UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

SMART & FINAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01, of Smart & Final Inc. (“Company common stock”)

(2)	Aggregate number of securities to which transaction applies:

34,996,631 shares of Company common stock (includes 3,252,266 shares of Company common stock reserved for issuance upon exercise of outstanding stock options and stock underlying stock appreciation rights and restricted stock of the Company).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying .00003070 by the sum of: (a) the product of 31,744,365 shares of Company common stock and the per share merger consideration of $22.00 in cash per share of Company common stock, (b) the product of 2,748,986 shares of Company common stock underlying options and $11.8026 (the difference between $22.00 and $10.1974, the weighted average exercise price per share of Company common stock underlying the options), (c) the product of 239,000 shares of Company common stock subject to stock appreciation rights and $6.9280 (the difference between $22.00 and $15.0720, the weighted average grant price per share and (d) the product of 264,280 shares of Company restricted stock and the per share amount of $22.00 in cash per share of Company restricted stock.

(4)	Proposed maximum aggregate value of transaction:

$738,291,164

(5)	Total fee paid:

$22,666

☒	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$22,666

(2)	Form, Schedule or Registration Statement No.:

Proxy Statement on Schedule 14A

(3)	Filing Party:

Smart & Final Inc.

(4)	Date Filed:

April 27, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Smart & Final Inc. to be held on May 29, 2007, at 1:00 p.m., local time, at the Company’s corporate headquarters, 600 Citadel Drive, Commerce, California 90040.

At the special meeting, you will be asked to approve and adopt an agreement and plan of merger that the Company entered into on February 20, 2007, as amended on April 27, 2007, providing for the merger of an affiliate of Apollo Management, L.P. with and into the Company. Apollo is a recognized leader in private equity, debt and capital markets investing, which, since its inception, has successfully invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally. If the merger is consummated, the Company’s stockholders, other than Casino USA, Inc., the Company’s majority stockholder, will be entitled to receive $22.00 in cash for each share of Company common stock they own. Immediately prior to the effective time of the merger, Casino Guichard-Perrachon, S.A., which is referred to as Groupe Casino, Casino USA’s parent company, is expected to sell all of the issued and outstanding stock of Casino USA to an Apollo affiliate for an aggregate price based on the number of shares of Company common stock owned by Casino USA at the same $22.00 cash price per share to be paid pursuant to the merger, subject to certain adjustments. If the Apollo affiliate does not acquire Casino USA, the shares of Company common stock owned by Casino USA will be canceled and Casino USA will be entitled to receive in the transaction the same $22.00 in cash for each share of Company common stock that it holds. Following these transactions, the Company will become 100% owned by the Apollo affiliate.

The Company’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

On April 2, 2006, the Company announced that it would review the Company’s strategic alternatives following an announcement by Groupe Casino on March 16, 2006 that it would seek to sell its non-strategic assets. The $22.00 per share being paid pursuant to the merger represents a premium of approximately 44.8% over the closing price of $15.19 per share on March 15, 2006, the last trading day prior to the Groupe Casino announcement, a premium of approximately 35.1% over the closing price of $16.39 per share on March 31, 2006, the last trading day prior to the Company’s announcement that it would review its strategic alternatives, and a premium of approximately 15.4% over the closing price of $19.06 per share on February 16, 2007, the last trading day prior to the announcement of the merger.

The Company cannot consummate the merger unless the Company’s stockholders approve and adopt the merger agreement. Such approval and adoption requires the affirmative vote of the holders of at least a majority of the outstanding shares of Company common stock outstanding on the record date. Groupe Casino and Casino USA, holders of approximately 54.9% of the outstanding Company common stock, have agreed, among other things, to vote their shares in favor of the proposal to approve and adopt the merger agreement, unless the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, in which case Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of the proposal.

The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

Your vote is important. Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to submit a proxy by mail, telephone or Internet to ensure that your shares will be represented at the special meeting. If you decide to attend the special meeting and vote in person, your vote at the special meeting will revoke any previously submitted proxy.

Sincerely,

Etienne Snollaerts

President and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated April 27, 2007, and is first being mailed to stockholders of the Company on or about April 30, 2007.

600 Citadel Drive

Commerce, California 90040

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2007

To the Stockholders:

A special meeting of stockholders of Smart & Final Inc. will be held on May 29, 2007, at 1:00 p.m., local time, at the Company’s corporate headquarters, 600 Citadel Drive, Commerce, California 90040, for the following purposes:

1. to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 20, 2007, as amended on April 27, 2007, by and among Sharp Holdings Corp., Sharp Acquisition Corp. and Smart & Final Inc.; and

2. to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

The Company’s board of directors has fixed the close of business on April 19, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Accordingly, only stockholders of record on that date are entitled to vote at the special meeting or any adjournments thereof.

The Company’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Company stockholders who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is consummated, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “The Merger—Appraisal Rights” beginning on page 41 of the accompanying proxy statement and Annex D to the proxy statement.

YOUR VOTE IS IMPORTANT

All stockholders are invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to submit a proxy by mail, telephone or Internet to ensure that your shares will be represented at the special meeting. If you decide to attend the special meeting and vote in person, your vote at the special meeting will revoke any previously submitted proxy.

By Order of the Board of Directors,

Donald G. Alvarado

Secretary

Commerce, California

April 27, 2007

i

Annexes:

Annex A—Agreement and Plan of Merger, dated as of February 20, 2007, and Amendment No. 1 to the Agreement and Plan of Merger, dated as of April 27, 2007

Annex B—Stock Purchase Agreement, dated as of February 20, 2007

Annex C—Opinion of Goldman, Sachs & Co., dated February 20, 2007

Annex D—Section 262 of the General Corporation Law of the State of Delaware

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the proposed merger and the other matters being considered at the special meeting and brief answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement. Unless stated otherwise, all references in this proxy statement to the Company are to Smart & Final Inc., a Delaware corporation, all references to Apollo are to Apollo Management, L.P., a Delaware limited partnership, all references to Buyer are to Sharp Holdings Corp., a Delaware corporation and a wholly owned subsidiary of an affiliate of Apollo, all references to Acquisition Sub are to Sharp Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer, all references to Casino USA are to Casino USA, Inc., a California corporation and the Company’s majority stockholder, all references to Groupe Casino are to Casino Guichard-Perrachon, S.A., a société anonyme organized under the laws of the Republic of France and Casino USA’s parent, all references to the merger agreement are to the Agreement and Plan of Merger, dated as of February 20, 2007 and amended as of April 27, 2007, by and among the Buyer, Acquisition Sub and the Company, copies of which are attached in Annex A to this proxy statement, and all references to the stock purchase agreement are to the Stock Purchase Agreement, dated as of February 20, 2007, by and among Buyer, Groupe Casino and Casino USA, a copy of which is attached as Annex B to this proxy statement.

Q:	What is the proposed transaction?

A:	The Company, Buyer and Acquisition Sub have entered into a merger agreement pursuant to which Acquisition Sub will merge with and into the Company with the Company surviving the merger and continuing its existence as a wholly owned subsidiary of Buyer (referred to in this proxy statement as the merger). For a more complete description of the merger, see “The Merger.”

Q:	Why am I receiving these materials?

A:	In order to consummate the merger, the Company’s stockholders must approve and adopt the merger agreement. Under the General Corporation Law of the State of Delaware, or DGCL, in order for the merger agreement to be approved and adopted, a majority of the outstanding shares of the Company’s common stock must be voted in favor of approval and adoption of the merger agreement at a meeting of the Company’s stockholders. A quorum is necessary to hold the special meeting. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy.

This proxy statement contains important information about the proposed merger, the merger agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

For a more complete description of the special meeting, see “The Special Meeting of Stockholders.”

Your vote is very important. You are encouraged to vote as soon as possible.

Q:	What will the Company’s stockholders be entitled to receive pursuant to the merger?

A:	If the proposed merger is consummated, at the effective time of the merger, the Company’s stockholders, other than Casino USA, will be entitled to receive $22.00 per share in cash, which is referred to as the per share merger consideration, for each share of Company common stock they own.

For a more complete description of what the Company’s stockholders will be entitled to receive pursuant to the merger, see “The Merger Agreement—Consideration to be Received by the Company’s Stockholders in the Merger.”

Q:	Why is there a stock purchase agreement with Groupe Casino?

A:	The stock purchase agreement has been included as an annex to the proxy statement because it provides for the sale by Groupe Casino of Casino USA to Buyer immediately prior to the effective time of the merger, and includes provisions that, among other things, require Groupe Casino and Casino USA to vote all of their shares of Company common stock in favor of the proposal to approve and adopt the merger agreement, unless the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, in which case Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of the proposal. Groupe Casino requested that the acquisition be effected in part through the sale of Casino USA in order to accomplish certain tax planning objectives, and neither Buyer nor the Company had any objections to this structure. Buyer’s obligation to consummate the merger is conditioned upon the consummation of the stock purchase agreement. Buyer, however, may not assert the failure to satisfy this condition if the stock purchase agreement is terminated upon the occurrence of certain events set forth in the stock purchase agreement. In that case, the merger will go forward as planned and the Company common stock held by Casino USA will be treated in the same manner as all other shares in the merger.

Q:	Is Groupe Casino receiving the same price for its shares as I am?

A:	Although the shares of Company common stock beneficially owned by Groupe Casino through its ownership of Casino USA are being transferred to Buyer through the stock purchase agreement rather than the merger agreement, Groupe Casino is receiving in the transaction the same $22.00 cash price for each share of Company common stock that it holds that you will receive. The purchase price for Casino USA will be equal to the sum of (1) the aggregate number of shares of the Company’s common stock held by Casino USA multiplied by the $22.00 per share merger consideration, plus (2) the aggregate amount of Casino USA’s debt and equity investments in a certain real estate lease facility held by the Company at the closing (equal to $20.1 million as of February 20, 2007), plus (3) the aggregate amount of cash held by Casino USA as of the closing. Casino USA invested in the real estate lease facility in 2001, along with other lenders, to facilitate the Company’s debt financing needs.

Q:	What will happen in the proposed merger to options to purchase Company common stock, SARs, restricted stock and RSUs?

A:	Each outstanding option and stock appreciation right, or SAR, will become fully vested and exercisable prior to the effective time of the merger. Except with respect to options or SARs held by employees who have reached a separate written agreement with Buyer, at the effective time of the merger, each share of Company common stock issuable pursuant to each option or SAR will be converted into the right to receive $22.00 in cash. Subject to receipt of necessary consents, if any, each such option and SAR will be canceled at the effective time of the merger in exchange for the right to receive an amount of cash per share subject to such option or SAR (as applicable) that is equal to the excess, if any, of $22.00 over the exercise price of such option or SAR (as applicable), less any required withholding taxes. Where the necessary consent to cancel an option or SAR at the effective time of the merger is not received, such option or SAR will represent the right to receive, upon exercise on or after the effective time of the merger, $22.00 in cash for each share subject to such option or SAR.

At the effective time of the merger, each share of restricted stock and each restricted stock unit, or RSU, will become fully vested and be converted into the right to receive $22.00 in cash in exchange for the cancellation of each share of restricted stock or RSU, less any required withholding taxes.

The cash into which the shares of Company common stock, outstanding restricted stock and outstanding RSUs and the shares issuable pursuant to outstanding options and SARs are to be converted is collectively referred to as the merger consideration, less any required withholding taxes.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash by a holder of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of Company common stock converted into cash pursuant to the merger.

If the shares of Company common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Company common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Company common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses.

Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you of the consummation of the merger. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	After the merger is consummated, how will I receive the cash for my shares?

A:	After the merger is consummated, you will receive written instructions from the paying agent to be appointed by Buyer, which is referred to as the paying agent, on how to exchange your Company common stock certificates or book-entry shares for the per share merger consideration of $22.00 in cash. You will receive cash for your shares from the paying agent after you comply with these instructions.

If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or nominee as to how to surrender your “street name” shares and receive cash for those shares.

Q:	Should I send in my Company common stock certificates now?

A:	No. After the merger is consummated, you will receive written instructions from the paying agent on how to exchange your Company common stock certificates for the per share merger consideration of $22.00 in cash. Please do not send in your Company common stock certificates with your proxy card.

Q:	What conditions are required to be fulfilled to consummate the merger?

A:	The Company, Buyer and Acquisition Sub are not required to consummate the merger unless specified conditions are satisfied or waived. These conditions include approval and adoption of the merger agreement by the Company’s stockholders and the expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. On March 28, 2007, Groupe Casino and Apollo were notified that they had received early termination of the waiting period required under the HSR Act. For a more complete summary of the conditions that must be satisfied or waived prior to consummation of the merger, see “The Merger Agreement—Conditions to the Consummation of the Merger.”

Q:	Is the obtaining of financing a condition to consummation of the merger?

A:	Financing is not a condition to the merger. Buyer has obtained equity and debt commitment letters for the full amount of funding required to consummate the merger and is in the process of finalizing its financing agreements. If Buyer does not consummate the merger because it is not able to consummate the financing, under certain circumstances the Company may have the ability to pursue its legal remedies against Buyer or obtain a termination fee from Buyer or Apollo. See “The Merger—Merger Financing; Source of Funds.”

Q:	What vote is required to approve and adopt the merger agreement?

A:	Under the DGCL, in order for the merger agreement to be approved and adopted, a majority of the outstanding shares of the Company’s common stock must be voted in favor of approval and adoption of the merger agreement at a meeting of the Company’s stockholders, provided that a quorum is present. A quorum is necessary to hold the special meeting. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy. As of the close of business on April 19, 2007, the record date for voting shares at the special meeting, there were 31,744,365 shares of Company common stock issued and outstanding.

Q:	How many votes does the Company already know will be voted in favor of the merger proposal?

A:	Pursuant to the stock purchase agreement, Groupe Casino and Casino USA have agreed to vote all shares of Company common stock owned by each of them, respectively, in favor of the merger, unless the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, in which case Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of the proposal. As of April 19, 2007, the record date for stockholders entitled to vote at the special meeting, Groupe Casino’s wholly owned subsidiary, Cuersup S.A., owned 896,200 shares of Company common stock, and Casino USA owned 16,687,860 shares of Company common stock. Collectively, these shares represent approximately 54.9% of the Company’s outstanding common stock.

Q:	When does the Company expect the merger to be consummated?

A:	The Company, Buyer and Acquisition Sub are working to consummate the merger as expeditiously as practicable. They currently expect the merger to be consummated in the second quarter of 2007. However, they cannot predict the exact timing of the consummation of the merger because it is subject to several conditions and the timing of Apollo’s efforts to complete its financing of the merger. Buyer is not obligated to consummate the merger until the expiration of a 20-day “marketing period” (which will begin upon Apollo receiving requisite documents and information for its financing and in no event more than 10 days prior to the special meeting) that it may use to complete its financing for the merger.

Q:	What if I object to the merger?

A:	Under Delaware law, you have the right to seek appraisal of the fair value of your shares of Company common stock as may be determined by the Delaware Court of Chancery if the merger is consummated. However, you must follow the procedures under Delaware law explained in this proxy statement in order to do so. In order to preserve your appraisal rights, Delaware law requires, among other things, that you do not vote in favor of the approval and adoption of the merger agreement at the special meeting.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on May 29, 2007, at 1:00 p.m., local time, at the Company’s corporate headquarters, 600 Citadel Drive, Commerce, California 90040.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be consummated. If you transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share merger consideration of $22.00 in cash to the person to whom you transfer your shares, so long as such person owns the shares of Company common stock when the merger is consummated.

Q:	Who is entitled to vote at the special meeting?

A:	Only record holders of Company common stock as of the close of business on April 19, 2007, are entitled to vote the shares of Company common stock that they held at that time at the special meeting, or at any adjournment or continuation of the special meeting.

On the record date, 31,744,365 shares of Company common stock were issued and outstanding and held by approximately 225 holders of record.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without instructions, your shares will not be voted and will have exactly the same effect as a vote “Against” the approval and adoption of the merger agreement.

Q:	What should the Company’s stockholders do now in order to vote on the proposal being considered at the special meeting?

A:	If you are a record holder of Company common stock, you may submit your vote for or against the merger agreement being considered at the special meeting in person or by proxy. You may submit a proxy in any of the following ways:

•	Internet. You may submit a proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to submit your proxy.

•	Telephone. You may submit a proxy using the toll-free number listed on your proxy card. Voice prompts will help you and confirm that your voting instructions have been followed.

•	Mail. You may submit a proxy by marking, signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

If you hold your shares in “street name,” please refer to your proxy card, voting instruction card, or the information forwarded by your bank, broker or other nominee to see which options are available to you.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock, withheld votes, broker non-votes and abstentions will have exactly the same effect as a vote “Against” the approval and adoption of the merger agreement. Withheld votes, broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q:	May I vote in person?

A:	Yes. If your shares of Company common stock are not held in “street name” by a broker, bank or other nominee, you may attend the special meeting of the Company’s stockholders, and vote your shares in person, rather than by marking, signing, dating and returning your proxy card or submitting your proxy by telephone or the Internet. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to provide a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the special meeting. Simply attending the special meeting without voting will not revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please mark, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, the Company and/or Apollo will promptly make a public announcement of this fact.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, which is referred to as Innisfree, at the telephone number below:

Innisfree M&A Incorporated
Stockholders call toll-free: 888-750-5834
Banks and brokers call collect: 212-750-5833

600 Citadel Drive

Commerce, California 90040

SUMMARY TERM SHEET

This summary term sheet highlights material information contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision. To understand the merger agreement and the stock purchase agreement fully and for a more complete description of the terms of the merger, the stock purchase and related transactions, you should carefully read this entire proxy statement, including the attached annexes. In addition, the Company encourages you to read the information incorporated by reference into this proxy statement, which includes important business and financial information about the Company that has been filed with the Securities and Exchange Commission, which is referred to as the SEC. See “Where You Can Find More Information.”

Page references are included in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. The merger agreement and stock purchase agreement are attached as Annex A and Annex B to this proxy statement, respectively. You are encouraged to read the merger agreement and the stock purchase agreement, because they are the legal documents that contain the terms and conditions of the merger and the sale of the stock of Casino USA, respectively.

The Companies (page 15)

Smart & Final Inc.

600 Citadel Drive

Commerce, California 90040

Tel: 323-869-7500

Founded in 1871 in downtown Los Angeles, Smart & Final Inc., a Delaware corporation, operates non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico.

Apollo Management, L.P.

The MGM Tower

10205 Constellation Boulevard, Suite 2900

Los Angeles, California 90067

Tel: 310-843-1900

Apollo Management, L.P., founded in 1990, is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally.

Sharp Holdings Corp.

c/o Apollo Management, L.P.

The MGM Tower

10205 Constellation Boulevard, Suite 2900

Los Angeles, California 90067

Tel: 310-843-1900

Sharp Holdings Corp., a Delaware corporation, is a subsidiary of an affiliate of Apollo formed for the sole purpose of effecting the merger. Sharp Holdings Corp. has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Sharp Acquisition Corp.

c/o Apollo Management, L.P.

The MGM Tower

10205 Constellation Boulevard, Suite 2900

Los Angeles, California 90067

Tel: 310-843-1900

Sharp Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Sharp Holdings Corp. formed for the sole purpose of effecting the merger. Sharp Acquisition Corp. has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Casino Guichard-Perrachon, S.A.

58-60, avenue Kleber

75116 Paris

France

Tel: +33-1-53-65-64-00

Casino Guichard-Perrachon, S.A., a société anonyme organized under the laws of the French Republic, is one of France’s leading food retailers. Casino Guichard-Perrachon, S.A. is the parent entity of the Company’s majority stockholder, Casino USA.

Casino USA, Inc.

c/o Casino Guichard-Perrachon, S.A.

58-60, avenue Kleber

75116 Paris

France

Tel: +33-1-53-65-64-00

Casino USA, Inc., a California corporation, is a wholly owned subsidiary of Groupe Casino, and is the Company’s majority stockholder.

Special Meeting of the Company’s Stockholders (page 12)

Date, Time and Place. A special meeting of stockholders of the Company will be held on May 29, 2007, at 1:00 p.m., local time, at the Company’s corporate headquarters, 600 Citadel Drive, Commerce, California 90040, for the following purposes:

•	to consider and vote on the proposal to approve and adopt the merger agreement; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

Record Date and Shares Entitled to Vote. Only holders of record of the Company’s common stock at the close of business on April 19, 2007, the record date, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of Company common stock they held as of the close of business on the record date. On the record date, 31,744,365 shares of Company common stock were issued and outstanding and held by approximately 225 holders of record.

Required Vote. Under the DGCL, in order for the merger agreement to be approved and adopted, a majority of the outstanding shares of the Company’s common stock must be voted in favor of approval and adoption of the merger agreement at a meeting of the Company’s stockholders. A quorum is necessary to hold the special meeting. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law approval and adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Company common stock, withheld votes, broker non-votes and abstentions will have exactly the same effect as a vote “Against” the approval and adoption of the merger agreement. Withheld votes, broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Voting Agreement and Voting by the Company’s Directors and Executive Officers. Pursuant to the stock purchase agreement, Groupe Casino and Casino USA have agreed to vote all shares of Company common stock owned by each of them, respectively, in favor of the merger, unless the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, in which case Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of the proposal. As of April 19, 2007, the record date for stockholders entitled to vote at the special meeting, Groupe Casino’s wholly owned subsidiary, Cuersup S.A., owned 896,200 shares of Company common stock, and Casino USA owned 16,687,860 shares of Company common stock. Collectively, these shares represent approximately 54.9% of the Company’s outstanding common stock and would therefore represent, absent a change in the recommendation of the Company’s board of directors, an amount of shares that would ensure approval of the proposal to approve and adopt the merger agreement.

Purposes and Effects of the Merger (page 24)

The principal purposes of the merger are to enable an affiliate of Apollo to acquire all of the outstanding shares of Company common stock and to provide the Company’s stockholders with the opportunity to receive a cash payment for their shares at a significant premium. See “The Merger—Background of the Merger.” The acquisition will be accomplished by a merger of Acquisition Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Buyer. If the merger is consummated, each outstanding share of Company common stock, other than shares of Company common stock held by Casino USA, will be converted into the right to receive $22.00 in cash. Immediately prior to the effective time of the merger, Groupe Casino will sell all of the issued and outstanding common stock of Casino USA to Buyer for an aggregate price based on the number of shares of Company common stock owned by Casino USA at the same $22.00 price per share, subject to certain adjustments, all pursuant to the terms of the stock purchase agreement.

Following consummation of the merger and stock purchase, the surviving corporation will be a wholly owned subsidiary of Buyer. Company common stock will be delisted from the New York Stock Exchange, or NYSE, will no longer be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Effects of the Merger Not Being Consummated (page 25)

If the merger is not consummated for any reason, the Company’s stockholders and holders of stock options, SARs, restricted stock and RSUs will not receive the merger consideration. Instead, the Company will remain a public company and shares of Company common stock will continue to be listed on the NYSE. If the merger is not consummated, the Company expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of shares of Company common stock would continue to be subject to the risks and opportunities described in the Company’s filings with the SEC. If the merger is not consummated, adverse market reaction may cause Company common stock to trade below the levels at which it traded prior to Groupe Casino’s announcement that it would seek to sell its non-strategic assets.

What You Will Receive in the Merger (page 50)

If the merger is consummated, each outstanding share of Company common stock, other than shares of Company common stock held by Casino USA, will be converted into the right to receive $22.00 in cash. You will receive the per share merger consideration of $22.00 in cash in respect of your shares of Company common stock after you remit your stock certificate(s) evidencing your shares of Company common stock or exchange your book-entry shares in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after consummation of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions. If your shares of Company common stock are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or nominee as to how to surrender your “street name” shares and receive cash for those shares.

Company Stock Options, SARs, Restricted Stock and RSUs (page 50)

Each outstanding option and SAR will become fully vested and exercisable prior to the effective time of the merger. Except with respect to options or SARs held by employees who have reached a separate written agreement with Buyer, at the effective time of the merger, each share of Company common stock issuable pursuant to each option or SAR will be converted into the right to receive $22.00 in cash. Subject to receipt of necessary consents, if any, each such option and SAR will be canceled at the effective time of the merger in exchange for the right to receive an amount of cash per share subject to such option or SAR (as applicable) that is equal to the excess, if any, of $22.00 over the exercise price of such option or SAR (as applicable), less any required withholding taxes. Where the necessary consent to cancel an option or SAR at the effective time of the merger is not received, such option or SAR will represent the right to receive, upon exercise on or after the effective time of the merger, $22.00 in cash for each share subject to such option or SAR.

At the effective time of the merger, each share of restricted stock and each RSU will become fully vested and be converted into the right to receive $22.00 in cash in exchange for the cancellation of each share of restricted stock or RSU (as applicable), less any required withholding taxes.

Recommendation of the Company’s Board of Directors (page 22)

The Company’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its stockholders, and has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that the Company’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of Financial Advisor (page 25)

Goldman, Sachs & Co., which is referred to as Goldman Sachs, delivered its written opinion to the Company’s board of directors that, as of February 20, 2007 and based upon and subject to the factors and assumptions set forth in its written opinion, the $22.00 per share in cash to be received by the holders of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 20, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the proposal to approve and adopt the merger agreement.

Appraisal Rights (page 41)

Holders of Company common stock who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is consummated, but only if they submit a written demand for appraisal to the

Company before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of Company common stock intending to exercise his appraisal rights, among other things, must submit a written demand for an appraisal to the Company prior to the vote on the approval and adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of approval and adoption of the merger agreement.

Merger Agreement (page 49)

A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided beginning on page 49 of this proxy statement. You are encouraged to carefully read the merger agreement as it is the legal document that contains the terms and conditions of the merger.

Special Meeting of Stockholders (page 12)

The merger agreement requires the Company, as promptly as reasonably practicable, to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of voting on the approval and adoption of the merger agreement, regardless of whether the Company’s board of directors has determined that the merger is no longer advisable or recommends that the Company’s stockholders reject the merger.

The Company’s board of directors is required to recommend approval and adoption of the merger agreement to the Company’s stockholders, unless the Company’s board of directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that failure to change, qualify, withhold or withdraw its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law. In the event that the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of the proposal.

No-Solicitation (page 56)

The merger agreement contains restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a competing proposal as described in “The Merger Agreement—No Solicitation.” Notwithstanding these restrictions, under certain limited circumstances, the Company may furnish non-public information to a third party making a competing proposal (after entering into a confidentiality agreement with such third party) and engage in discussions or negotiations with a third party with respect to a superior proposal, in each case after furnishing prior written notice of such proposal to Buyer.

Conditions to the Consummation of the Merger (page 58)

The respective obligations of the Company, on the one hand, and Buyer and Acquisition Sub, on the other hand, to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	approval and adoption of the merger agreement by the Company’s stockholders;

•	expiration or termination of the waiting period under the HSR Act (which was terminated on March 28, 2007);

•	the absence of any law or order that enjoins or otherwise prohibits consummation of the merger or the debt financing;

•	each of the other party’s representations and warranties must be true and correct as of February 20, 2007 and as of the effective time of the merger (in most cases, subject to materiality qualifiers);

•	the other party shall have performed or complied in all material respects with all of its agreements and covenants on or prior to the effective time of the merger; and

•	each party shall have delivered a closing certificate to the other party.

The obligations of Buyer and Acquisition Sub to effect the merger are further subject to the satisfaction or waiver of the following additional conditions:

•	there shall not have occurred any event, occurrence or change that has had, individually or in the aggregate, a “Company Material Adverse Effect” as defined in the merger agreement;

•	the holders of no more than 20% of the outstanding shares of the Company’s common stock shall have demanded and not lost or withdrawn appraisal rights;

•

title reports and surveys with respect to the Company’s owned real property shall have been delivered to Buyer, and nothing contained in such reports and surveys shall have resulted in a reduction of the net cash proceeds available pursuant to the real estate loan to be used by Buyer to consummate the merger of more than $20.0 million from the amount committed with respect to such real estate loan; and

•	Buyer shall have purchased all of the issued and outstanding shares of Casino USA prior to or simultaneously with the effective time of the merger.

Termination of the Merger Agreement (page 59)

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of the Company and Buyer.

The merger agreement may be terminated by either the Company or Buyer at any time prior to the effective time of the merger:

•	if the merger is not consummated on or before July 31, 2007 and the party seeking to terminate the merger agreement is not in breach of the merger agreement;

•	if a governmental authority prohibits the merger;

•	if stockholder approval of the merger agreement is not obtained; or

•	if the other party shall have materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

The merger agreement may be terminated by Buyer at any time prior to the effective time of the merger if the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, or a tender offer or other transaction constituting a competing proposal is commenced and the Company does not send to its stockholders within 10 days a statement recommending rejection of such tender offer or competing proposal.

The Company may terminate the merger agreement at any time prior to the effective time of the merger if all of the conditions to Buyer’s obligations to close have been satisfied, a specified marketing period with respect to Buyer’s debt financing has occurred and Buyer fails to deposit with the paying agent for the benefit of the Company’s stockholders, cash in the amount necessary for the payment of the merger consideration.

Termination Fees (page 59)

Termination Fee Payable by the Company. The merger agreement provides that the Company will be obligated to pay Buyer a termination fee of $25.0 million if a competing proposal is proposed or publicly disclosed and not withdrawn prior to the special meeting and (1) the merger agreement is terminated by either party because the merger is not consummated on or before July 31, 2007, the merger agreement is terminated by either party because stockholder approval is not obtained, or Buyer terminates because the Company is in material breach of the merger agreement, and (2) within nine months after such termination a Qualifying

Transaction is entered into or consummated. The merger agreement defines a “Qualifying Transaction” as any (1) acquisition of the Company by merger or business combination transaction; (2) acquisition by any person of 40% or more the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole; or (3) acquisition by any person of 40% or more of the Company’s outstanding common stock. The Company will also be obligated to pay Buyer a termination fee of $25.0 million if the merger agreement is terminated by Buyer because the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, or a tender offer or other transaction constituting a competing proposal is commenced and the Company does not send to its stockholders within 10 days a statement recommending rejection of such tender offer or competing proposal.

Termination Fee Payable by Buyer. The merger agreement also provides that Buyer will pay a reverse termination fee equal to $25.0 million to the Company if the Company terminates the merger agreement because all of the conditions to Buyer’s obligations to close have been satisfied, a specified marketing period with respect to Buyer’s debt financing has occurred and Buyer fails to deposit with the paying agent for the benefit of the Company’s stockholders, cash in the amount necessary for the payment of the merger consideration. In the alternative, the Company may choose to pursue its legal remedies under the terms of the merger agreement and the equity commitment letter provided by Apollo in connection with the execution of the merger agreement, which provides that the Company is a third-party beneficiary subject to a limitation on damages of $97.74 million.

Stock Purchase Agreement (page 61)

A copy of the stock purchase agreement is attached to this proxy statement as Annex B and a summary of the stock purchase agreement is provided on page 61 of this proxy statement. You are encouraged to carefully read the stock purchase agreement, because it is the legal document that provides for the purchase of Casino USA by Buyer. Groupe Casino requested that the acquisition be effected in part through the sale of Casino USA in order to accomplish certain tax planning objectives, and neither Buyer nor the Company had any objections to this structure. Buyer’s obligation to consummate the merger is conditioned upon the consummation of the stock purchase agreement. Buyer, however, may not assert the failure to satisfy this condition if the stock purchase agreement is terminated upon the occurrence of certain events set forth in the stock purchase agreement. In that case, the merger will go forward as planned and the Company common stock held by Casino USA will be treated in the same manner as all other shares in the merger.

Sale and Purchase of Shares. The stock purchase agreement provides that, concurrently with the closing of the transactions provided for in the merger agreement and immediately prior to the effective time of the merger, Groupe Casino will sell to Buyer, and Buyer will purchase from Groupe Casino, all of the issued and outstanding shares of Casino USA. The aggregate consideration to be paid for such shares of Casino USA shall be the sum of (1) the aggregate number of shares of the Company’s common stock held by Casino USA multiplied by the $22.00 per share merger consideration, plus (2) the aggregate amount of Casino USA’s debt and equity investments in a certain real estate lease facility held by the Company at the closing (equal to $20.1 million as of February 20, 2007), plus (3) the aggregate amount of cash held by Casino USA as of the closing. Casino USA invested in the real estate lease facility in 2001, along with other lenders, to facilitate the Company’s debt financing needs.

Agreement to Vote. Pursuant to the stock purchase agreement, Groupe Casino and Casino USA have agreed, among other things, to vote all shares of Company common stock held by either such entity in favor of approval and adoption of the merger agreement and against any competing proposal, unless the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, in which case Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of approval and adoption of the merger agreement and against any competing proposal. Groupe Casino’s and Casino USA’s voting agreement will terminate as a result of any termination of the merger agreement.

Profit Sharing Agreement. In the event that the merger agreement is terminated for any reason in which Buyer is entitled, or could become entitled, to a termination fee, and Groupe Casino or Casino USA transfer any of the shares of Company common stock held by them in connection with, or as a result of, any competing proposal that is in existence on, or that has been otherwise made prior to, the first anniversary of the date of such termination, Buyer will have the right to 50% of the profit above $22.00 per share on any sale of the shares of the Company’s common stock held by Groupe Casino or Casino USA. If Buyer increases the merger consideration, then Groupe Casino and Casino USA shall be required to either (a) waive the right to receive 50% of any profit from such increase or (b) return to Buyer 50% of the profit above $22.00 per share realized by Groupe Casino and Casino USA as a result of such increase.

Audited Financial Statements. No later than the later of 60 days after the date of the stock purchase agreement and ten days prior to the special meeting, Groupe Casino is required to deliver to Buyer either (1) certain audited financial statements of Casino USA or (2) a notice that it will be unable to deliver the audited financial statements by such deadline. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Interests of the Company’s Directors and Executive Officers in the Merger (page 33)

When considering the recommendation by the Company’s board of directors, you should be aware that a number of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company’s other stockholders. The Company’s board of directors was aware of these interests and considered them, among other matters, in unanimously approving the merger agreement and the transactions contemplated by the merger agreement. Each of these additional interests is described in this proxy statement, to the extent material, and, except as described in the proxy statement, such persons have, to the knowledge of the Company, no material interest in the merger apart from those of the Company’s common stockholders generally. See “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Merger Financing (page 43)

Financing of the Merger and Related Transactions. Buyer and Acquisition Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $890.9 million, including fees, expenses and accrued and unpaid interest under the Company’s existing credit facilities, which will be funded by equity financing, a new first lien term loan facility, a new second lien term facility, a new revolving credit facility, and a new real estate term loan facility. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financing will be provided. See “The Merger—Merger Financing; Source of Funds.” The following arrangements are in place to provide the necessary financing for the merger, including the payment of related transaction costs, charges, fees and expenses and the repayment in full of all amounts owing under, and the termination of, all existing credit facilities:

Equity Financing. Buyer and Acquisition Sub have received an equity commitment from Apollo Management VI, L.P., the Apollo affiliate through which the transaction is being conducted, on behalf of affiliated co-investment partnerships, pursuant to which, subject to the conditions contained therein, the Apollo affiliate, on behalf of affiliated co-investment partnerships, has agreed to make aggregate cash capital contributions to Buyer of up to $269.35 million.

Debt Financing. Buyer and Acquisition Sub and their subsidiaries have received debt financing commitments from Bank of America, N.A., Bank of America Bridge LLC, Banc of America Securities LLC, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., Bear Stearns Commercial Mortgage, Inc., Credit Suisse and Credit Suisse Securities (USA) LLC, which are referred to collectively as the debt commitment parties, pursuant to which those debt commitment parties further specified in the commitment letters will provide in the aggregate:

•	up to $150.0 million in a senior secured asset-based revolving credit facility;

•	up to $200.0 million in a senior secured first lien term credit facility (subject to an increase of $10.0 million on the closing date upon the occurrence of certain conditions);

•	up to $175.0 million in a senior secured second lien term credit facility; and

•	up to $240.0 million in a secured real estate credit facility.

The availability of such debt financing is subject to the satisfaction of various conditions, many of which are customary conditions for leveraged acquisition financings. There can be no assurance that all of the conditions to the debt financing will be met. If any of the material conditions to any of the facilities comprising the debt financing are not satisfied, the Company would not expect the debt commitment parties to waive the conditions and provide the debt financing under such facilities. In the event that any portion of the debt financing under the debt financing commitments becomes unavailable, Buyer and Acquisition Sub will be required to use their reasonable best efforts to obtain alternative financing, on terms that are no more adverse to Buyer, as promptly as practicable following the occurrence of such event.

Regulatory Matters (page 47)

The merger is subject to U.S. antitrust laws. Groupe Casino and Apollo have separately filed the required notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, with both the Antitrust Division of the Department of Justice and the Federal Trade Commission, which are referred to as the Antitrust Division and the FTC, respectively. On March 28, 2007, Groupe Casino and Apollo were notified that they had received early termination of the waiting period required under the HSR Act. The Antitrust Division or the FTC, as well as any state attorney general or private person, may challenge the merger at any time before or after its consummation.

Market Price and Dividend Information (page 11)

Shares of Company common stock are listed on the NYSE. The Company does not currently pay dividends on Company common stock. See “Market Price Data and Dividend Information.”

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This proxy statement includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and similar and related expressions. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the stock purchase agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others following announcement of the merger agreement or the stock purchase agreement;

•	the inability to consummate the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the consummation of the merger;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

•	the Company’s ability to effectively manage business growth;

•	changes in legislation and regulations related to the sale and distribution of food products and the sale of alcoholic beverages;

•	increased competition from other foodservice providers;

•	changes in the acceptance of the Company’s services and products by institutional customers and consumers;

•	changes in customer relationships;

•	acceptance of new programs, services, and products by institutional customers and consumers; and

•	global economic conditions, including interest and currency rate fluctuations, and inflation rates.

Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the SEC, available for viewing on the Company’s website at www.smartandfinal.com. All forward-looking statements are based on information available to the Company on the date of this proxy statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Company common stock is listed and traded on the NYSE under the symbol “SMF.” The following table sets forth, for the quarterly periods indicated, the high and low per share closing price of Company common stock as quoted on the NYSE:

	Company Common Stock
	High	Low
2005
First quarter	$15.69	$12.39
Second quarter	12.93	8.87
Third quarter	14.48	11.45
Fourth quarter	13.87	12.16
2006
First quarter	$16.85	$12.62
Second quarter	19.00	16.12
Third quarter	18.24	13.78
Fourth quarter	19.44	17.10
2007
First quarter	$21.78	$17.75
Second quarter (through April 26)	22.09	21.55

The closing sale price per share of Company common stock as quoted on the NYSE was (1) $15.19 on March 15, 2006, the last trading day before Groupe Casino publicly announced that it would seek to sell its non-strategic assets; (2) $16.39 on March 31, 2006, the last trading day before the Company announced it was reviewing its strategic alternatives; (3) $19.06 on February 16, 2007, the last trading day before the Company announced that it had entered into the merger agreement; and (4) $21.73 on April 26, 2007, the latest practicable trading day before the date of this proxy statement. The per share merger consideration of $22.00 is higher than the highest closing price per share for the Company common stock during the five-year period preceding the date of the merger agreement.

If the merger is consummated, Company common stock will be delisted from the NYSE and Company common stock will be deregistered under the Exchange Act.

The declaration and payment of dividends on Company common stock is subject to the discretion of the Company’s board of directors. The Company has not paid dividends since January 1999 as the declaration and payment of dividends were subject to restrictions under the terms of its bank credit facility and lease facility. The restriction under the credit facility was amended effective November 2004 to permit the Company to pay up to $10 million in annual dividends commencing with fiscal year 2005; however, the dividend restrictions under the lease facility remain in place. The Company did not pay dividends during 2005 or 2006. The Company’s board of directors periodically reviews the Company’s dividend policy and there can be no assurance whether or when dividends will be paid in the future. In addition, the merger agreement provides that until the effective time of the merger or the termination of the merger agreement, the Company shall not declare or pay any dividends on any of its capital stock.

THE SPECIAL MEETING OF STOCKHOLDERS

The Company is furnishing this proxy statement to holders of Company common stock as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting of stockholders.

Date, Time and Place

The Company will hold the special meeting on May 29, 2007, at 1:00 p.m., local time, at the Company’s corporate headquarters, 600 Citadel Drive, Commerce, California 90040.

Purpose of Special Meeting

The special meeting will be held for the following purposes:

•	to consider and vote on the proposal to approve and adopt the merger agreement; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

After careful consideration, the Company’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and its stockholders. Accordingly, the Company’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of shares of Company common stock at the close of business on April 19, 2007, the record date for the special meeting, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of Company common stock as of the close of business on the record date. On the record date, 31,744,365 shares of Company common stock were issued and outstanding and held by approximately 225 holders of record. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Pursuant to the stock purchase agreement, Groupe Casino and Casino USA have agreed to cause their respective shares of Company common stock to be present and voted, in person or by proxy, at the special meeting or at any adjournment or postponement thereof.

Required Vote

Under Delaware law, the approval and adoption of the merger agreement requires the affirmative vote of holders representing at least a majority of the outstanding shares of the Company’s common stock as of April 19, 2007, the record date for the special meeting. The holders of a majority of the outstanding shares of the Company’s common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Any shares of the Company’s common stock held in treasury by the Company or held by any of the Company’s subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The approval of any proposal to postpone or adjourn the special meeting if there are not sufficient votes to approve and adopt the merger agreement requires the affirmative vote of a majority of those shares represented in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted against approval and adoption of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting.

Under Delaware law, holders of shares of the Company’s common stock are entitled to appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “The Merger—Appraisal Rights” and Annex D for information on the requirements of Delaware law regarding appraisal rights.

Voting Agreement and Voting by the Company’s Directors and Executive Officers

Pursuant to the stock purchase agreement, Groupe Casino and Casino USA have agreed to vote all shares of Company common stock owned by each of them, respectively, in favor of the merger, unless the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, in which case Groupe Casino and Casino USA will only be required to vote 30% of the outstanding shares of Company common stock in favor of the proposal. As of April 19, 2007, the record date for stockholders entitled to vote at the special meeting, Groupe Casino’s wholly owned subsidiary, Cuersup S.A., owned 896,200 shares of Company common stock, and Casino USA owned 16,687,980 shares of Company common stock. Collectively, these shares represent approximately 54.9% of the Company’s outstanding common stock and would therefore represent, absent a change in the recommendation of the Company’s board of directors, an amount of shares that would ensure approval of the proposal to approve and adopt the merger agreement.

Voting of Proxies

Stockholders of record may vote their shares by attending the special meeting and voting their shares of Company common stock in person, or by marking, signing and dating the enclosed proxy card and mailing it in the enclosed postage-prepaid envelope or by submitting the proxy by telephone or the Internet by following the instructions printed on the proxy card. Stockholders who hold such shares through a broker, bank or other nominee must follow the instructions on the proxy form supplied by their broker, bank or other nominee, which may provide for voting by telephone or via the Internet.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve and adopt the merger agreement.

Shares of Company common stock represented at the special meeting but not voted, including broker non-votes, and shares of Company common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business.

Only shares affirmatively voted “FOR” the approval of the merger agreement and properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposal.

The Company does not expect that any matter other than those described in this proxy statement will come before the special meeting. If any other matters are properly brought before the special meeting for action, however, the Company intends that the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if the Company’s board of directors so determines, except that proxies that are voted against the merger proposal may not be voted by the persons named on the enclosed proxy card for an adjournment or postponement of the special meeting. If any adjournment or postponement is made, the Company may solicit additional proxies during the adjournment or postponement period.

Your vote is important. Please return your signed proxy card or submit your proxy by telephone or Internet so your shares can be represented, even if you plan to attend the special meeting in person.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or by telephone or Internet does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (1) filing a written notice with the Secretary of the Company or the acting Secretary of the special meeting stating that the stockholder would like to revoke his proxy, (2) submitting a duly executed proxy to the Secretary of the Company bearing a later date or (3) voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.

Solicitation of Proxies

The Company and its proxy solicitation firm, Innisfree M&A Incorporated, may solicit proxies in person or by telephone, fax or other means. The Company will pay Innisfree a fee of $10,000, plus reasonable expenses, for its services. The Company will also pay all other reasonable expenses for solicitation. In addition, proxies may be solicited by officers and directors and other employees of the Company, without additional remuneration, in person or by telephone, fax or other means.

Please send in your proxy by mail or submit your proxy by telephone or the Internet without delay. If you hold shares of Company common stock through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. The Company will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Please do not send your stock certificate(s) evidencing your shares of Company common stock with your proxy. As soon as reasonably practicable after the merger is consummated, you will receive written instructions from the paying agent to be appointed by Buyer, which is referred to as the paying agent, on how to exchange your Company common stock certificates or book-entry shares for the per share merger consideration of $22.00 in cash. You will receive cash for your shares from the paying agent after you comply with these instructions. If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

THE COMPANIES

Smart & Final Inc.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc., a Delaware corporation, operates non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. The Company’s principal executive offices are located at 600 Citadel Drive, Commerce, California 90040, and its telephone number is 323-869-7500.

Apollo Management, L.P.

Apollo Management, L.P., founded in 1990, is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo’s principal executive officers are located at The MGM Tower, 10205 Constellation Boulevard, Suite 2900, Los Angeles, California 90067, and its telephone number is 310-843-1900.

Sharp Holdings Corp.

Sharp Holdings Corp., a Delaware corporation, is a subsidiary of an affiliate of Apollo formed for the sole purpose of effecting the merger. Sharp Holdings Corp. has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Sharp Holdings Corp.’s principal executive offices are located at The MGM Tower, 10205 Constellation Boulevard, Suite 2900, Los Angeles, California 90067, and its telephone number is 310-843-1900.

Sharp Acquisition Corp.

Sharp Acquisition Corp., a Delaware corporation, is a wholly owned subsidiary of Sharp Holdings Corp. formed for the sole purpose of effecting the merger. Sharp Acquisition Corp. has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement. Sharp Acquisition Corp.’s principal executive offices are located at The MGM Tower, 10205 Constellation Boulevard, Suite 2900, Los Angeles, California 90067, and its telephone number is 310-843-1900.

Casino Guichard-Perrachon, S.A.

Casino Guichard-Perrachon, S.A., a société anonyme organized under the laws of the French Republic, is one of France’s leading food retailers. Casino Guichard-Perrachon, S.A. is the parent entity of the Company’s majority stockholder, Casino USA. Casino Guichard-Perrachon, S.A.’s principal executive offices are located at 58-60, avenue Kleber, 75116 Paris, France, and its telephone number is +33-1-53-65-64-00.

Casino USA, Inc.

Casino USA, Inc., a California corporation, is a wholly owned subsidiary of Groupe Casino, and is the Company’s majority stockholder. Casino USA, Inc.’s principal executive offices are located at 58-60, avenue Kleber, 75116 Paris, France, and its telephone number is +33-1-53-65-64-00.

THE MERGER

The following is a description of the material aspects of the merger. While the Company believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. The Company encourages you to carefully read this entire proxy statement, including the merger agreement and stock purchase agreement, which are attached to this proxy statement as Annex A and Annex B, respectively, for a more complete understanding of the merger.

Background of the Merger

On March 16, 2006, Groupe Casino announced that it would seek to sell non-strategic assets in an effort to raise approximately €2.0 billion for debt-reduction purposes. Although the Groupe Casino announcement did not indicate whether the Company was considered a “non-strategic” asset, the market price of Company common stock rose in value by $1.47, or approximately 9.7%, over the previous trading day’s closing price on the day of Groupe Casino’s announcement.

At a special meeting of the Company’s board of directors on March 16, 2006, the potential implications to the Company of the Groupe Casino announcement were discussed. The Company’s board of directors determined to evaluate the strategic alternatives for the Company in light of the Groupe Casino announcement, including, but not limited to, a recapitalization, the sale or merger of the Company with another entity, or simply continuing with the Company’s established business plan. As an initial matter, the Company’s board of directors appointed a Selection Committee of four directors for the purpose of interviewing and selecting advisors. The members of the Selection Committee included Etienne Snollaerts, the Company’s president and chief executive officer, Stephen E. Watson, an independent director, Ross E. Roeder, the chairman and former chief executive officer of the Company, and L. Hakim Aouani, a director of the Company who is the senior vice president of corporate development and holdings of Groupe Casino.

In its announcement on April 2, 2006 of its decision to explore strategic alternatives, the Company indicated that it expected to engage legal and financial advisors to assist in its review of strategic alternatives. The Company also indicated that there could be no assurance as to the timing of the Company’s process or that any specific transaction would result from this process. In the two days subsequent to the Company’s April 2, 2006 announcement, the market price of Company common stock rose in value by $1.73, or approximately 10.6%, over the closing price on the trading day prior to the announcement. This represented an increase of $2.93, or approximately 19.3%, over the closing price on March 15, 2006.

Following the Company’s announcement, the Selection Committee held meetings with several investment banking firms, each of which presented preliminary thoughts on various strategic alternatives available to the Company. The Company’s board of directors approved the selection of Goldman Sachs and signed an engagement letter with Goldman Sachs dated April 11, 2006. The Company’s board of directors also determined to establish a Transaction Committee for the purpose of facilitating the exploration of alternatives. The Transaction Committee consisted of Messrs. Roeder and Aouani, together with Mr. Watson and David L. Meyers, both of whom are considered independent directors (Mr. Meyers attended a number of Selection and Transaction Committee meetings as an observer until his election as a director on May 17, 2006). Mr. Watson was designated chairman of the Transaction Committee. Each member of the Transaction Committee was to receive the customary director fee of $1,500 per meeting, plus reasonable expenses. On April 20, 2006, the Company announced that it had engaged Goldman Sachs to work with the Company to review strategic alternatives, including a possible sale of the Company or remaining an independent company. Goldman Sachs is a leading investment banking firm that provides a broad range of services to its clients and was selected, in part, for its expertise in mergers and acquisitions. The Transaction Committee also retained Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden Arps, to represent the Company in connection with its process for exploring strategic alternatives. Skadden Arps had previously provided services to the Company and was selected because of its prior relationship with the Company and its expertise in mergers and acquisitions. Following the Company’s announcement of the engagement of Goldman Sachs as its financial advisor, representatives of Apollo contacted Goldman Sachs and the chairman of the Company to express their interest in the Company.

From May 2006 through September 2006, a confidential information memorandum describing the Company and its operations, financial performance and prospects was prepared for distribution to interested parties. The Transaction Committee directed Goldman Sachs to note unsolicited expressions of interest received during this time from outside parties that had learned of the Company’s exploration of strategic interests through the Company’s public announcements. At the same time, Goldman Sachs was identifying potential acquirors of the Company, including both strategic and financial acquirors, that would be contacted in connection with a suggested auction process. As indicated above, Apollo was one of the financial acquirors that had expressed interest.

During the period of September 21-29, 2006, at the direction of the Company’s board of directors, Goldman Sachs contacted 75 potential acquirors, including Apollo, to ascertain their level of interest in pursuing a transaction with the Company. The group of prospective acquirors included 11 strategic acquirors and 64 financial acquirors. These parties were selected primarily on the basis of their expected financial resources and level of interest in a transaction with the Company, including any previous expressions of interest in the Company. Follow-up phone calls were placed with prospective acquirors by Goldman Sachs to solicit interest in a potential transaction and to answer questions that prospective acquirors might have. After these initial discussions, 51 prospective acquirors expressed an interest in exploring a transaction with the Company. The remaining parties decided not to pursue a transaction for a variety of reasons, including the size of the Company, the pursuit of alternative transactions and a lack of interest in investing in the food-retail industry. The Company entered into confidentiality agreements with parties that had expressed interest in a transaction and provided each of them with a copy of the confidential information memorandum. The confidentiality agreements generally included customary non-solicit and standstill provisions that limited the prospective acquirors’ ability to make acquisition proposals with respect to the Company or to acquire securities of the Company without the prior written consent of the Company, and also prohibited each prospective acquiror from discussing the proposed transaction with any co-investor or equity financing source without the prior consent of the Company. Apollo entered into a confidentiality agreement on September 28, 2006 and was provided with the confidential information memorandum on September 29, 2006.

With a view towards facilitating the auction process, the Transaction Committee and Goldman Sachs subsequently discussed the possibility of offering a financing package whereby prospective acquirors would have the option of using such financing package to fund, in part, the purchase price for the Company. The Transaction Committee discussed the potential benefits of making such financing available to prospective acquirors, including the ways in which such financing could enhance speed and certainty in exploring and consummating a potential transaction. The Company held meetings with two financing sources and ultimately retained affiliates of Deutsche Bank AG to provide such so-called “staple” financing. Goldman Sachs notified the potential bidders of the existence and material terms of the staple financing during the months of October and November 2006.

During early October 2006, Goldman Sachs identified seven potential acquirors to attend initial management presentations in advance of the submission of preliminary indications of interest in the first phase of the auction process. These potential acquirors were selected based on a number of factors, including, in certain cases, the interest such potential acquirors expressed in a transaction through direct contact with the Company, the Board of Directors or Goldman Sachs, the potential acquirors’ expected ability to consummate a transaction and Goldman Sachs’ professional judgment and experience. Such a presentation was made to Apollo on October 17, 2006. On October 19, 2006, Goldman Sachs sent an initial bid process letter to all potential acquirors who had received a confidential information memorandum. The letter set forth a two-phase process involving, first, the submission of written preliminary indications of interest based on the potential acquirors’ review of the confidential information memorandum. It was contemplated that the preliminary indications of interest would then be reviewed by the Transaction Committee and selected potential acquirors would be provided with more extensive due diligence in the second phase of the process, including being provided access to an online data room, more detailed, full-day management presentations and facility tours.

Goldman Sachs requested the submission of written preliminary indications of interest on or about October 31, 2006. In response to Goldman Sachs’ request, 13 parties (including two strategic parties) submitted preliminary indications of interest, each of which included a preliminary per share bid price (or range of per share bid prices) ranging from $16.00 to $22.00. Included in these proposals was a proposal from Apollo to acquire the Company, which included a preliminary per share bid price range of $19.00 to $21.00.

On November 2, 2006, a meeting of the Transaction Committee was held to discuss and evaluate the preliminary indications of interest received. Representatives from Goldman Sachs gave a report on the status of the auction process to date and led a review of the 13 preliminary indications of interest received and of each of the potential bidders. After a review and discussion of the preliminary indications of interest, the perceived level of interest of each potential bidder and the work done to date by the potential bidders, the views of Goldman Sachs and the Transaction Committee, as well as other pertinent factors, the Transaction Committee decided to proceed with six of the 13 potential bidders to the next phase of the auction process, including extending to those parties an invitation to attend more detailed management presentations and to obtain access to the online data room. Based on subsequent discussions with prospective acquirors that were not invited into the second phase of the process, two additional parties were invited to continue with their participation in the process with the approval of the Transaction Committee, after such parties indicated that they would increase their preliminary per share bid prices. Two additional strategic bidders were also later invited to participate in the process, having submitted preliminary indications of interest several weeks after the other participants.

From November 13, 2006 through February 16, 2007, management and Goldman Sachs engaged in numerous discussions with the potential acquirors. Extensive discussions and due diligence materials were provided through the online data room in order to allow each party to perform financial and legal due diligence. In addition, more detailed management presentations were made during November and December 2006 and January 2007 to nine potential acquirors. On several occasions, the Transaction Committee inquired of senior management as to whether any prospective bidder was being favored in the auction process and as to the existence of any discussions with prospective bidders concerning the potential post-transaction role of members of management, and in each case the Transaction Committee received satisfactory assurances with respect to its inquiries.

On November 21, 2006, the Transaction Committee considered the request of Groupe Casino to be permitted to participate in the sale of the Company in part through the sale of its subsidiary Casino USA in order to assist with its own tax planning. Casino USA is an affiliate of Groupe Casino that holds 16,687,860 shares of the Company’s common stock, representing approximately 52.1% of the Company’s outstanding shares. The Transaction Committee discussed the proposal with its financial and legal advisors and determined that there was no objection to the request, although the issue would be revisited following the submission of final proposals. It was noted that Groupe Casino was not seeking to receive a different amount of consideration for its shares of Company common stock than would be received by all other stockholders and that Groupe Casino was offering to indemnify the prospective acquiror for liabilities of Casino USA.

On January 10, 2007, Goldman Sachs submitted to each of the potential acquirors a memorandum outlining the process for submitting written acquisition proposals to the Company, indicating a deadline for such submission of January 31, 2007. Submissions were required to include a mark-up of a merger agreement to be provided by Skadden Arps indicating the form of agreement that each would be prepared to execute and were also required to include detailed information regarding the prospective acquiror’s plan to finance the acquisition. The memorandum also expressed a preference for a structure to permit Groupe Casino to sell to the acquiror, in conjunction with the merger, its holdings in Casino USA. A form of agreement to effect this structure was prepared by counsel to Groupe Casino and was subsequently provided to prospective acquirors.

At a meeting of the Transaction Committee on January 24, 2007, Goldman Sachs informed the Committee that it appeared that two prospective bidders, both financial acquirors, had continuing interest and planned to submit final proposals. Goldman Sachs also indicated that a strategic bidder that had started its diligence several weeks after the other bidders had expressed interest in the Company and was engaged in due diligence. Although this party would not be in a position to submit a final proposal until several days after the bid deadline, the Transaction Committee determined that it would be appropriate to permit the bidder to continue its due diligence, and the Transaction Committee would monitor its level of interest.

On January 27, 2007, Messrs. Roeder, Crull, Meyers and Watson, as members of the Company’s board of directors who were unaffiliated with Groupe Casino, held a meeting with representatives from Skadden Arps and Goldman Sachs to discuss situations that might arise and could cause a divergence of the interests of the public stockholders of the Company and the interests of Groupe Casino and Casino USA. At this meeting, representatives of Skadden Arps and Goldman Sachs discussed several scenarios that could occur in the process and representatives of Skadden Arps advised the unaffiliated directors’ as to their fiduciary duties to the stockholders of the Company.

During the week of January 28, 2007, each of the three remaining bidders submitted mark-ups of the merger agreement and, while only two submitted mark-ups of the stock purchase agreement, each of the three bidders indicated a willingness to proceed with the structural preference requested by Groupe Casino. During that same week, in advance of the receipt of the bid proposals, representatives from Skadden Arps contacted counsel to each of the three bidders in order to discuss and negotiate material issues raised by their mark-ups of the transaction documents in an attempt to narrow the legal issues. Similar conversations occurred over the stock purchase agreement involving counsel for Groupe Casino and counsel for each of the prospective acquirors. As there were a number of differences in the bidders’ mark-ups, including with respect to conditions, termination grounds and termination fees, the Transaction Committee instructed Skadden Arps to attempt to limit the material differences so that when prices were submitted by the prospective bidders, the Transaction Committee would be in a better position to compare and evaluate the final proposals.

On January 31, 2007, Apollo and one of the other prospective acquirors, which is referred to as Bidder X, submitted their binding proposals, including certain financing commitments. The proposals received from Apollo and Bidder X also highlighted additional due diligence required before execution of definitive agreements. As previously stated, the third prospective bidder which is referred to as Bidder Y continued to indicate that it would not be in a position to submit a proposal until several days after the bid deadline. Bidder X provided a per share bid price of $18.75 per share to purchase all of the equity interest in the Company and Apollo provided a per share bid price of $20.00 per share. Discussions continued with each of Apollo and Bidder X over the terms of their merger agreement mark-ups and suggested revisions to the mark-ups were provided to counsel for each of Apollo and Bidder X. Each of Bidder X and Apollo orally indicated some flexibility in its price in discussions with Goldman Sachs.

On February 7, 2007, Bidder Y provided a per share bid price of $20.79 per share to purchase all of the equity interest in the Company and also orally indicated some flexibility with respect to its price.

On February 9, 2007, the Transaction Committee met to consider the three proposals. The Transaction Committee reviewed in detail the prices, terms, conditions of and remaining due diligence required with respect to each proposal. The Transaction Committee also evaluated the financing proposals associated with each bid and although none was conditioned on the obtaining of financing, each bid placed limits on their damages in the event financing was not obtained. The members of the Transaction Committee believed that certainty and timing with respect to the transaction were of paramount importance and that these factors would be taken into serious consideration in the evaluation of each bid. Based on discussions with Goldman Sachs, it was determined that each prospective acquiror would be asked to submit a “best and final” bid by the close of business on February 15, 2007. In addition, in light of the fact that Bidder X had suggested to the chairman of the Company that it might be in a position to increase its proposed price in the absence of the structure preferred by Groupe

Casino, the Transaction Committee directed Goldman Sachs to confirm whether each bidder’s proposed price would change if the Groupe Casino structure was not being utilized. After the meeting of the Transaction Committee had concluded, Goldman Sachs and Skadden Arps communicated the Transaction Committee’s concerns with respect to certainty and timing to each of the bidders and their counsel. In particular, Apollo was informed that a number of the conditions in its merger agreement and financing commitments were negatively affecting its proposal and both Bidder X and Bidder Y were informed that certain specified provisions in their respective agreements were similarly affecting their proposals. Goldman Sachs also sought and obtained confirmation from each of Bidder X, Bidder Y and Apollo that its price would not change if the preferred Groupe Casino structure was not being utilized.

Also on February 9, 2007, Bidder X, which had previously not submitted a mark-up of the proposed stock purchase agreement, submitted a summary term sheet of a proposed stock purchase agreement and voting agreement to be entered into with Groupe Casino and Casino USA. Bidder X submitted full mark-ups of these documents on February 12, 2007.

On the afternoon of February 15, 2007, Goldman Sachs received a revised proposal from Bidder Y of $21.18 per share and on the morning of February 16 received a revised proposal from Apollo of $21.75 per share. Bidder X declined to submit a new proposal or increase its $18.75 per share bid but indicated it had some flexibility if the Company chose to proceed with it. Both Bidder Y and Apollo made several changes in an effort to address the Transaction Committee’s concerns with certainty and timing, though the changes in this regard from Apollo were viewed as substantial. Each of Bidder Y and Apollo also demanded exclusivity during the process involving the finalization of the agreements. Additionally, Apollo’s proposal specified that it would expire within several hours and sought a one-week period of exclusivity to negotiate definitive documentation.

On February 16, 2007, the Transaction Committee met to consider the current status of the three bidders. Goldman Sachs advised the Transaction Committee that based on their discussions with Bidder X, although Bidder X did have some flexibility in its $18.75 per share bid, Bidder X did not have sufficient flexibility for its bid to be competitive with Bidder Y’s and Apollo’s bid. While in the process of its meeting, at the Transaction Committee’s instruction, Goldman Sachs called Bidder Y to determine if they would increase their price. Goldman Sachs returned to the meeting and reported that Bidder Y indicated that its last and final price was $21.50 per share. The Transaction Committee continued to weigh the certainty and conditions associated with the bids of each of Bidder Y and Apollo and determined to convey to Apollo that if Apollo increased its bid to $22.25 per share and if its requested exclusivity period ended on the opening of trading on February 20, 2007, the Transaction Committee would be prepared to move forward to a transaction with Apollo. At the Transaction Committee’s instruction, Goldman Sachs contacted Apollo to convey the Transaction Committee’s message. Goldman Sachs returned to the meeting and reported that Apollo indicated that its final price was $22.00 per share and agreed to shorten the exclusivity period to the opening of trading on February 20, 2007. After discussion of Apollo’s proposal, the Transaction Committee determined that it was prepared to recommend moving forward at $22.00 per share (which was the highest price any potential acquiror indicated that it would be prepared to pay at any time during the auction process) and the shortened exclusivity period. The Transaction Committee instructed Goldman Sachs to communicate this message to Apollo, and shortly thereafter, an exclusivity letter was executed by the Company and Apollo.

Throughout the weekend of February 17-18, 2007, the Company, Groupe Casino, Apollo and their respective counsel and financial advisors continued to negotiate and finalize the terms and conditions of mutually acceptable agreements that satisfied the general terms outlined by the Transaction Committee. On February 18, 2007, in advance of the special meeting of the Company’s board of directors, drafts of the merger agreement, stock purchase agreement and certain financing documents, together with a summary prepared by Skadden Arps, were distributed to the members of the Company’s board of directors.

A meeting of the Company’s board of directors was held on February 19, 2007. Representatives of Goldman Sachs and Skadden Arps and certain members of management also participated in the meeting. The Transaction

Committee reported on the proposals submitted by Bidder Y and Apollo, the bidding and negotiation process, and its evaluation of the bids. The Transaction Committee noted and discussed, among other things, that both Bidder Y and Apollo had been asked to submit their best and final proposals, Apollo’s proposal and commitment letters represented reasonable certainty of closing, Apollo had prior experience in consummating both deals of a similar size and deals in the food-retail industry, and there was a risk of withdrawal of the Apollo proposal if the Company further extended the bidding process and delayed proceeding to sign a definitive agreement with Apollo. The Transaction Committee then recommended that the Company’s board of directors accept the Apollo proposal. Next, on behalf of management, Mr. Snollaerts confirmed that there were no agreements or arrangements between management and Apollo but that the Company’s management was comfortable working with Apollo going forward. It was also noted that the Transaction Committee purposefully excluded Company management from all discussions and deliberations concerning prices received from prospective acquirors and the strategy concerning the timing and receipt of bids and revised bids. The Company’s board of directors believed this exclusion to be appropriate and helpful to the process.

Representatives from Goldman Sachs then provided the Company’s board of directors with an overview of the auction process, noting that the auction process had been comprehensive and thorough, and had included several strategic and numerous financial acquirors. Goldman Sachs then presented its financial analysis of the Apollo proposal and delivered to the Company’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 20, 2007 that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the $22.00 per share in cash to be received by the holders of Company common stock was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex C to this proxy statement.

Representatives from Skadden Arps then made a presentation outlining the fiduciary duties owed by the members of the Company’s board of directors to the Company’s stockholders in connection with their consideration of a transaction resulting from the auction process. Representatives from Skadden Arps presented a summary of the legal terms of the proposed merger agreement with Apollo. The Company’s board of directors considered and discussed the transaction and asked questions of Goldman Sachs and Skadden Arps. After a careful review of the terms and conditions of the proposed merger agreement including, among other things, the certainty and timing of closing, Apollo’s prior experience and reputation in consummating deals, the execution risks relating to the Apollo proposal and the other material changes made by Apollo to the draft merger agreement, the Company’s board of directors unanimously determined that the merger was advisable and in the best interests of the Company and its stockholders, authorized and approved the merger agreement and the transactions contemplated thereby, including the merger and the stock purchase agreement, and all agreements and documents related thereto and contemplated thereby, and recommended that the Company’s stockholders approve and adopt the merger agreement.

During the course of this process, the Selection and Transaction Committees held an aggregate of 31 meetings while overseeing the review of strategic alternatives and the auction process. The Company’s full board of directors was invited to attend the last several Transaction Committee meetings. In addition, the Transaction Committee provided status reports to the Company’s full board of directors at its regularly scheduled meetings occurring during the auction process. Following approval of the merger by the Company’s board of directors and based on the time and commitment of the members of the Transaction Committee, the Company’s board of directors authorized additional payments of $25,000 to each of the four Transaction Committee members, such amounts to be paid immediately prior to closing.

Thereafter, the Company and Apollo executed the merger agreement. The Company issued a press release prior to the opening of trading on the NYSE on February 20, 2007, announcing the merger and the Company’s fourth quarter and full year 2006 financial results.

Recommendation of the Company’s Board of Directors and Its Reasons for the Merger

After careful consideration, the Company’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and its stockholders. Accordingly, the Company’s board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. In making this determination, the Company’s board of directors considered a number of factors which supported its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the following:

•

The current and historical prices of the Company’s common stock and the fact that the merger consideration of $22.00 per share in cash represents a premium of approximately 44.8% to the closing sale price of the Company’s common stock on the NYSE on March 15, 2006, the last trading day before Groupe Casino publicly announced its intention to sell non-strategic assets, a premium of approximately 35.1% over the closing price of $16.39 per share on March 31, 2006, the last trading day prior to the Company’s announcement that it would review its strategic alternatives, and a premium of approximately 15.4% over the closing price of $19.06 per share on February 16, 2007, the last trading day prior to the announcement of the merger and is higher than the highest closing price per share for the Company’s common stock during the 5-year period preceding the date of the merger agreement.

•

The Company’s board of directors’ familiarity with the business, financial condition, results of operations, prospects and competitive position of the Company, including the challenges faced by the Company in the industry and in its future direction.

•

The possible alternatives to the merger, including continuing to operate the Company as an independent publicly traded company, and the risks and uncertainties associated with such alternatives, including the risks associated with the Company’s ability to meet its projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to its stockholders by the merger.

•

Three separate public announcements had been made that communicated the possibility of a sale of the Company (including the March 16, 2006 announcement of Groupe Casino that it would sell its non-strategic assets, the April 2, 2006 announcement of the Company that it would explore strategic alternatives, and the Company’s April 20, 2006 announcement that it had engaged Goldman Sachs as its financial advisor), which the Company’s board of directors believed would alert interested parties as to the possibility of engaging in a transaction with the Company.

•

The comprehensive and thorough auction process conducted by the Company, with the assistance of the Company’s financial and legal advisors, which involved contact with 75 parties to determine their interest in acquiring the Company, entering into confidentiality agreements with 51 parties and the receipt of three definitive proposals to acquire the Company.

•

The judgment of the Company’s board of directors that continuing the process by entering into negotiations with any other parties would subject the Company to significant additional negotiation and risk, and would endanger the offer received from the Buyer.

•

The price proposed by Apollo reflected extensive negotiations between the parties and represented the highest price that the Company had been offered for the acquisition of the Company and a fair payment for all stockholders for their investment.

•

The presentation of Goldman Sachs, including their opinion, dated February 20, 2007, to the Company’s board of directors as to the fairness, from a financial point of view, based upon and subject to the factors and assumptions set forth in the written opinion and as of the date of the opinion, of the merger consideration to be received by holders of the Company’s common stock. See “—Opinion of Financial Advisor.”

•	The terms and conditions of the debt and equity commitment letters obtained by Apollo with few conditions that would permit the lenders to terminate their commitment.

The Company’s board of directors considered, among other things, the following potentially favorable terms of the merger agreement and stock purchase agreement, including that:

•

The merger agreement permits the Company, under certain circumstances, to provide non-public information to, and engage in discussions with, a third-party that proposes an alternative transaction involving the Company and, although the Company is not permitted to terminate the merger agreement in such circumstances, the Company’s board of directors is permitted to change its recommendation that stockholders vote in favor of approval and adoption of the merger agreement and communicate such change to stockholders in advance of the special meeting.

•

In the event the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, Groupe Casino is committed to vote only approximately one-half of its holdings (30% of the Company’s outstanding shares) in favor of the Apollo transaction, thus enabling Groupe Casino, together with the remainder of the Company’s stockholders, to determine if Apollo can achieve the requisite vote to approve the merger.

•

The limited nature of the closing conditions included in the merger agreement and the likelihood of satisfaction of all conditions to consummation of the merger, including (1) the absence of any financing condition, and (2) the fact that if the stock purchase agreement is terminated because Casino USA fails to deliver the audited financial statements required pursuant the stock purchase agreement, the merger will go forward as planned and Casino USA will simply receive the per share merger consideration of $22.00 in cash for each share of Company common stock it holds.

•

The obligation of Buyer to use its reasonable best efforts to obtain the debt financing, subject to the terms and conditions of the financing commitments obtained by Buyer, and the fact that, if all conditions to Buyer’s obligation to consummate the merger have been satisfied or waived (other than those that cannot be satisfied until the closing) and Buyer fails to fund the exchange fund, at the Company’s election Buyer must pay the Company a termination fee of $25.0 million or the Company may pursue a legal action where up to $97.74 million of damages is available under Buyer’s equity commitment letter and the Company is a third-party beneficiary therein.

•

The understanding of the directors, after consulting with their financial and legal advisors, that the termination fee of $25.0 million to be paid by the Company if the merger agreement is terminated under certain circumstances, was reasonable, customary and not preclusive.

•	The availability of appraisal rights to the Company’s stockholders.

•	The experience of Apollo in completing acquisitions.

The Company’s board of directors also considered and balanced against the potential benefits of the merger, the following potentially adverse factors concerning the merger:

•	The risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time.

•	That stockholders will lose the opportunity to participate in any future earnings growth of the Company and will not benefit from any future appreciation in the value of the Company.

•	That the merger consideration consists of cash and will therefore be taxable to the Company’s stockholders for U.S. federal income tax purposes.

•	The Company’s board of directors also considered, among other things, the following potentially adverse terms of the merger agreement:

•	The restrictions on solicitation of alternative proposals.

•	The right of Buyer to obtain information from the Company with respect to any alternative proposals.

•

In the event of a change in the recommendation of the Company’s board of directors, Apollo required that Groupe Casino be committed to vote approximately one-half of its holdings in favor of the merger (30% of the outstanding shares of the Company), providing Apollo with a significant portion of the required vote to approve the merger, though less than the majority of the outstanding shares of the Company required to approve and adopt the merger agreement.

•

In the event of a competing proposal and Apollo determines to increase the merger consideration or Groupe Casino sells its shares to the competing party, Groupe Casino has agreed to forego 50% of such increase, which could provide Apollo with an advantage over a competing proposal.

•	If the merger agreement is terminated under certain circumstances, the Company is obligated to pay Buyer a $25.0 million termination fee.

•	Buyer has a specified period to market its debt financing prior to and during which it is not obligated to close the merger, which is likely to extend beyond the stockholders’ meeting.

•

The restrictions on the conduct of the Company’s business prior to the consummation of the merger, which requires the Company to conduct its business only in the ordinary course and subject to specific limitations.

•

The fact that the Company is entering into the merger agreement with a newly-formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the merger agreement by Buyer, even a breach that is deliberate or willful, would be limited to a maximum of $97.74 million under the terms of the Buyer’s equity commitment letter.

•	The risk that the financing contemplated by Buyer’s debt commitment letters for the consummation of the merger might not be obtained.

•

The risk that, while the merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if approved by the Company’s stockholders.

During its consideration of the transaction with Apollo, the Company’s board of directors was also aware that the Company’s directors and officers have interests that are, or may be, different from, or in addition to, those of the Company’s stockholders generally, as described under “—Interests of the Company’s Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, among others, the Company’s board of directors determined that the potentially favorable factors outweighed the potentially adverse factors. Furthermore, the Company’s board of directors determined that the merger is advisable and in the best interests of the Company and its stockholders.

The foregoing discussion of the information and factors considered by the Company’s board of directors is not exhaustive. Moreover, the Company’s board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Company’s board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Company’s board of directors may have considered different factors.

Purposes and Effects of the Merger; Consideration

The principal purposes of the merger are to enable an affiliate of Apollo to acquire all of the outstanding shares of Company common stock and to provide the Company’s stockholders with the opportunity to receive a cash payment for their shares at a premium. The acquisition will be accomplished by a merger of Acquisition Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Buyer.

If the merger is consummated, each outstanding share of Company common stock, other than shares of Company common stock held by Casino USA, will be converted into the right to receive $22.00 in cash. Immediately prior to the effective time of the merger, Groupe Casino will sell all of the issued and outstanding common stock of Casino USA to Buyer for an aggregate price based on the number of shares of Company common stock owned by Casino USA at the same $22.00 price per share, subject to certain adjustments, all pursuant to the terms of the stock purchase agreement. See “The Stock Purchase Agreement.” You will receive the per share merger consideration of $22.00 in cash after you remit your certificate(s) evidencing your shares of Company common stock or exchange your book-entry shares in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after consummation of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions. If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

Each outstanding option and SAR will become fully vested and exercisable prior to the effective time of the merger. Except with respect to options or SARs held by employees who have reached a separate written agreement with Buyer, at the effective time of the merger, each share of Company common stock issuable pursuant to each option or SAR will be converted into the right to receive $22.00 in cash. Subject to receipt of necessary consents, if any, each such option and SAR will be canceled at the effective time of the merger in exchange for the right to receive an amount of cash per share subject to such option or SAR (as applicable) that is equal to the excess, if any, of $22.00 over the exercise price of such option or SAR (as applicable), less any required withholding taxes. Where the necessary consent to cancel an option or SAR at the effective time of the merger is not received, such option or SAR will represent the right to receive, upon exercise on or after the effective time of the merger, $22.00 in cash for each share subject to such option or SAR.

At the effective time of the merger, each share of restricted stock and each RSU will become fully vested and be converted into the right to receive $22.00 in cash in exchange for the cancellation of each share of restricted stock or RSU (as applicable), less any required withholding taxes.

Upon consummation of the merger, Company common stock will be delisted from the NYSE, will no longer be publicly traded and will be deregistered under the Exchange Act.

Effects of the Merger Not Being Consummated

If the merger is not consummated for any reason, the Company’s stockholders and holders of stock options, SARs, restricted stock and RSUs will not receive the merger consideration. Instead, the Company will remain a public company and shares of Company common stock will continue to be listed on the NYSE. If the merger is not consummated, the Company expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of shares of Company common stock would continue to be subject to risks and opportunities described in the Company’s past filings with the SEC and prevailing economic and market conditions. If the merger is not consummated, adverse market reaction may cause Company common stock to trade below the levels at which it traded prior to Groupe Casino’s announcement that it would seek to sell its non-strategic assets. If the merger is not consummated, there can be no assurance that any other transaction similar to the merger would be available to the Company. Even if such a transaction were available, there can be no assurance that such transaction would be acceptable to the Company’s board of directors and would offer the Company’s stockholders the opportunity to receive at least the same price as is payable pursuant to the merger.

Opinion of Financial Advisor

Goldman Sachs delivered its written opinion to the Company’s board of directors that, as of February 20, 2007 and based upon and subject to the factors and assumptions set forth in the written opinion, the $22.00 per share in cash to be received by the holders of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 20, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the Company’s common stock should vote with respect to the proposal to approve and adopt the merger agreement.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and the annual reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and the quarterly reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain internal financial analyses and forecasts for the Company prepared by its management; and

•	certain appraisals by Cushman & Wakefield, Inc. of certain real property of the Company.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition, and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for Company common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food retail, discount retail and foodservice industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the Company’s board of directors, that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and except for the appraisals by Cushman & Wakefield, Inc. of certain real property of the Company (which appraisals were not material to Goldman Sachs’ analysis), Goldman Sachs has not been furnished with any such evaluation or appraisal.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction contemplated by the merger agreement. The Goldman Sachs opinion also does not address the stock purchase agreement to which Groupe Casino is a party, and for purposes of the opinion, Goldman Sachs assumed that Groupe Casino would receive, indirectly, in respect of the shares of common stock that are owned by its subsidiary Casino USA, the same $22.00 per share as the other stockholders of the Company. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 16, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading. Goldman Sachs reviewed the historical trading prices and volumes for Company common stock for the five-year period ended February 16, 2007. In addition, Goldman Sachs compared the consideration to be received by holders of Company common stock pursuant to the merger agreement in relation to the closing prices of Company common stock for the two-year period ended February 16, 2007.

This analysis indicated that the $22.00 per share in cash to be received by holders of shares of Company common stock pursuant to the merger agreement represented:

•	a premium of 15.4% based on the closing price on February 16, 2007 of $19.06 per share;

•	a premium of 21.1% based on the closing price one month prior to February 16, 2007 of $18.16 per share;

•	a premium of 44.8% based on the closing price on March 15, 2006, one day prior to Groupe Casino’s announcement that it would seek to sell non-strategic assets, of $15.19 per share;

•	a premium of 48.9% based on the average closing price for the one month prior to March 15, 2006 of $14.77 per share;

•	a premium of 57.8% based on the closing price one month prior to March 15, 2006 of $13.94 per share; and

•	a premium of 58.9% based on the average closing price for the three months prior to March 15, 2006 of $13.84 per share.

In addition, Goldman Sachs reviewed the consideration paid in selected public, all cash transactions in the last five years involving aggregate consideration between $500.0 million and $1.5 billion and calculated the premium that the consideration in each such transaction represented over the closing price one month prior to the announcement of each such transaction. Goldman Sachs calculated an average premium of 27.7% for such transactions, as compared to, with respect to the transaction contemplated by the merger agreement, a premium of 21.1% based on the closing price of the Company’s common stock one month prior to February 16, 2007 of $18.16 per share and a premium of 57.8% based on the closing price of the Company’s common stock one month prior to March 15, 2006 of $13.94 per share.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the discount retail, food distributor and food retail industries:

In the discount retail industry:

•	Costco Wholesale Corporation;

•	Target Corporation;

•	Wal-Mart Stores, Inc.; and

•	BJ’s Wholesale Club, Inc.

In the food distributor industry:

•	Performance Food Group Company; and

•	Sysco Corporation.

In the food retail industry:

•	The Kroger Co.;

•	Safeway Inc.; and

•	SUPERVALU INC.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded retailers or food distributors that offer a somewhat comparable selection of products to household and, in some cases, business customers. Based on Goldman Sachs’ professional judgment and experience, the companies selected for this analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios based on recent financial data it obtained from SEC filings and IBES estimates. Institutional Brokers’ Estimate System, or IBES, compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies. The multiples and ratios of the Company were calculated using the $22.00 per share in cash to be received by the holders of Company common stock pursuant to the merger agreement and information provided by the Company’s management (both adjusted and unadjusted for certain non-recurring expenses and one-time items and including joint venture income) and IBES estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information, including IBES estimates. With respect to the selected companies, Goldman Sachs calculated the following and compared them to the results for the Company:

•

enterprise value, which is the market value of common equity on a diluted basis (including outstanding RSUs and outstanding stock options computed using the treasury method) plus the amount of debt less cash and cash equivalents, as a multiple of latest twelve months (LTM) net sales;

•	enterprise value as a multiple of LTM earnings before interest, taxes and depreciation and amortization, or EBITDA;

•	enterprise value as a multiple of projected EBITDA for calendar year 2007; and

•	enterprise value as a multiple of projected EBITDA for calendar year 2008.

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:
	LTM Sales	LTM EBITDA	2007E EBITDA	2008E EBITDA
Company

Smart & Final based on:
Management (unadjusted)	0.4x	9.7x	8.2x	7.0x
Management (adjusted)	0.4x	10.0x	7.9x	7.0x
IBES Estimates	—	—	9.3x	8.9x

Discount Retailers:
High	1.2x	11.3x	10.3x	9.3x
Mean	0.6x	9.8x	8.8x	8.0x
Median	0.6x	10.1x	8.8x	8.0x
Low	0.3x	7.6x	7.4x	6.7x

Food Distributors:
High	0.7x	10.9x	10.7x	10.1x
Mean	0.4x	10.4x	9.6x	8.7x
Median	0.4x	10.4x	9.6x	8.7x
Low	0.2x	9.9x	8.6x	7.3x

Food Retailers:
High	0.6x	8.7x	8.0x	7.4x
Mean	0.5x	7.7x	7.3x	7.1x
Median	0.4x	7.8x	7.2x	6.9x
Low	0.4x	6.5x	6.6x	6.9x

Goldman Sachs also calculated the selected companies’ estimated calendar year 2007 and 2008 price to earnings ratios and compared them to the results for the Company. The following table presents the results of this analysis:

Price/Earnings
	2007	2008
Company

Smart & Final based on:
Management projections (unadjusted)	22.6x	17.7x
Management projections (adjusted)	21.6x	17.7x
IBES Estimates	22.2x	24.2x

Discount Retailers:
High	21.5x	18.9x
Mean	18.8x	16.5x
Median	18.6x	16.5x
Low	16.4x	14.1x

Food Distributors:
High	21.9x	18.5x
Mean	21.2x	18.3x
Median	21.2x	18.3x
Low	20.5x	18.1x

Food Retailers:
High	18.8x	16.8x
Mean	16.6x	14.7x
Median	16.9x	15.5x
Low	13.9x	11.8x

Present Value of Future Stock Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of the Company, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings per share and its assumed price to future earnings multiple. For this analysis, Goldman Sachs used the financial forecasts for the Company prepared by its management for each of the years in fiscal 2007 to 2010. Goldman Sachs first calculated implied per share values for the Company common stock for each of the fiscal years 2007 to 2010 by applying price to forward earnings multiples of 14.0x to 18.0x to estimates prepared by the Company’s management of fiscal years 2007 to 2010 earnings per share. Goldman Sachs then discounted those values using an equity discount rate of 10.5%. The equity discount rate was derived by Goldman Sachs utilizing its professional judgment and experience and considering a range of factors, including (i) the historical and predicted betas for the Company and its peers, (ii) the approximate risk free rate and (iii) an estimate of the market risk premium. This analysis resulted in a range of implied present values per share of Company common stock of $14.26 to $23.98.

The projections referred to in the immediately preceding paragraph included projected sales growth from existing stores and new store developments and related operating and administrative expenses. The projected growth rates for sales in existing stores averaged between 5.3% and 7.7% annually between 2007 and 2010 and the projected number of new stores to be developed ranged from 13 to 16 per year from 2007 to 2010. Operating and administrative expenses in 2007 to 2010 varied in relation to projected sales and new store developments. Projected EBITDA margins in 2007 to 2010 ranged from 4.4% to 5.1%. In February 2007, Goldman Sachs requested that the Company update its projections to incorporate more recent information. Goldman Sachs used the updated projections, which had not materially changed from the prior version, in its analysis.

Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of Company common stock. All cash flows were discounted to December 31, 2006, and terminal values were based upon EBITDA multiples of 2010 estimated EBITDA. Forecasted financial information used in this analysis was based on the Company’s projections provided by management. In performing this analysis, Goldman Sachs applied discount rates ranging from 8.5% to 10.5%, reflecting estimates of the weighted average cost of capital of the Company and terminal EBITDA multiples ranging from 6.0x to 8.0x. In the case of the weighted average cost of capital, Goldman Sachs utilized its professional judgment and experience and considered a range of factors, including (i) the historical and predicted betas for the Company and its peers, (ii) the approximate risk free rate, (iii) an estimate of the market risk premium, and (iv) Smart & Final’s capitalization. In the case of the terminal EBITDA multiples, Goldman Sachs utilized its professional judgment and experience and considered a range of factors, including the current and historical trading multiples of the Company and its peers as well as the multiples observed in selected comparable transactions. This analysis resulted in a range of implied present values per share of Company common stock of $19.83 to $27.67.

Using the same projections provided by the Company’s management, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in annual sales growth and EBITDA margins from 2006 to 2010. The analysis utilized (1) a range of EBITDA margin compounded annual growth rates of 0.0% to 7.2% from 2006 to 2010, (2) a range of compounded annual sales growth rates of 6.1% to 10.6% from 2006 to 2010 and (3) a terminal EBITDA multiple of 7.0x and a discount rate of 9.5% discounted to December 31, 2006. The EBITDA margin compounded annual growth rates of 0.0% to 7.2% from 2006 to 2010 imply a range of estimated EBITDA margin in 2010 of 4.1%, which is equal to the EBITDA margin in 2006 assumed to remain constant in the projection period provided by the Company management, up to 5.5% through the projection period provided by the Company management, which is 0.4% higher than the estimated EBITDA margin in 2010 assumed in the projections provided by the Company’s management. The sales growth rates of 6.1% to 10.6% from 2006 to 2010 represent a range of -3.0% to 1.5% change in the annual sales growth assumption reflected in the projections provided by the Company’s management. This analysis resulted in a range of implied present values per share of Company common stock of $16.29 to $26.86.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the food retail industry:

Target	Acquiror	Announcement Date
Albertson’s, Inc.	Supervalu Inc., CVS Corporation and Cerberus Capital Management, L.P.	January 2006

JS USA Holdings Inc. (Shaw’s Supermarkets)	Albertson’s, Inc.	April 2004

Roundy’s, Inc.	Willis Stein & Partners III, L.P.	June 2002

Although none of the selected transactions are directly comparable to the Smart & Final transaction, such transactions were deemed relevant based on Goldman Sachs’ professional judgment and experience and considering the Company’s growth, industry and competitive dynamics relative to the dynamics facing the targets in recent retail transactions.

For each of the selected transactions, Goldman Sachs calculated the implied enterprise value as a multiple of latest twelve months, or LTM, EBITDA prior to the announcement of the applicable transaction and compared these multiples to the enterprise value implied in the contemplated merger as a multiple of the Company’s (1) adjusted EBITDA for the twelve months ended September 30, 2006 (adjusted for certain non-recurring expenses and one-time items and including joint venture income), (2) unadjusted and adjusted EBITDA for fiscal 2006 (unadjusted and adjusted for certain non-recurring expenses and one-time items and joint venture income), and (3) IBES estimates of 2006 EBITDA.

The following table presents the results of this analysis:

Enterprise Value as a Multiple of:
Smart & Final					Selected Transactions (Acquiror/Target)— LTM EBITDA
LTM Through September 30, 2006 Unadjusted EBITDA	LTM Through September 30, 2006 Adjusted EBITDA	FY 2006 Unadjusted EBITDA (Management)	FY 2006 Adjusted EBITDA (Management)	FY 2006 EBITDA (IBES)	SUPERVALU INC., CVS Corporation, Cerberus Capital Management, L.P./ Albertson’s, Inc.	Albertson’s, Inc./JS USA Holdings Inc. (Shaw’s Supermarkets)	Willis Stein & Partners III, L.P./ Roundy’s, Inc.
9.7x	10.0x	10.0x	9.2x	10.1x	7.0x	6.8x	6.1x

Recapitalization Analysis. Goldman Sachs analyzed certain illustrative recapitalization transactions involving the Company and the theoretical value the Company’s stockholders could receive in such transactions. In the illustrative recapitalization analysis, Goldman Sachs assumed that the Company used net proceeds from new debt financings of $100 million, $200 million and $300 million, to fund a cash tender for shares at a price of $22.00 per share of Company common stock. The theoretical post-recapitalization trading value of shares of Company common stock not purchased in a tender offer was based upon price to 2007 estimated earnings multiples of 14.0x to 18.0x and projected earnings per share for the Company as provided by management after giving effect to the incremental interest expense and fully diluted share count in each scenario. This analysis resulted in a range of implied per share values, inclusive of the cash tender amount paid to stockholders, of $15.40 to $19.90 per share of Company common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $22.00 per share in cash to be received by the holders of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Buyer, Acquisition Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between the Company and Buyer and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction contemplated by the merger agreement.

As described above Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by

Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached to this proxy statement as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain investment banking services to Groupe Casino from time to time, including having acted as financial advisor to Groupe Casino in connection with its pending acquisition of Almacenes SA, an owner and operator of grocery stores in Columbia, announced in January 2007. In addition, Goldman Sachs has provided and is currently providing certain investment banking services to Apollo and its affiliates and portfolio companies, including having acted as a co-manager in connection with the issuance of preferred shares of Hexion Specialty Chemicals, Inc., a portfolio company of Apollo (aggregate principal amount $346,500,000) in May 2005; as joint book runner with respect to the public offering of 23,529,411 shares of common stock of Goodman Global, Inc., a portfolio company of Apollo, in February 2006; as joint global coordinator and joint book runner for the initial public offering of AP Alternative Assets L.P., an affiliate of Apollo (aggregate principal amount $1,500,000,000) in June 2006; as lead arranger on a senior and senior subordinated notes offering (aggregate principal amount €530,000,000) in connection with Apollo’s acquisition of the logistics division of TNT NV, an Amsterdam-based provider of postal and logistics services in August 2006; as joint book runner with respect to the holding company senior unsecured note offering by General Nutrition Centers, Inc., or GNC, a portfolio company of Apollo (aggregate principal amount $425,000,000) in November 2006; and as financial advisor to GNC in connection with its sale in February 2007. Goldman Sachs also may provide investment banking services to the Company, Groupe Casino, Apollo and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company, Groupe Casino, Apollo and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Groupe Casino, Apollo and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have also co-invested with Apollo and its affiliates from time to time and may do so in the future. Affiliates of Goldman Sachs have invested in limited partnership units of Apollo and its affiliates and may do so in the future.

The Company’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement dated April 11, 2006, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee equal to a percentage of the “aggregate consideration” to be paid in a transaction; such percentage may increase based on the per share consideration to be paid. The Company has previously paid $450,000 to Goldman Sachs under the terms of the engagement letter, which will be credited against the transaction fee payable upon the consummation of a transaction. Based on the per share cash consideration of $22.00 in the merger agreement, the transaction fee equals 0.85% of the “aggregate consideration” to be paid in the transaction contemplated by the merger agreement. The “aggregate consideration” for purposes of determining the fee will be the total consideration paid for the Company’s equity securities (including amounts paid to holders of Company stock options, SARs, restricted stock and RSUs), and will be increased by the principal amount of all indebtedness for borrowed money and decreased by the amount of cash and cash equivalents, in each case as set forth on the

Company’s most recent consolidated balance sheet prior to the consummation of the transaction contemplated by the merger agreement. While the exact amount of “aggregate consideration” cannot be determined prior to the consummation of the transaction contemplated by the merger agreement, it can be estimated to equal approximately $812.9 million using, as provided by the Company, the number of outstanding shares of Company common stock, stock options, SARs, restricted stock and RSUs and balances of indebtedness and cash and cash equivalents as of a recent date, resulting in an estimated transaction fee of approximately $6.9 million. The transaction fee is subject to change depending on the actual number of outstanding shares of Company common stock, stock options, SARs, restricted stock and RSUs as of the consummation of a transaction and balances of indebtedness and cash and cash equivalents set forth on the Company’s most recent consolidated balance sheet prior to the consummation of a transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation by the Company’s board of directors, you should be aware that a number of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company’s other stockholders. The Company’s board of directors was aware of these interests and considered them, among other matters, in unanimously approving and adopting the merger agreement and the transactions contemplated by the merger agreement. Such interests relate to, or arise from, among other things, the following:

•

certain executive officers are participants in an executive severance plan providing for cash payments, the continuation of welfare benefits and other benefits, including a tax gross-up payment, upon a termination of employment by either the Company or the executive officer under certain circumstances prior to or following stockholder approval of the merger;

•

one of the Company’s executive officers has an employment agreement with the Company providing for immediate vesting of equity awards upon stockholder approval of the merger and relocation reimbursement benefits under certain circumstances following such stockholder approval, as well as cash severance payments, the continuation of welfare benefits and other benefits, including a gross-up payment, in the event of a termination of employment by either the Company or the executive officer under certain circumstances prior to or following such stockholder approval;

•

although no agreements have been entered into as of the date of this proxy statement, Apollo has informed the Company that it is its intention to retain certain members of the Company’s existing management team with the surviving corporation or its affiliates after the merger is completed, and in that connection, members of management may in the future engage in discussions with representatives of Apollo or its affiliates, and enter agreements, regarding employment with, and equity participation in, the surviving corporation or its affiliates;

•

upon stockholder approval of the merger, benefits under the supplemental executive retirement plan will become fully vested and the Company will be required to fully fund the trusts for the Company’s supplemental executive retirement plan and the deferred compensation plans;

•

unvested stock options, SARs and restricted stock, including those held by the Company’s directors and executive officers, will vest and, except as agreed by the holder and Buyer, will be converted into the right to receive an amount in cash pursuant to the terms of the merger agreement;

•

the Company and Buyer intend to cooperate in developing a 2007 executive incentive compensation program, including financial targets and an associated payout threshold schedule, within 30 days after entry into the merger agreement;

•

the Company’s board of directors has adopted a plan to award transaction success bonus payments aggregating $1.0 million to certain executive officers immediately prior to the consummation of the merger;

•

the Company’s board of directors has authorized payments of $25,000 to each of the members of the Transaction Committee, payable upon the consummation of the merger, in addition to the reimbursement of expenses and payment of all other fees as members of the Company’s board of directors;

•

Buyer has agreed in the merger agreement that the surviving corporation will continue to (1) provide indemnification against and advancement of expenses for claims against former or present directors and officers of the Company for acts or omissions occurring at or prior to the effective time of the merger, and (2) for a period of not less than six years after the effective time of the merger, maintain directors’ and officers’ liability insurance policies on terms no less favorable in both amount and terms than the Company’s existing policy with respect to claims arising from facts or events occurring at or prior to the effective time of the merger (see “The Merger Agreement—Indemnification of Directors and Officers; Insurance”);

•

the fact that, during the one-year period following the effective time of the merger, Buyer has agreed to or to cause surviving corporation to provide employees of the Company and its subsidiaries, excluding employees covered by a collective bargaining agreement, who continue employment with the surviving corporation after the merger with compensation and benefits that are, in the aggregate, substantially comparable to those provided to the such employees under the Company’s benefit plans immediately prior to the effective time of the merger (excluding equity compensation); and

•	the fact that the Buyer has agreed to cause the surviving corporation to assume and honor the obligations under the Company’s executive severance plan.

All these additional interests are described below, to the extent material, and, except as described below, such persons have, to the knowledge of the Company, no material interest in the merger apart from those of the Company’s common stockholders generally.

Executive Severance Plan

The Company’s executive officers participate in the Company’s 2004 Amended and Restated Executive Severance Plan, which is referred to as the Executive Severance Plan, as either Tier I or Tier II participants. As of the date of this proxy statement, Etienne Snollaerts and Norah Morley are Tier I participants, and Donald G. Alvarado, Anthony V. Bernardini, Jan P. Berger, James J. Burge, Zeke Duge, John J. Kosinski, Richard A. Link, Suzanne Mullins, Richard N. Phegley, C. Marie Robinson, Timothy M. Snee, Martin J. Trtek, Jeff D. Whynot and John M. Willis are Tier II participants.

Stockholder approval of the merger would generally constitute a “change in control” under the Executive Severance Plan. However, under the terms of the Executive Severance Plan, a “change in control” will not be deemed to occur with respect to any participant who is “part of a purchasing group” (as defined in the Executive Severance Plan, and which excludes passive ownership of less than 3% of the voting equity securities of such purchasing group or any insignificant ownership of equity in such group as determined by a majority of continuing non-employee directors prior to the change in control) that consummates the change in control transaction.

The plan provides that if within six months prior to or 24 months following the effective date of a “change in control” (as defined in the Executive Severance Plan), a participant’s employment is terminated by the Company for other than “cause,” death, “disability” or “retirement” or by the participant for “good reason” (each as defined in the Executive Severance Plan), such participant will be entitled to: (1) a cash payment equal to two times the annual base salary (for Tier I) or one month of annual base salary for each year of service subject to a 12 month minimum and a 18 month maximum (24 months for Mr. Bernardini) (for Tier II), (2) a cash payment equal to two times the participant’s average annual bonus earned in the prior three fiscal years (for Tier I) or one times such average annual bonus (Tier II), (3) a cash payment equal to unpaid base salary and accrued vacation pay through the date of termination, (4) a cash payment equal to the prorated target annual bonus for the plan year in which the termination occurs as adjusted for performance, (5) continued medical, dental and life insurance through the earlier of the end of the “general severance period” (i.e., the period equal to one month for each year of service, subject to a 24 month maximum for Tier I participants and 18 month maximum (24 months for Mr. Bernardini) for Tier II participants) or until the participant becomes eligible for welfare benefits from a subsequent employer, (6) continued financial planning and tax services provided by the Company through the end of the year in which the termination occurs and (7) a lump-sum cash payment of the entire balance of the participant’s compensation deferred under the Company’s nonqualified deferred compensation plan(s) together with all interest that has been credited with respect to such deferred compensation balance. A participant is not entitled to receive the payments and benefits described above if his or her employment is terminated by the Company for “cause” or by such participant without “good reason” (each as defined in the Executive Severance Plan). Moreover, a participant waives his or her right to benefits under that plan if such participant actively works on behalf of the Buyer to effect a “change in control,” or if such participant voluntarily leaves the employ of the Company prior to the time the Buyer has abandoned or consummated its efforts to effect a “change in control.”

In addition to the above, if any payments or benefits under that Executive Severance Plan or otherwise subject a participant to a parachute excise tax, such participant will also be entitled to receive a gross-up payment intended to make him or her whole with respect to the imposition of any such tax.

Assuming that executives were to be terminated by the Company for other than “cause,” death, “disability” or “retirement” or by executives for “good reason” (each as defined in the Executive Severance Plan) in connection with the merger and within the applicable time frames discussed above, the approximate amount which would be payable to each executive under the Executive Severance Plan is as follows: Donald G. Alvarado $576,903, Jan P. Berger $257,272, Anthony V. Bernardini $562,495, James J. Burge $263,568, Zeke Duge $383,165, John J. Kosinski $322,130, Richard A. Link $296,309, Norah Morley $870,500, Suzanne Mullins $452,367, Richard N. Phegley $446,420, C. Marie Robinson $273,594, Timothy M. Snee $394,707, Martin J. Trtek $283,095, Jeff D. Whynot $378,244, and John M. Willis $403,029. For a discussion of the approximate amount payable to Etienne Snollaerts, see “—Snollaerts Employment Agreement” immediately below.

Pre-existing Employment Agreements and Other Arrangements

Snollaerts Employment Agreement. The Company entered into an employment agreement with Etienne Snollaerts effective as of May 17, 2006. Mr. Snollaerts’ employment agreement provides that all of his equity awards shall immediately vest and all restrictions shall immediately lapse to the fullest extent possible upon a “change in control” (as defined in the Executive Severance Plan) and that the Company will reimburse him for reasonable relocation expenses (including an additional gross-up payment to make him whole with respect to any taxes on such reimbursement) if he agrees to relocate following a “change in control” or if he is terminated without “cause” or resigns for “good reason” (each as defined in the agreement). Stockholder approval of the merger would constitute a “change in control” under this agreement.

Moreover, the agreement provides that if within six months prior to or 24 months following the effective date of a “change in control” (as defined in the Executive Severance Plan) Mr. Snollaerts’ employment is terminated by the Company without “cause” or by Mr. Snollaerts for “good reason” (each as defined in the agreement), in lieu of all other benefits provided under the agreement, he will be entitled to receive severance benefits payable to a Tier I participant pursuant to the Executive Severance Plan, subject to the following additions and modifications: Mr. Snollaerts will also be entitled to (1) any accrued but unpaid bonus for the year preceding the year of termination, (2) additional service and compensation credit under the Company’s supplemental executive retirement plan, which is referred to as the SERP, for 24 months following such termination, (3) continued participation in all Company fringe and other benefit plans on the same after-tax basis as during his active employment, except certain benefits, including life and accidental insurance, employee assistance, long-term disability, paid time off, equity award, 401(k) and pension, may be excluded to the extent not permitted by applicable law or the plan terms and (4) continued medical, dental and life insurance through the earlier of the end of the 24-month period following his termination or until he becomes eligible for welfare benefits from a subsequent employer. The agreement provides that if any payments or benefits under the agreement or otherwise subject Mr. Snollaerts to a parachute excise tax, he will also be entitled to receive a gross-up payment intended to make him whole with respect to the imposition of any such tax.

However, the agreement provides that Mr. Snollaerts will not be eligible to receive any of the severance benefits under the agreement if he accepts a position with Groupe Casino within six months following any change in control event.

The approximate value of the payments and benefits that would be payable to Mr. Snollaerts under this agreement if his employment were to be terminated by the Company without “cause” or by him for “good reason” (each as defined in the agreement) in connection with the merger would be $2,546,059, excluding any tax gross-up payment.

Snollaerts Expatriate Compensation Agreement. The Company and Casino USA entered into an expatriate compensation agreement with Etienne Snollaerts effective as of August 4, 2003. Under this agreement, the Company pays Mr. Snollaerts up to $10,000 per month for housing expenses, $15,000 per year per child for school expenses and up to $40,000 per year for personal travel to and from France. The Company also pays Mr. Snollaerts a tax “gross up” on all the payments he receives under this agreement. Under the terms of such agreement, Casino USA reimburses the Company on a monthly basis for such payments to Mr. Snollaerts. In 2006, the Company paid Mr. Snollaerts a total of $546,553 under this agreement and Casino USA reimbursed the Company for a total of $546,553.

Roeder Consulting Agreement. Mr. Ross E. Roeder was chairman and chief executive officer of the Company from 1999 to May 2004 and from May 2004 through May 2005 was the Company’s non-executive chairman and senior advisor. Mr. Roeder currently serves as a non-executive chairman of the Company’s board of directors, chairman of the Corporate Governance Committee, member of the Compensation Committee and consultant to the Company and Mr. Snollaerts, the current chief executive officer of the Company. The Company entered into a consulting agreement with Mr. Roeder dated May 19, 2005 and subsequently amended January 30, 2007, which provides for up to 50 days of consulting services during the term of the agreement (June 1, 2006 to the later of the conclusion of the merger or June 1, 2007) for a per diem of $2,500 per day, reimbursement of reasonable expenses on a per diem basis upon approval, including “extended stay lodging” at the California Club but excluding the monthly dues, and a $700 per month auto stipend.

New Employment Arrangements

Apollo has informed the Company that it is its intention to retain certain members of the Company’s existing management team with the surviving corporation or its affiliates after the merger is completed. As of the date of this proxy statement no agreements have been entered into in connection with such employment, however, members of management may in the future engage in discussions with representatives of Apollo or its affiliates, and enter into agreements, regarding employment with, and equity participation in, the surviving corporation or its affiliates. In addition, Apollo has informed the Company that following the merger, Etienne Snollaerts will cease to be the Company’s President and Chief Executive Officer and will not remain with the surviving corporation.

SERP and Trust

The Company maintains the SERP for a select group of current and former executive officers, which provides retirement benefits in excess of the compensation limit and maximum benefit accrual imposed on tax-qualified plans. Benefits under this plan are provided by the Company on a non-contributory basis.

Upon a “change in control” (as defined in the SERP), participants will be entitled to the maximum benefit under the SERP and will become 100% vested in such fully accrued SERP benefits which, subject to the provisions of the next sentence, would be payable in accordance with the normal payment provisions of the SERP. Upon a termination of employment (other than due to retirement, death or disability) following a “change in control” (as defined in the SERP), a participant will be entitled to receive benefits under the SERP as soon as administratively practicable after the later of the termination of employment or the date such participant reaches age 55, subject to a reduction if such benefits are payable prior to normal retirement (generally age 65). Stockholder approval of the merger would constitute a “change in control” under the SERP.

Under the SERP Master Trust Agreement, upon a “potential change in control” (as defined in the trust agreement) of the Company, the Company must within thirty (30) days fully fund the trust as necessary (1) to pay reasonable expenses of the trust and (2) to pay each participant or beneficiary the benefits to which he or she would be entitled pursuant to the terms of SERP as of such “potential change in control.” Moreover, upon a “change in control” (as defined in the trust agreement), the Company must fully fund the SERP trust within 30 days as necessary (1) to pay reasonable expenses of the trust and (2) to pay each participant or beneficiary the benefits to which he or she would be entitled pursuant to the terms of the SERP as of such “change in control,” and the Company must also fund a $100,000 expense reserve for the trustee. Thus, in connection with the merger, it will be necessary to make the funding described above.

Deferred Compensation Plans and Trust

The Company maintains a Supplemental Deferred Compensation Plan and a Directors Deferred Compensation Plan, which are collectively referred to as the Deferred Compensation Plans, in which the Company’s current and certain former executive officers, highly compensated employees, and directors are eligible to participate. Eligible participants may defer certain covered compensation under the Deferred Compensation Plans, which are credited to a special bookkeeping account. In the event of a termination of employment or status as a director for any reason prior to “retirement” (as defined in the Deferred Compensation Plans), the participant is eligible to receive the value of his account generally in one lump-sum payment.

Moreover, under the Deferred Compensation Plans Master Trust Agreement, upon a “potential change in control” (as defined in the trust agreement) of the Company, the Company must within thirty (30) days fully fund the trust as necessary (1) to pay the reasonable expenses of the trust and (2) to pay each participant or beneficiary the benefits to which he or she would be entitled pursuant to the terms of Deferred Compensation Plans as of such “potential change in control.” Upon a “change in control” (as defined in the trust agreement), the Company must fully fund the deferred compensation trust within 30 days as necessary (1) to pay reasonable expenses of the trust and (2) to pay each participant or beneficiary the benefits to which he or she would be entitled pursuant to the terms of the Deferred Compensation Plans as of such “change in control,” and the Company must also fund a $50,000 expense reserve for the trustee. Thus, in connection with the merger, it will be necessary to make the funding described above.

Stock Options and SARs

The Company’s directors and executive officers hold options and SARs granted under the Company’s equity compensation plans. Each outstanding option and SAR will become fully vested and exercisable prior to the effective time of the merger. Except as agreed by a holder and the Buyer, at the effective time of the merger, each share of Company common stock issuable pursuant to each such option or SAR will be converted into the right to receive $22.00 in cash, and, subject to receipt of necessary consents, if any, each such option and SAR will be canceled in exchange for the right to receive an amount of cash per share subject to such option or SAR (as applicable) that is equal to the excess, if any, of $22.00 over the exercise price of such option or SAR (as applicable), less any required withholding taxes. The following table sets forth the number of shares subject to options and SARs held by the Company’s directors and executive officers as of the date of this proxy statement and an estimate of the total cash amount to be paid with respect to such options and SARs in the merger.

Name	Options Exercisable for Company Common Stock (No. of Shares)	Weighted Average Exercise Price	Total Cash Value of Options	SARs Exercisable for Company Common Stock (No. of Shares)	Weighted Average Exercise Price	Total Cash Value of SARs
Donald G. Alvarado	152,100	$9.0185	$1,974,486	8,500	$14.3900	$64,685
L. Hakim Aouani	—	—	—	—	—	—
Thierry Bourgeron	—	—	—	—	—	—
Timm F. Crull	20,000	7.3200	293,600	—	—	—
André Delolmo	—	—	—	—	—	—
Zeke Duge	147,000	8.9377	1,920,158	8,500	14.3900	64,685
Richard A. Link	87,500	8.8091	1,154,204	3,250	14.3900	24,733
David L. Meyers	—	—	—	—	—	—
Norah Morley	181,000	9.1270	2,330,013	10,000	14.3900	76,100
Suzanne Mullins	124,966	9.6179	1,547,342	3,250	14.3900	24,733
Joël-André Ornstein	38,500	9.2299	491,649	—	—	—
Richard N. Phegley	199,000	8.7322	2,640,292	12,000	14.3900	91,320
C. Marie Robinson	15,000	10.8500	167,250	19,000	14.7137	138,440
Ross E. Roeder	104,000	12.8123	955,521	—	—	—
Timothy M. Snee	162,000	9.2127	2,071,543	8,500	14.3900	64,685
Etienne Snollaerts	373,500	11.2595	4,011,577	100,000	14.3900	761,000
Stephen E. Watson	26,500	13.0775	236,446	—	—	—
Jeff D. Whynot	149,500	8.9755	1,947,163	8,500	14.3900	64,685
John M. Willis	65,500	8.9611	854,048	8,500	14.3900	64,685

Totals	1,846,066	$9.7603	$22,595,292	190,000	$14.4224	$1,439,751

Restricted Stock

The Company’s directors and executive officers hold restricted stock granted under the Company’s equity compensation plans. At the effective time of the merger, each share of restricted stock will become fully vested and be converted into the right to receive $22.00 in cash in exchange for the cancellation of each share of restricted stock, less any required withholding taxes. The following table sets forth the number of shares of restricted stock held by the Company’s directors and executive officers as of the date of this proxy statement and an estimate of the total cash amount to be paid with respect to such restricted stock pursuant to the merger.

Name	Restricted Stock (No. of Shares)	Total Value of Restricted Stock
Donald G. Alvarado	10,333	$227,326
L. Hakim Aouani	—	—
Thierry Bourgeron	—	—
Timm F. Crull	1,866	41,052
André Delolmo	—	—
Zeke Duge	10,833	238,326
Richard A. Link	5,500	121,000
David L. Meyers	5,249	115,478
Norah Morley	13,167	289,674
Suzanne Mullins	6,133	134,926
Joël-André Ornstein	—	—
Richard N. Phegley	17,000	374,000
C. Marie Robinson	3,400	74,800
Ross E. Roeder	1,866	41,052
Timothy M. Snee	11,667	256,674
Etienne Snollaerts	123,333	2,713,326
Stephen E. Watson	1,866	41,052
Jeff D. Whynot	11,667	256,674
John M. Willis	9,000	198,000

Totals	232,880	$5,123,360

Executive Incentive Compensation Program

The Company and Buyer intend to cooperate in developing a 2007 executive incentive compensation program, including financial targets and an associated payout threshold schedule, within 30 days after entry into the merger agreement. As of the date of this proxy statement, details of this program have not been determined.

Transaction Success Bonuses

The Company’s board of directors has adopted a plan to award certain incentive payments to certain executive officers and employees, which would be made prior to the consummation of the merger. This involves payment of an aggregate maximum of $1.0 million (plus associated employer payroll taxes) in the form of transaction success bonuses to an estimated 17 individuals, immediately prior to consummation of the merger. As of the date of this proxy statement, details regarding who will receive these transaction success bonuses and in what amounts have not been determined.

Transaction Committee Compensation

The Transaction Committee consists of four directors, Stephen E. Watson (chair), L. Hakim Aouani, Ross E. Roeder, and David L. Meyers. On February 19, 2007, the Company’s board of directors authorized payments of $25,000 to each of the members of the Transaction Committee in addition to the reimbursement of expenses and payment of all other customary meeting fees as members of the Company’s board of directors and Transaction Committee. The approved compensation for the Transaction Committee members is payable upon the consummation or approval of any transaction involving the Company.

Continuation of Employee Benefits

Following the consummation of the merger:

•

during the one-year period following the effective time of the merger, Buyer has agreed to provide or to cause surviving corporation to provide current employees of the Company and its subsidiaries, excluding employees covered by a collective bargaining agreement, who continue employment with the surviving corporation after the merger (who are referred to as the affected employees) with compensation and benefits that are, in the aggregate, substantially comparable to those provided to the affected employees under the Company’s benefit plans immediately prior to the effective time of the merger (excluding equity compensation);

•

during the one-year period following the effective time of the merger, Buyer has agreed to provide or to cause surviving corporation to provide affected employees who experience a termination of employment with severance benefits that are no less than those severance benefits that would have been provided to such employees (1) in accordance with the Company’s severance pay policy upon a termination of employment immediately prior to the effective time of the merger, or (2) if applicable, in accordance with certain change in control severance protection memoranda upon a termination of employment on or after the effective time of the merger;

•	Buyer has agreed to cause the surviving corporation to assume and honor the obligations under the Company’s Executive Severance Plan and certain specified collective bargaining agreements; and

•

Buyer has agreed to cause the surviving corporation to (1) recognize, for certain purposes, employees’ prior service with the Company under any new plans they participate in after the merger, (2) waive all limitations as to preexisting conditions, exclusions and waiting periods under any such plans and (3) give credit for amounts already paid during the plan year in which new plan participation begins for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements.

Delisting and Deregistration of Company Common Stock

If the merger is consummated, Company common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Certain Relationships Between the Company and Apollo

On September 27, 2006, Apollo Management VI, L.P., the Apollo affiliate through which the transaction is being conducted, and the Company entered into a confidentiality agreement with respect to the Company’s confidential information given to Apollo for Apollo’s due diligence in connection with Apollo’s consideration of a possible transaction with the Company. Under the terms of the confidentiality agreement, Apollo is required to keep confidential all of the evaluation material it has received from the Company (whether prepared by the Company, its advisors or otherwise), and is generally restricted from using such confidential information for any purposes other than in connection with the merger. Pursuant to the confidentiality agreement, Apollo has agreed not to propose to the Company or any other person any transaction between Apollo and the Company and/or its security holders or involving more than 5% of any class of the Company’s voting securities or security holders unless the Company shall have requested in writing that Apollo make such a proposal. Apollo further agreed that it will not acquire, directly or indirectly, control of the Company or more than 5% of any class of the Company’s voting securities, business or assets for a period of one year from the date of the confidentiality agreement unless the Company shall have consented in advance in writing to such acquisition. Apollo has also agreed that it will not enter into any agreement, arrangement or any other understanding with any potential financing source or sources which may reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide financing or other assistance to any other party in any other transaction involving the Company. Apollo has further agreed that for a period of one year from the date of the confidentiality agreement, it will not solicit to employ any of the officers or director-level employees or above of the Company, so long as they remain actively employed by the Company, without obtaining the prior written consent of the Company.

Other than the confidentiality agreement discussed above, there are no present or proposed material agreements, arrangements, understandings or relationships between the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the one hand, and Apollo, Buyer, Acquisition Sub or any of their respective executive officers, directors, controlling persons or subsidiaries, on the other hand, other than the merger agreement and the stock purchase agreement or with respect to the merger agreement and the stock purchase agreement or the transactions contemplated by each such agreement. Apollo and its affiliates do not own any shares of Company common stock.

Appraisal Rights

Under Section 262 of the DGCL, any holder of the Company’s common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights. Even if the merger is approved and adopted by the holders of the requisite number of shares of the Company’s common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the expectation or accomplishment of the merger. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and the applicable statutory provisions are attached to this proxy statement as Annex D.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in the Company as of the date you make your demand for appraisal rights and continue to hold shares in the Company through the effective time of the merger;

•	you must deliver to the Company a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting;

•

you must not have voted in favor of approval and adoption of the merger agreement as a vote in favor of the approval and adoption of the merger agreement, whether by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal; and

•	you must file a petition in the Delaware Court of Chancery or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail strictly to comply with any of the above conditions or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from the Company regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary

Smart & Final Inc.

600 Citadel Drive

Commerce, California 90040

Only a holder of record of shares of the Company’s common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of the Company’s common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of the Company’s common stock as a nominee for others, may exercise appraisal rights with respect to the shares of the Company’s common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of the Company’s common stock are expressly mentioned, the demand will be presumed to cover all shares of the Company’s common stock held in the name of such record holder.

A demand for the appraisal of shares of the Company’s common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the Company’s approval. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the merger consideration referred to above, without interest.

If the Company consummates the merger, it will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of the Company’s former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of the Company’s common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $22.00 per share merger consideration.

The Delaware courts may also, on application, (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of the Company’s common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex D to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

Merger Financing; Source of Funds

Financing of the Merger and Related Transactions. The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $890.9 million, consisting of (1) approximately $738.4 million to pay the Company stockholders, option holders and holders of SARs, restricted stock and RSUs the amounts due to them under the merger agreement, assuming that no Company stockholder exercises and perfects its appraisal rights, and to purchase the 100% of the equity of Casino USA, the majority owner of the Company, (2) approximately $112.0 million to repay all amounts owing under, and to terminate, the Company’s existing credit facilities, and (3) approximately $40.5 million to pay related transaction fees and expenses incurred by Buyer, Acquisition Sub and their subsidiaries in connection with the merger, the financing arrangements and the other related transactions.

The following arrangements are intended to provide the necessary financing for the merger:

Equity Financing. Pursuant to an equity commitment from an affiliate of Apollo on behalf of affiliated co-investment partnerships, the proceeds of which will constitute the equity portion of the merger financing, the Apollo affiliate, on behalf of affiliated co-investment partnerships, has agreed to contribute to Buyer up to $269.35 million in cash. The source of such funds will come from equity contributions from investors in the Apollo affiliate in the ordinary course of business.

Except as described below, the equity commitment is subject to the prior or simultaneous closing of the merger in accordance with the terms of the merger agreement without waiver, modification or amendment of any provision thereof (other than waivers, modifications or amendments consented to by the Apollo affiliate in the Apollo affiliate’s sole discretion).

The equity commitment will terminate upon the earlier of (1) the effective time of the merger, or (2) termination of the merger agreement in accordance with its terms, provided that in certain circumstances the equity commitment would instead terminate 90 days following termination of the merger agreement or on the date that is 60 days after any lawsuit filed by the Company in connection with the termination of the merger agreement is finally adjudicated.

The Apollo affiliate has agreed that if the Company (1) commences a lawsuit within that 90-day period, (2) establishes, in a final, non-appealable judgment, that any loss, liability, claim or damage incurred by the Company and resulting from Buyer’s or Acquisition Sub’s breach of any representation, warranty, covenant or obligation contained in the merger agreement, and (3) is awarded damages in respect of that judgment, then the Apollo affiliate will be liable to satisfy that judgment, which will be limited under the equity commitment letter to $97.74 million. This liability constitutes the Company’s sole and exclusive remedy against the Apollo affiliate for any matter in any way relating to or arising in connection with the merger or the merger agreement. The merger agreement provides that the Company shall not be entitled to enforce its rights under the equity commitment letter if it elects to receive and does receive the $25.0 million reverse termination fee to which the Company is entitled if the Company terminates the merger agreement because all of the conditions to Buyer’s obligations to close have been satisfied, the specified marketing period with respect to Buyer’s debt financing has occurred and Buyer fails to deposit with the paying agent for the benefit of the Company’s stockholders, cash in the amount necessary for the payment of the merger consideration.

Debt Financing. Buyer and Acquisition Sub received debt financing commitments on February 20, 2007 from Bank of America, N.A., Bank of America Bridge LLC, Banc of America Securities LLC, Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., Bear Stearns Commercial Mortgage, Inc., Credit Suisse and Credit Suisse Securities (USA) LLC, which are referred to as the debt commitment parties, pursuant to which those debt commitment parties further specified in the commitment letters will provide in the aggregate:

•

up to $150.0 million in a senior secured asset-based revolving credit facility, of which only $20.0 million will be available on the closing date (plus an additional $10.0 million of availability on the closing date, subject to certain conditions) for the purpose of financing the merger, and thereafter for the purpose of ongoing working capital and for other general corporate purposes;

•

up to $200.0 million in a senior secured first lien term credit facility (subject to an increase of $10.0 million on the closing date upon the occurrence of certain conditions) for the purpose of financing the merger, repaying all amounts owed under, and terminating, all existing credit facilities and paying the transaction costs associated with the foregoing;

•

up to $175.0 million in a senior secured second lien term credit facility for the purpose of financing the merger, repaying all amounts owed under, and terminating, all existing credit facilities and paying the transaction costs associated with the foregoing; and

•	up to $240.0 million in a secured real estate credit facility for the purpose of purchasing certain properties and leasehold interests and paying transaction costs associated with the foregoing.

The debt financing commitments expire on July 31, 2007.

Conditions Precedent to the Debt Financing Commitments. The availability of such debt financing is subject to, among other things, satisfaction of the following conditions:

•

there not having occurred any material adverse change, effect or circumstance that is, or may reasonably be expected to be, materially adverse to the business, conditions (financial or otherwise), assets, properties, operations, results of operations of the Company and its Subsidiaries taken as a whole, subject to certain exceptions;

•

all amounts outstanding under existing credit have been (or simultaneously with closing will be) paid in full and all commitments in respect thereof terminated, and Buyer and its subsidiaries shall have no outstanding indebtedness or preferred stock except for the debt financing described in the commitment letters, approximately $1.6 million in capitalized lease obligations and other exceptions to be agreed upon;

•

delivery of a pro forma consolidated balance sheet and related pro forma consolidated statements of income of Buyer as of and for the 12-month period ending in the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the closing date, and prepared after giving effect to the merger and related transactions as if such transactions had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of such other statements of income);

•

the accuracy in all material respects of certain representations and warranties of the Company contained in the merger agreement and certain representations and warranties of Buyer and its affiliates contained in the definitive documentation for the debt facilities;

•	the negotiation, execution and delivery of definitive documentation; and

•	other customary conditions for leveraged acquisition financings.

If any of the material conditions to any of the facilities comprising the debt financing are not satisfied, the Company would not expect the debt commitment parties to waive the conditions and provide the debt financing under such facilities. In the event that any portion of the debt financing under the debt financing commitments becomes unavailable, Buyer and Acquisition Sub will be required to use their reasonable best efforts to obtain alternative financing, on terms that are no more adverse to Buyer, as promptly as practicable following the occurrence of such event.

The Company cannot assure you that the Company will meet all of the conditions to the debt financing.

Revolving Credit Facility. The borrower under the revolving credit facility will be the surviving corporation upon consummation of the merger. Bank of America, N.A. has been appointed administrative agent and collateral agent, Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Credit Suisse Securities (USA) LLC have been appointed as joint bookrunners and joint lead arrangers, Credit Suisse Securities (USA) LLC has been appointed as syndication agent and Bear, Stearns & Co. Inc. has been appointed as documentation agent for the revolving credit facility.

First Lien Term Credit Facility. The borrower under the first lien term credit facility will be the surviving corporation upon consummation of the merger. Credit Suisse has been appointed administrative agent and collateral agent and Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Credit Suisse Securities (USA) LLC have been appointed as joint bookrunners and joint lead arrangers for the first lien term credit facility.

Second Lien Term Credit Facility. The co-borrowers under the second lien term credit facility will be the surviving corporation upon consummation of the merger and Buyer. Credit Suisse has been appointed administrative agent and collateral agent and Banc of America Securities LLC, Bear, Stearns & Co. Inc. and Credit Suisse Securities (USA) LLC have been appointed as joint bookrunners and joint lead arrangers for the second lien term credit facility.

Real Estate Credit Facility. The borrower under the real estate credit facility will be a newly formed, wholly owned subsidiary of Buyer upon consummation of the merger. The properties and leasehold interests purchased with the proceeds of the real estate credit facility will be leased to surviving corporation on the closing date.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of the Company whose shares of Company common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, cooperatives, pass-through entities and investors in such entities, stockholders who have a functional currency other than the U.S. Dollar, stockholders who hold their shares of Company common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of Company common stock upon the exercise of employee stock options or otherwise as compensation. Further, this summary does not discuss the U.S. federal income tax consequences of the merger to a stockholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of Company common stock converted into cash in the merger. If shares of Company common stock are held by a stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of Company common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Company common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Company common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash pursuant to the merger.

Backup Withholding

A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of Company common stock are converted into the per share amount of $22.00 in cash may be subject to backup withholding at the then-applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

Under the HSR Act and the rules promulgated under that act by the FTC, the merger may not be consummated until notifications have been given and information furnished to the Antitrust Division and the FTC, and until the specified waiting period has expired or been terminated. Groupe Casino and Apollo each filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on March 7, 2007. On March 28, 2007, Groupe Casino and Apollo were notified that they had received early termination of the waiting period required under the HSR Act.

At any time before or after consummation of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin consummation of the merger or seeking divestiture of substantial assets of the Company or Buyer. Private parties could also take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the consummation of the merger, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest.

In addition to the foregoing, applications or notifications may also be filed with certain domestic and foreign regulatory authorities in connection with the merger. Although none of the Company, Groupe Casino or Apollo expect that any regulatory authorities will raise any significant concerns in connection with their review of the merger, there can be no assurance that the Company, Groupe Casino and Apollo will obtain all required regulatory approvals.

Other than the filings described above, none of the Company, Groupe Casino or Apollo is aware of any regulatory approvals required to be obtained, or waiting periods that must expire, to consummate the merger. If they discover that other approvals or waiting periods are necessary, they will seek to comply with them. If any additional approval or action is needed, however, the Company, Groupe Casino and Apollo may be unable to obtain it, as is the case with respect to other necessary approvals.

Stockholder Litigation

On February 21, 2007, a putative class action entitled City of Ann Arbor Employees’ Retirement System vs. Smart & Final Inc., et al. was filed against the Company and members of the Company’s board of directors in the Superior Court of the State of California, County of Los Angeles. On February 26, 2007, a second putative class action entitled Call 4U, Ltd., et al. vs. Smart & Final Inc., et al. was filed against the Company and members of the Company’s board of directors in the Superior Court of the State of California, County of Los Angeles. In each complaint, the named plaintiff proposes to represent a class of the Company’s stockholders and claims that, among other things, the merger is the product of alleged breaches of duty and self-dealing by the Company’s board of directors. Along with other relief, each complaint seeks an injunction against the closing of the merger.

On April 27, 2007, the Company and the members of its board of directors entered into a memorandum of understanding with counsel for the plaintiffs in the City of Ann Arbor and Call 4U Ltd. actions described above. Pursuant to the terms of the memorandum, the Company, its board of directors and the plaintiffs have agreed in principle that, subject to court approval, the City of Ann Arbor and Call 4U Ltd. actions would be dismissed with prejudice.

The Company believes that these actions are without merit and that it has substantial defenses to the claims. Nevertheless, the Company and the members of its board of directors have agreed in principle to settle the purported class action litigations in order to avoid costly litigation. Pursuant to the terms of the memorandum, the Company has agreed to provide certain additional information to stockholders that has been included in this proxy statement.

In addition, the Company, Buyer and Acquisition Sub have executed an amendment to the merger agreement to modify certain terms of the merger agreement as requested by the plaintiffs. The amendment has been included in Annex A to this proxy statement. The amendment provides that the Company may engage in discussions with respect to third-party acquisition proposals if the Company’s board of directors determines that such proposal could result in a proposal superior to the proposed merger. Prior to the amendment, the merger agreement provided that the Company could engage in discussions only if the third party acquisition proposal would reasonably be expected to result in a proposal superior to the proposed merger. This change has the effect of enhancing the Company’s ability to engage in discussions with third parties. See “The Merger Agreement—No Solicitation.” The amendment to the merger agreement also provides that Buyer’s and Acquisition Sub’s obligations are conditioned on the fact that the holders of no more than 20% of the outstanding shares of the Company’s common stock shall have demanded and not lost or withdrawn appraisal rights. Prior to the amendment, the merger agreement provided that this condition would not be met if 10% of the outstanding shares of the Company’s common stock demanded and had not lost or withdrawn such rights. This change has the effect of making it more likely that Buyer and Acquisition Sub will be required to consummate the merger. See “The Merger Agreement—Conditions to the Consummation of the Merger.”

Plaintiffs’ counsel also has indicated that they will apply to the court for an award of attorney’s fees and costs to be paid by, or on behalf of, the Company, and the Company has agreed not to oppose such application. Any such payment of legal fees and expenses will not affect the amount of merger consideration to be paid in the merger.

The entry of a final judgment and the grant of a release against the Company and its board of directors will not affect the rights of any stockholders who seek appraisal rights in compliance with all requirements of Delaware law. The settlement will become final and binding upon approval thereof by the judge who is presiding over the cases, after notice to the settlement class and a hearing to determine whether the proposed settlement is fair, reasonable and adequate. Approval of the settlement is not a condition of the merger.

THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement and is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety, as it is the legal document that contains the terms and conditions of the merger. The representations and warranties described below and included in the merger agreement were made by the Company to Buyer and Acquisition Sub and by Buyer and Acquisition Sub to the Company. These representations and warranties were made as of specific dates and are in some cases subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedule the Company provided to Buyer and Acquisition Sub in connection with the signing of the merger agreement, and are additionally subject to contractual standards of materiality that may be different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Buyer and the Company, rather than to establish matters as facts. While the Company does not believe that its disclosure schedule contains information the securities laws require it to disclose, other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. The Company’s disclosure schedule contains information that has been included in its prior public disclosures, as well as additional non-public information. Information concerning the subject matter of the Company’s representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in its public disclosures.

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement and the DGCL, Acquisition Sub will be merged with and into the Company, the separate corporate existence of Acquisition Sub will cease, and the Company will continue as the surviving corporation and become a wholly owned subsidiary of Buyer. The surviving corporation in the merger is sometimes referred to as the surviving corporation.

The merger agreement further contemplates that, as a condition to the merger and pursuant to the stock purchase agreement, Groupe Casino will sell all of the issued and outstanding common stock of Casino USA to Buyer for an aggregate price based on the number of shares of Company common stock owned by Casino USA at the same $22.00 price per share, subject to certain adjustments, all pursuant to the terms of the stock purchase agreement. Groupe Casino requested that it be permitted to participate in the sale of the Company in part through the sale of Casino USA in order to accomplish certain tax planning objectives, and neither Buyer nor the Company had any objections to this structure. Under the terms of the stock purchase agreement, no later than the later of 60 days after the date of the stock purchase agreement and ten days prior to the special meeting, Groupe Casino will deliver to Buyer either (1) certain audited financial statements of Casino USA, or (2) a notice that Groupe Casino will not be able to deliver such audited financial statements by such deadline. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Consummation and Effectiveness of the Merger

The closing of the merger will take place at 9:00 a.m., New York time, on a date specified by the parties to the merger agreement, but no later than the second business day after the satisfaction or waiver of each of the conditions to the merger set forth in the merger agreement. If the marketing period (discussed below) has not ended at the time of the satisfaction or waiver of the conditions to the merger, the closing of the merger will occur on the earlier to occur of a date during the marketing period specified by Buyer on no less than three business days’ notice to the Company and the final day of the marketing period. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as is agreed between the parties to the merger agreement and specified in the certificate of merger.

Buyer or the Company may terminate the merger agreement before the consummation of the merger in certain circumstances, whether before or after the approval of the merger and merger agreement by the Company’s stockholders. Additional details on the termination of the merger agreement are described in “—Termination of Merger Agreement.”

Directors and Officers

The directors of Acquisition Sub as of the effective time of the merger will be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation and applicable law. The officers of the surviving corporation shall be appointed by the directors of the surviving corporation, each to hold office until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the surviving corporation and applicable law or until their earlier death, resignation or removal.

Consideration to be Received by the Company’s Stockholders in the Merger

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock, shares held by Casino USA and shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive $22.00 in cash. This amount is referred to in this proxy statement as the merger consideration. All shares of Company common stock held by the Company as treasury stock will automatically be canceled and will cease to exist, and no payment will be made in respect of those shares. Pursuant to the stock purchase agreement, Groupe Casino will sell to Buyer all of the outstanding shares of capital stock of Casino USA, and each share of Company common stock held by Casino USA immediately prior to the effective time of the merger will be converted into shares of stock in the surviving corporation immediately following the effective time of the merger. Groupe Casino requested that it be permitted to participate in the sale of the Company in part through the sale of Casino USA in order to accomplish certain tax planning objectives, and neither Buyer nor the Company had any objections to this structure. Under the terms of the stock purchase agreement, no later than the later of 60 days after the date of the stock purchase agreement and ten days prior to the special meeting, Groupe Casino will deliver to Buyer either (1) certain audited financial statements of Casino USA, or (2) a notice that Groupe Casino will not be able to deliver such audited financial statements by such deadline. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Pursuant to the DGCL, holders of shares of Company common stock will have the right to exercise appraisal rights in the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to exercise appraisal rights in the merger, see “The Merger—Appraisal Rights” and Annex D.

Treatment of Stock Options and Other Stock Rights

Each outstanding option and SAR will become fully vested and exercisable prior to the effective time of the merger. Except with respect to options or SARs held by employees who have reached a separate written agreement with Buyer, at the effective time of the merger, each share of Company common stock issuable pursuant to each option or SAR will be converted into the right to receive $22.00 in cash. Subject to receipt of necessary consents, if any, each such option and SAR will be canceled at the effective time of the merger in exchange for the right to receive an amount of cash per share subject to such option or SAR (as applicable) that is equal to the excess, if any, of $22.00 over the exercise price of such option or SAR (as applicable), less any required withholding taxes. Where the necessary consent to cancel an option or SAR at the effective time of the merger is not received, such option or SAR will represent the right to receive, upon exercise on or after the effective time of the merger, $22.00 in cash for each share subject to such option or SAR.

At the effective time of the merger, each share of restricted stock and each RSU will become fully vested and be converted into the right to receive $22.00 in cash in exchange for the cancellation of each share of restricted stock or RSU (as applicable), less any required withholding taxes.

Paying Agent and Paying Procedures

Prior to the effective time of the merger, Buyer will designate a paying agent reasonably acceptable to the Company for the payment of the merger consideration. Immediately prior to the filing of the certificate of merger with the Secretary of State of the State of Delaware, Buyer will deposit with the paying agent for the benefit of the Company’s stockholders, cash in the amount necessary for the payment of the merger consideration. As promptly as practicable following the effective time of the merger and, in any event, not later than the second business day thereafter, the surviving corporation will cause the paying agent to mail a letter of transmittal to each holder of record of a stock certificate or book-entry share, which will specify, among other things, instructions for use in effecting the surrender of the certificates or book-entry shares in exchange for the merger consideration. At the same time, the surviving corporation will also cause the paying agent to mail to each holder of a stock option, SAR, share of restricted stock or RSU a check in the amount due and payable in respect of such stock option, SAR, share of restricted stock or RSU as determined in the manner set forth above. Upon surrender of a stock certificate or book-entry share for cancellation to the paying agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions provided, and such other documents as may be required pursuant to such instructions, the holder of such stock certificate or book-entry share will be entitled to receive merger consideration, which shall be mailed within five business days after the later of the effective time of the merger or the paying agent’s receipt of such stock certificate or book-entry share.

You should not send your Company common stock certificates to the paying agent until you have received the transmittal materials from the paying agent. Do not return your Company common stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

The Company’s Representations and Warranties. In the merger agreement, the Company made certain representations to Buyer and Acquisition Sub with respect to the Company and its subsidiaries. These include representations regarding corporate organization and qualification; the Company’s certificate of incorporation and bylaws; the Company’s capitalization with respect to common stock, stock options, SARs, shares of restricted stock and RSUs; its authority relative to the merger agreement; non-contravention of the Company’s organizational and governing documents and contracts with third parties, and filings with and consents of governmental entities required to consummate the merger; compliance with laws and permits; documents filed with the SEC and the accuracy of the information contained in those documents, including financial statements; the establishment and maintenance of disclosure controls and procedures over financial reporting; the absence of certain changes or events with respect to the Company that would have a material adverse effect with respect to the Company; the absence of undisclosed liabilities and certain material adverse changes with respect to the Company; litigation matters; benefit plans and labor relations matters; intellectual property; taxes; the possession of assets and rights as are necessary to conduct the Company’s business; title with respect to owned real property and rights with respect to leased real property; environmental matters; material contracts to which the Company is a party; receipt of a fairness opinion; compliance with takeover statutes; the vote requirement to approve and adopt the merger agreement and the transactions contemplated by the merger agreement; broker’s fees; the status of the Company’s relationships with suppliers and vendors; insurance matters; transactions with affiliates; and compliance with laws governing foreign corrupt practices.

Many of the Company’s representations and warranties are qualified by the absence of a Company Material Adverse Effect, which means, for purposes of the merger agreement, any change, effect or circumstance that (1) is, or may reasonably be expected to be, materially adverse to the business, conditions (financial or otherwise), assets, properties, operations, results of operations of the Company or its subsidiaries, taken as a whole, other than any change, effect or circumstance relating to or resulting from (a) changes in general economic conditions or securities or credit markets in general; (b) any events, circumstances, changes or effects that affect the general food, foodservice products, and culinary equipment industries; (c) any changes in laws applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (d) any outbreak or escalation of hostilities or war or any act of terrorism; or (e) the announcement or the existence of, or compliance with, the merger agreement and the transactions contemplated thereby; provided in the case of the immediately preceding clauses (a), (b) and (c) that such changes do not affect the Company or its subsidiaries disproportionately relative to other companies operating in the same industry, or (2) may reasonably be expected to prevent or materially delay or materially impair the Company’s ability to consummate the merger and the other transactions contemplated by the merger agreement.

Buyer’s and Acquisition Sub’s Representations and Warranties. In the merger agreement, Buyer and Acquisition Sub also make certain representations and warranties to the Company. These include representations regarding corporate organization and qualification; Buyer’s and Acquisition Sub’s certificates of incorporation, bylaws and other organizational documents; authority relative to the merger agreement; non-contravention of Buyer’s and Acquisition Sub’s organizational and governing documents and contracts with third parties, and filings with and consents of governmental entities required to consummate the merger; litigation matters; availability of funds and financing necessary to consummate the merger under the equity commitment letter and debt commitment letters delivered to the Company prior to the execution of the merger agreement; nature and purpose of formation of Buyer; capitalization of the Acquisition Sub; lack of “interested stockholder” status with respect to Section 203 of the DGCL; and broker’s fees.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, the Company has covenanted and agreed that, from February 20, 2007 to the effective time of the merger or the date on which the merger agreement is terminated, except (1) as may be required by law, (2) as may be agreed in writing by Buyer, or (3) as may be expressly permitted pursuant to the merger agreement, it will conduct its business and the business of its subsidiaries only in the ordinary course of business and in a manner consistent with past practice, and the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact its business organization, to keep available the services of those of its present officers, employees and consultants who are integral to the operation of its business and the businesses of its subsidiaries as conducted as of February 20, 2007.

In addition, the Company has agreed, during the same period, not to take any of the following specific actions without the prior written consent of Buyer:

•	amend or otherwise change its certificate of incorporation or bylaws or such equivalent organizational documents of any of the Company’s subsidiaries;

•

except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, or as otherwise specifically permitted below with respect to options to purchase shares of the Company’s capital stock, issue, sell, pledge, dispose, encumber or grant any shares of the Company’s or the Company’s subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or the Company’s subsidiaries’ capital stock; except that (1) the Company may issue shares upon exercise of any stock options or payment of any SAR or restricted stock outstanding as of February 20, 2007, and (2) the Company may issue shares as required pursuant to existing written employment agreements as of February 20, 2007;

•

declare, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to the capital stock of the Company or its subsidiaries, other than dividends paid to the Company by its subsidiaries or to any of the Company’s wholly owned subsidiaries;

•

except as required pursuant to existing written agreements or the Company’s benefit plans in effect as of February 20, 2007 and for any change in control severance protection memoranda issued to employees of the Company prior to the closing of the merger:

•

increase the compensation or other benefits payable or to become payable to the Company or its subsidiaries’ directors or officers, employees, consultants or agents, except for normal salary increases to employees in the ordinary course of business consistent with past practices;

•	grant any severance or termination pay to, or enter into any severance agreement with any of the Company or its subsidiaries’ directors or executive officers, employees, consultants or agents;

•	enter into any employment agreement with any of the Company’s directors or executive officers;

•

establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in the cost to the Company of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement substantially in excess of any normal rate increases in the geographic area without the advance consent of the Buyer, which is not to be unreasonably withheld;

•

adopt, enter into, amend or otherwise increase, re-price, or accelerate the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable under any employment agreement or any of the Company’s benefit plans; or

•

pay or award any pension, retirement, allowance, or other non-equity incentive awards or other employee or director benefit not required or contemplated by any employment agreement or any of the Company’s benefit plans;

•

grant, confer or award options, convertible securities, RSUs or other rights to acquire any of the Company’s or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any of existing stock option plans (except as otherwise provided by the terms of any unexercisable options outstanding on February 20, 2007);

•

acquire, except in respect of any mergers, consolidations, business combinations between the Company and any of its wholly owned subsidiaries or between the Company’s wholly owned subsidiaries (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $5.0 million individually or $10.0 million in the aggregate;

•

incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person (other than one of the Company’s subsidiaries) except for indebtedness (1) incurred under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness under substantially similar terms, (2) for borrowed money incurred pursuant to agreements in effect prior to February 20, 2007, or (3) as otherwise required in the ordinary course of business consistent with past practice, in an aggregate principal amount not to exceed $5.0 million;

•

modify or amend any material contracts with a remaining term longer than one year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business;

•	make any material change to its methods of accounting in effect as of January 1, 2007, except (1) as required by a change in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), (2) as required by a change in applicable law or (3) as disclosed in the Company’s SEC filings prior to February 20, 2007;

•

release or permit the release of any person from, waive or permit the waiver of any right under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its subsidiaries is a party and which was entered into in respect of a potential acquisition of the Company or any of its subsidiaries or a potential business combination transaction between the Company or any of its subsidiaries and another person;

•

prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any accounting method that is inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar tax returns in prior periods (unless required by applicable law);

•	amend any tax returns (unless required by applicable law);

•	settle or compromise any material claim or assessment relating to taxes, enter into any closing agreement relating to taxes or consent to any material claim or material audit relating to taxes;

•

except for transactions between the Company and its wholly owned subsidiaries or among its wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (other than certain permitted liens as described in the merger agreement) or otherwise dispose of any portion of its properties or assets, other than in the ordinary course of business consistent with past practice and except pursuant to specified agreements in effect prior to February 20, 2007;

•	enter into any contract that meets specified standards of materiality set forth in the merger agreement;

•	enter into any lease or renew any lease unless and until fewer than 60 days remain in the period for exercise of the applicable renewal right; or

•	authorize or enter into any written agreement or otherwise make any commitment to do any of the actions set forth above.

Actions to be Taken to Consummate the Merger

Reasonable Best Efforts, Consents and Filings. Each of the parties agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the merger and the other transactions to be performed or consummated by such party in accordance with the terms of the merger agreement. The parties agreed to promptly make appropriate filings pursuant to the HSR Act and to properly make all notifications and other filings required under any other applicable competition, merger control, antitrust or similar law that the parties deem advisable or appropriate. The parties have agreed to cooperate and consult with each other in connection with the making of any filings and other material actions necessary to obtain the applicable approvals.

Calling of Special Meeting and Certain Filings. The Company agreed to, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders, for the purpose of voting upon the approval and adoption of the merger agreement. The merger agreement provides that the Company’s board of directors is not obligated to recommend approval and adoption of the merger agreement at the special meeting to the extent that it changes, qualifies, withholds or withdraws its recommendation with respect to the merger in response to an unsolicited competing proposal, if the Company’s board of directors determines in its good faith judgment that the failure to change its recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders. The Company has agreed to keep Buyer and Acquisition Sub updated with respect to proxy solicitation results as reasonably requested by Buyer or Acquisition Sub. The merger agreement provides that the Company’s obligation to call, give notice of, convene and hold the special meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any competing proposal or by a change of recommendation of the Company’s board of directors under the conditions discussed in this paragraph. See “—No Solicitation.”

Access to Information. Subject to certain exceptions, from February 20, 2007 and until the earlier of the effective time of the merger or the date on which the merger agreement is terminated, to the extent permitted by applicable law and the Company’s existing contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company has agreed to provide to Buyer reasonable access during normal business hours to its properties, including for the purpose of conducting environmental assessments and investigations of the Company’s real property, books, contracts and records and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its subsidiaries.

Notification of Certain Matters. The Company agreed to give prompt notice to Buyer, and Buyer agreed to give prompt notice to the Company, of (1) any notice or other communication received by such party from any governmental authority in connection with the merger, or from any person alleging that the consent of such person is or may be required in connection with the merger, (2) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger, and (3) any fact, event or circumstance known to it that would have a material adverse effect with respect to the Company or Buyer, would lead to the failure of a condition to the merger, or would cause either party to breach its representations, warranties or covenants with respect to the merger.

Public Announcements. The parties agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the merger agreement and have agreed not to issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by law or any listing agreement with the NYSE to which the Company or Buyer is a party, in which case the Company has agreed to provide Buyer reasonable prior written notice and the opportunity to comment on such release or statement in advance of its issuance or filing, as applicable.

Financing Efforts. Buyer agreed to use its reasonable best efforts to obtain the financing contemplated by the financing commitment letters executed in connection with the merger agreement. In the event that any portion of the financing contemplated by the financing commitment letters becomes unavailable in the manner or from the sources contemplated in the financing commitment letters, Buyer and Acquisition Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to Buyer than the financing commitment letters. The Company must reasonably cooperate in connection with the arrangement of the financing as may be reasonably requested by Buyer. It is not a condition of the merger that Buyer obtain financing.

In connection with Buyer’s financing efforts, the Company shall deliver to Buyer title reports and surveys with respect to the Company’s owned real property, in form and substance acceptable to the lenders providing the debt financing. The costs and expenses associated with obtaining such title reports and surveys will be paid by the Company unless the merger agreement is terminated (other than for certain specified reasons), in which case the costs and expenses of such title reports and surveys shall be shared by the parties.

Casino USA Audit. In connection with Buyer’s acquisition of Casino USA, the Company has agreed to cooperate as reasonably requested with respect to the completion of an audit of certain financial statements of Casino USA, and to use the Company’s reasonable best efforts to facilitate the completion of such audit.

Marketing Period

The merger agreement provides for a marketing period, which is defined as the first period of 20 consecutive calendar days throughout and at the end of which: (1) Buyer and its financing sources shall have access to, in all material respects, the financial and other information required to be provided by the Company, (2) either (a) the audited financial statements of Casino USA for the fiscal years ended December 31, 2006, 2005 and 2004 or (b) notice from Casino USA that it is will not provide the audited financial statements prior to the deadline provided for in the stock purchase agreement and (3) the conditions to the consummation of the merger have all been satisfied (other than the receipt of certificates and the receipt of stockholder approval) and nothing has occurred and no condition exists that would cause any such conditions to fail to be satisfied assuming the closing were to be scheduled for any time during such 20 consecutive calendar day period. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Notwithstanding the preceding paragraph, the marketing period may not commence prior to the earlier of five days after (1) the date that Buyer receives the Casino USA audited financial statements or (2) the date Buyer receives notice from Casino USA that it is will not provide the audited financial statements prior to the deadline provided for in the stock purchase agreement. In addition, the merger agreement provides that the marketing period shall not commence more than 10 days prior to the special meeting.

Indemnification of Directors and Officers; Insurance

Pursuant to the merger agreement, Buyer and Acquisition Sub agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time of the merger, existing as of February 20, 2007, in favor of the Company’s current or former directors and officers, or those of the Company’s subsidiaries, as provided in the Company’s respective articles of association, certificates of incorporation or bylaws (or comparable organizational documents) or in any agreement shall survive the merger and shall continue in full force and effect. From and after the effective time of the merger, the surviving corporation shall indemnify such directors and officers with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the merger, to the fullest extent required by: (1) the Company’s certificate of incorporation or bylaws or those of the Company’s subsidiaries as in effect as of February 20, 2007, and (2) any of the Company’s indemnification agreements, or those of the Company’s subsidiaries, or any other applicable contract as in effect as of February 20, 2007.

Buyer also agreed to provide, or to cause the surviving corporation to provide, for a period of not less than six years after the effective time of the merger, insurance policies for the Company’s directors and officers for events occurring at or prior to the effective time of the merger, at a level of coverage that is no less favorable in both amount and terms and conditions of coverage than the Company’s existing policy; provided that Buyer and the surviving corporation will not be obligated to pay more than a one-time premium of 300% of the per annum insurance premiums paid by the Company as of February 20, 2007.

No Solicitation

The merger agreement provides that, until the earlier of the effective time of the merger or termination of the merger agreement, neither the Company nor any of the Company’s subsidiaries will (1) solicit, initiate or knowingly facilitate or encourage any competing proposal; (2) participate in any negotiations regarding, or furnish to any person any information with respect to, any competing proposal; (3) engage in discussions with any person with respect to any competing proposal; (4) approve or recommend any competing proposal; or (5) enter into any letter of intent or similar document or any agreement or commitment providing for any competing proposal.

If the Company receives a competing proposal which (1) constitutes a superior proposal or (2) which the Company’s board of directors determines in good faith after consultation with outside legal and financial advisors could result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a superior proposal, and the Company’s board of directors has concluded in good faith after consultation with outside legal and financial advisors that the failure to take the actions referred to in either of clause (x) or (y) below would be inconsistent with the directors’ fiduciary duties, the Company may: (x) furnish nonpublic information to the third party making such competing proposal if the Company receives a confidentiality agreement from such third party, and (y) engage in discussions or negotiations with the third party with respect to the competing proposal. The Company’s board of directors may change its recommendation with respect to the merger if the Company’s board of directors has concluded in good faith that the failure to do so would be inconsistent with the directors’ fiduciary duties, but the Company must provide Buyer with reasonable prior written notice of any meeting of the Company’s board of directors at which a change in recommendation will be considered and the reasons for such potential change.

A “competing proposal” is defined in the merger agreement as any written bona fide proposal from a third party for (1) a merger or business combination with the Company; (2) the acquisition by any person of 10% or more of the Company’s assets and those of the Company’s subsidiaries, taken as a whole; or (3) the acquisition by any person of 10% or more of the Company’s issued and outstanding common stock.

A “superior proposal” is defined in the merger agreement as a competing proposal for or in respect of all of the Company’s outstanding common stock or all of the Company’s and the Company’s subsidiaries’, taken as a whole, assets, made by any person (1) on terms that the Company’s board of directors determines in good faith, after consultation with financial and legal advisors, and considering such factors as the Company’s board of directors considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by the merger agreement, (2) is reasonably likely to be consummated, and (3) which is not conditioned on financing or if conditioned on financing, the Company’s board of directors determines, in good faith, is reasonably likely to be obtainable on the terms proposed.

Additionally, the Company may also comply with Rules 14e-2 and 14d-9 under the Exchange Act with regard to a tender or exchange offer, and make a “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act.

Employee Matters

During the one-year period commencing at the effective time of the merger, Buyer shall provide or shall cause the surviving corporation to provide for the benefit of the Company’s current employees who become employees of the surviving corporation (other than those Company Employees who are covered by a collective bargaining agreement) compensation and benefits while employed by Buyer or the surviving corporation after the closing on terms that are in the aggregate substantially comparable to those being provided to the Company’s employees immediately prior to the effective time of the merger under the Company’s benefit plans (excluding equity compensation).

During the one-year period following the effective time of the merger, Buyer has also agreed to provide or to cause surviving corporation to provide employees who experience a termination of employment with severance benefits that are no less than those severance benefits that they would have been provided (1) under the Company’s severance pay policy upon a termination of employment immediately prior to the effective time of the merger, or (2) if applicable, under certain change in control severance protection memoranda upon a termination of employment on or after the effective time of the merger. Moreover, Buyer has agreed to cause the surviving corporation to assume and honor the obligations under the Company’s Executive Severance Plan and certain specified collective bargaining agreements.

Finally, Buyer has also agreed to cause the surviving corporation to (1) recognize, for certain purposes, employees’ prior service with the Company under any new plans they participate in after the merger, (2) waive all limitations as to preexisting conditions, exclusions and waiting periods under any such plans and (3) give credit for amounts already paid during the plan year in which new plan participation begins for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements.

Conditions to the Consummation of the Merger

The respective obligations of the Company, Buyer and Acquisition Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement shall have been approved and duly adopted by the affirmative vote of the holders of a majority of the shares of the Company’s outstanding common stock;

•	any applicable waiting period under the HSR Act relating to the merger shall have expired or been terminated and any other applicable governmental approvals shall have been obtained; and

•

no governmental entity or accrediting body will have enacted, issued, promulgated, enforced or entered any laws or orders which enjoin or otherwise prohibit consummation of the merger or the debt financing.

The obligations of Buyer and Acquisition Sub to effect the merger are further subject to the satisfaction or waiver of the following additional conditions:

•

each of the Company’s representations and warranties with respect to capitalization and authority to enter into the merger agreement must be true and correct in all but de minimis respects as of February 20, 2007 and as of the effective time of the merger;

•

each of the Company’s representations and warranties with respect to litigation and environmental matters must be true and correct in all material respects with respect to the Company and the Company’s subsidiaries, taken as a whole, in each case read for purposes as a condition to the merger without any material, materiality or Company Material Adverse Effect qualification as of February 20, 2007 and as of the effective time of the merger;

•

the merger agreement, with the exception of the items referenced in the two immediately preceding bullets, must be true and correct in all respects except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect as of February 20, 2007 and as of the effective time of the merger;

•

the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by the Company on or prior to the effective time of the merger;

•	the Company shall have delivered to Buyer a closing certificate;

•	there shall not have occurred any event, occurrence or change that has had, individually or in the aggregate, a Company Material Adverse Effect;

•	the holders of no more than 20% of the outstanding shares of the Company’s common stock shall have demanded and not lost or withdrawn appraisal rights;

•

title reports and surveys with respect to the Company’s owned real property, in form and substance acceptable to the lenders providing the debt financing, shall have been delivered to Buyer, and there shall be nothing contained therein that would result in a reduction of net cash proceeds available pursuant to a certain real estate loan expected to be used by Buyer to consummate the merger of more than $20.0 million from the amount committed with respect to such real estate loan; and

•	Buyer shall have purchased all of the issued and outstanding shares of Casino USA prior to or simultaneously with the effective time of the merger; provided, however, that Buyer may not assert a failure to satisfy this condition in the event Buyer has received notice from Casino USA that Buyer will not receive the audited financial statements of Casino USA prior to the deadline set forth therein.

The Company’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•

each of the representations and warranties of Buyer and Acquisition Sub contained in the merger agreement shall be true and correct in all respects, except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect with respect to Buyer, in each case as of February 20, 2007 and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such date);

•

Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the effective time of the merger; and

•	Buyer shall have delivered to the Company a closing certificate.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of the Company and Buyer.

The merger agreement may be terminated by either the Company or Buyer at any time prior to the effective time of the merger:

•	if the merger is not consummated on or before July 31, 2007 and the party seeking to terminate the merger agreement is not in breach of the merger agreement;

•	if a governmental authority prohibits the merger;

•	if stockholder approval of the merger agreement is not obtained; or

•	if the other party shall have materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement.

The merger agreement may be terminated by Buyer at any time prior to the effective time of the merger if the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, or a tender offer or other transaction constituting a competing proposal is commenced and the Company does not send to the Company’s stockholders within 10 days a statement recommending rejection of such tender offer or competing proposal.

The Company may terminate the merger agreement at any time prior to the effective time of the merger if all of the conditions to Buyer’s obligations to close have been satisfied, the marketing period has occurred and Buyer fails to deposit with the paying agent for the benefit of the Company’s stockholders cash in the amount necessary for the payment of the merger consideration.

Termination Fees

Termination Fee Payable by the Company. The merger agreement provides that the Company will be obligated to pay Buyer a termination fee of $25.0 million if a competing proposal is proposed or publicly disclosed and not withdrawn prior to the special meeting and (1) the merger agreement is terminated by either party because the merger is not consummated on or before July 31, 2007, the merger agreement is terminated by either party because stockholder approval is not obtained, or Buyer terminates because the Company is in material breach of the merger agreement, and (2) within nine months after such termination a Qualifying

Transaction is entered into or consummated. The merger agreement defines a “Qualifying Transaction” as any (1) acquisition of the Company by merger or business combination transaction; (2) acquisition by any person of 40% or more the Company’s assets and the assets of the Company’s subsidiaries, taken as a whole; or (3) acquisition by any person of 40% or more of the Company’s outstanding common stock. The Company will also be obligated to pay Buyer a termination fee of $25.0 million if the merger agreement is terminated by Buyer because the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger, or a tender offer or other transaction constituting a competing proposal is commenced and the Company does not send to its stockholders within 10 days a statement recommending rejection of such tender offer or competing proposal.

Termination Fee Payable by Buyer. The merger agreement also provides that Buyer will pay a reverse termination fee equal to $25.0 million to the Company if the Company terminates the merger agreement because all of the conditions to Buyer’s obligations to close have been satisfied, a specified marketing period with respect to Buyer’s debt financing has occurred and Buyer fails to deposit with the paying agent for the benefit of the Company’s stockholders, cash in the amount necessary for the payment of the merger consideration. In the alternative, the Company may choose to pursue its legal remedies under the terms of the merger agreement and the equity commitment letter provided by Apollo in connection with the execution of the merger agreement, which provides that the Company is a third-party beneficiary subject to a limitation on damages of $97.74 million.

Amendment and Waiver

Amendment. The merger agreement may be amended by mutual agreement of the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger. After the merger agreement is approved and adopted by the Company’s stockholders, however, the parties may not make any amendment that by law or rule of any stock exchange requires further approval by the Company’s stockholders without such further approval of the Company’s stockholders.

Waiver. At any time prior to the effective time of the merger, subject to applicable law, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant to the merger agreement and (c) subject to the proviso of the immediately preceding paragraph, waive compliance with any agreement or condition contained in the merger agreement.

THE STOCK PURCHASE AGREEMENT

The following summary describes selected material provisions of the stock purchase agreement and is qualified by reference to the stock purchase agreement, which is attached to this proxy statement as Annex B. This summary may not contain all of the information about the stock purchase agreement that is important to you. You are encouraged to carefully read the stock purchase agreement in its entirety, as it is the legal document that contains the terms and conditions of the stock purchase. The representations and warranties described below and included in the merger agreement were made by the Groupe Casino and Casino USA to Buyer. These representations and warranties were made as of specific dates and are in some cases subject to important exceptions, limitations and supplemental information contained in the confidential disclosure schedule Groupe Casino and Casino USA provided to Buyer in connection with the signing of the stock purchase agreement, and are additionally subject to contractual standards of materiality that may be different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the stock purchase agreement for the purpose of allocating risk between Buyer and the Groupe Casino and Casino USA, rather than to establish matters as facts. While the Company does not believe that the disclosure schedule contains information the securities laws require it to disclose, other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the stock purchase agreement.

Sale and Purchase of Shares

The stock purchase agreement provides that, concurrently with the closing of the transactions provided for in the merger agreement and immediately prior to the effective time of the merger, Groupe Casino will sell to Buyer, and Buyer will purchase from Groupe Casino, all of the issued and outstanding shares of Casino USA, which holds 16,687,860 shares of Company common stock, or approximately 52.1% of the outstanding shares of Company common stock. The aggregate consideration to be paid for such shares of Casino USA shall be the sum of (1) the aggregate number of shares of the Company’s common stock held by Casino USA multiplied by the $22.00 per share merger consideration, plus (2) the aggregate amount of Casino USA’s debt and equity investments in a certain real estate lease facility held by the Company at the closing (equal to $20.1 million as of February 20, 2007), plus (3) the aggregate amount of cash held by Casino USA as of the closing. Casino USA invested in the real estate lease facility in 2001, along with other lenders, to facilitate the Company’s debt financing needs. Groupe Casino requested that it be permitted to participate in the sale of the Company in part through the sale of Casino USA in order to accomplish certain tax planning objectives, and neither Buyer nor the Company had any objections to this structure. Under the terms of the stock purchase agreement, no later than the later of 60 days after the date of the stock purchase agreement and ten days prior to the special meeting, Groupe Casino will deliver to Buyer either (1) certain audited financial statements of Casino USA, or (2) a notice that Groupe Casino will not be able to deliver such audited financial statements by such deadline. Pursuant to the merger agreement, the consummation of the merger is conditioned upon the consummation of the stock purchase agreement. Buyer, however, may not assert the failure to satisfy this condition if Buyer receives notice that Casino USA will not provide Buyer with the audited financial statements required under the terms of the stock purchase agreement by the deadline set forth therein. If the stock purchase agreement is terminated for that reason, the merger will go forward as planned and the Company common stock held by Casino USA will be treated in the same manner as all other shares in the merger. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Representations and Warranties

In the stock purchase agreement, Groupe Casino and Casino USA make certain representations to Buyer, and Buyer makes certain representations and warranties to Groupe Casino and Casino USA. Representations by Groupe Casino and Casino USA to Buyer include representations with respect to authority to enter into the stock purchase agreement and Groupe Casino’s title to Casino USA shares, and Casino USA’s title to shares of the Company’s common stock; non-contravention of Groupe Casino’s and Casino USA’s organizational and governing documents and contracts with third parties, and filings with and consents of governmental entities required to consummate the stock purchase; organization, standing and authority; the authorized capital stock of Casino USA; the provision by Groupe Casino to Buyer of certain audited consolidated financial statements of Casino USA; and tax matters. Representations by Buyer to Groupe Casino and Casino USA include representations with respect to corporate organization and qualification; authority to enter into the stock purchase agreement; and non-contravention of Buyer’s organizational and governing documents and contracts with third parties, and filings with and consents of governmental entities required to consummate the stock purchase.

Certain Covenants

Conduct of Business of Casino USA. From February 20, 2007 until the effective time of the merger, Groupe Casino will cause Casino USA to conduct its operations as required to fulfill any and all obligations under the stock purchase agreement necessary to consummate the transactions contemplated by the stock purchase agreement and the merger agreement.

Financing. Groupe Casino will cause Casino USA to reasonably cooperate in connection with Buyer’s arrangement of debt financing to consummate the merger.

Audited Financial Statements. No later than the later of 60 days after the date of the stock purchase agreement and ten days prior to the special meeting, Groupe Casino will deliver to Buyer either (1) audited financial statements of Casino USA for the 2004 – 2006 fiscal years, or (2) a notice that Groupe Casino will not be able to deliver such audited financial statements by such deadline. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Agreement to Vote

Groupe Casino and Casino USA have agreed to cause their respective shares of Company common stock to be present and voted, in person or by proxy, at the special meeting or at any adjournment or postponement thereof. Groupe Casino and Casino USA agree to vote all shares of the Company’s common stock held by either such entity:

•	in favor of approval and adoption of the merger agreement and the transactions contemplated thereby, and any actions in furtherance thereof requiring a vote of the Company’s stockholders;

•

against any action, proposal, transaction or agreement that would result in a breach of any of the Company’s representations, warranties, covenants or agreements contained in the merger agreement or that is reasonably likely to result in any of the conditions to Buyer’s obligations under the merger agreement not being fulfilled;

•

except as otherwise agreed to in writing in advance by the Buyer, against (1) any competing proposal (as defined in the merger agreement), (2) any reorganization, recapitalization, dissolution or liquidation of the Company, (3) any change to the Company’s present capitalization, any amendment to the Company’s certificate of incorporation or bylaws other than in connection with the transactions contemplated by the merger agreement or any other material change to the Company’s corporate structure or business, and (4) any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement; and

•

in favor of any matter reasonably necessary for consummation of the transactions contemplated by the merger agreement and the stock purchase agreement, including, without limitation, with respect to the accuracy of the representations and warranties of Groupe Casino and Casino USA provided for in the stock purchase agreement, and in connection therewith, to execute any documents that are reasonably necessary or appropriate in order to effectuate the foregoing, including granting to Buyer the ability of Buyer or its nominees to vote the shares of the Company’s common stock held by either Groupe Casino or Casino USA directly.

The voting obligations of Groupe Casino and Casino USA set forth above shall apply whether or not the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger or the Company breaches any of the Company’s representations, warranties, covenants or agreements set forth in the merger agreement.

Notwithstanding the foregoing, in the event that the Company’s board of directors changes, qualifies, withholds or withdraws its recommendation with respect to the merger in compliance with the restrictions on solicitation contained in the merger agreement, the obligations of Groupe Casino and Casino USA to vote the shares of the Company’s common stock held by such entities in the manner set forth above shall apply only to an aggregate number of such shares that is equal to 30% of the total number of outstanding shares of the Company’s common stock, and Groupe Casino and Casino USA may vote the remainder of their shares in their sole discretion. Groupe Casino’s and Casino USA’s voting obligations will survive termination of the stock purchase agreement only if the stock purchase agreement is terminated because Groupe Casino failed to deliver to Buyer the audited financial statements of Casino USA for fiscal years 2004–2006. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Additional Agreements

Sale or Disposal of Stock. While the stock purchase agreement is in effect, Groupe Casino and Casino USA agree that, without Buyer’s consent, they will not sell or otherwise dispose of any shares of the Company’s common stock held by either such entity.

Restrictions on Solicitation. The stock purchase agreement provides that, except to the extent that the Company is permitted to do so in the merger agreement, neither Groupe Casino nor Casino USA, in their capacity as stockholders of the Company, will (a) solicit, initiate or knowingly facilitate or encourage any competing proposal; (b) participate in any negotiations regarding, or furnish to any person any information with respect to, any competing proposal; (c) engage in discussions with any person with respect to any competing proposal; or (d) enter into any letter of intent or similar document or any agreement or commitment providing for any competing proposal.

Profit Sharing. In the event that the merger agreement is terminated for any reason in which Buyer is entitled, or could become entitled, to a termination fee, and Groupe Casino or Casino USA transfer any of the shares of Company common stock held by them in connection with, or as a result of, any competing proposal that is in existence on, or that has been otherwise made prior to, the first anniversary of the date of such termination, Buyer will have the right to 50% of the profit on any sale of the shares of the Company’s common stock held by Groupe Casino or Casino USA. If Buyer increases the merger consideration, then Groupe Casino and Casino USA shall be required to either (a) waive the right to receive 50% of any profit from such increase or (b) return to Buyer 50% of the profit realized by Groupe Casino and Casino USA as a result of such increase. Groupe Casino’s and Casino USA’s profit sharing obligations will survive termination of the stock purchase agreement only if the stock purchase agreement is terminated automatically due to a termination of the merger agreement or if the stock purchase agreement is terminated because Groupe Casino failed to deliver to Buyer the audited financial statements of Casino USA for fiscal years 2004–2006. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Conditions to the Stock Purchase Agreement

The respective obligations of Buyer and Groupe Casino to consummate the sale of Casino USA are subject to the satisfaction or waiver of certain conditions. Such conditions include, among other things, the compliance of the other party with its respective agreements and covenants contained in the stock purchase agreement; the accuracy of the representations and warranties of the respective parties to the stock purchase agreement; the expiration of the applicable waiting period pursuant to the HSR Act; the absence of a governmental order prohibiting the sale of Casino USA; the satisfaction of the conditions to the merger; and the receipt of a closing certificate from the other party. Buyer’s obligation to close is further conditioned on receipt of audited financial statements of Casino USA for the 2004 – 2006 fiscal years, and receipt of the share certificates representing Groupe Casino’s ownership of the entire outstanding equity interest of Casino USA.

Termination

The stock purchase agreement automatically terminates upon a termination of the merger agreement and may be terminated by mutual consent of Buyer and Groupe Casino. The stock purchase agreement also provides that, in the event that Groupe Casino delivered to Buyer a notice that it would be unable to deliver the audited financial statements of Casino USA, Buyer would be entitled, by notice given to Groupe Casino within five days after receipt of the notice from Groupe Casino with respect to the financial statements, to terminate the stock purchase agreement. Buyer’s obligation to consummate the merger is conditioned upon the consummation of the stock purchase agreement. Buyer, however, may not assert the failure to satisfy this condition if Buyer receives notice that Casino USA will not provide Buyer with the audited financial statements required under the terms of the stock purchase agreement by the deadline set forth therein. If the stock purchase agreement was terminated for that reason, the merger would go forward as planned and the Company common stock held by Casino USA will be treated in the same manner as all other shares in the merger. The required audited financial statements of Casino USA were delivered to Buyer on April 17, 2007.

Indemnification and Release

Pursuant to the stock purchase agreement, Groupe Casino has agreed to indemnify Buyer and Acquisition Sub, for a period equal to the longer of 15 years from the date of closing and the date of the expiration of the statutes of limitations, if any (except with respect to the representations and warranties of Groupe Casino and Casino USA with respect to certain tax matters which shall not survive closing and except with respect to the indemnity for certain taxes imposed on Casino USA prior to the closing, which shall survive until expiration of the applicable statute of limitations), from and against any and all (1) losses arising out of any inaccuracy or breach of a representation or warranty of Groupe Casino or Casino USA contained in the stock purchase agreement, (2) losses arising out of any breach of Groupe Casino’s or Casino USA’s covenants or agreements contained in the stock purchase agreement, (3) liabilities of Casino USA arising out of the ownership or former ownership or operation of any facility or assets, the conduct of any business, or any acts or omissions, by Casino USA prior to closing, (4) any liabilities of Casino USA directly related to the reorganization of Groupe Casino required for Groupe Casino to own the entire issued and outstanding equity interest in Casino USA, and (5) certain taxes imposed on Casino USA prior to the closing. Groupe Casino has also agreed to cause a letter of credit to be issued in favor of Buyer in the amount of $5.0 million for a term of five years from the closing date as security for Groupe Casino’s indemnification obligations.

Groupe Casino will not indemnify Buyer and Acquisition Sub (1) in respect of any liabilities of the Company that are also liabilities of Casino USA solely because Casino USA is a stockholder of the Company, (2) in respect of any liability for any tax resulting (a) from the merger or the stock purchase (other than certain taxes imposed on the Company) or (b) from any transaction occurring after the effective time of the merger, (3) in respect of any obligations of Casino USA under an expatriate agreement with the chief executive officer of the Company, or (4) for any amounts previously reimbursed by Groupe Casino in respect of certain lease obligations of Casino USA.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors, Executive Officers and Five Percent Holders

The following table sets forth the beneficial ownership of Company common stock as of April 17, 2007, for each of the directors and named executive officers of the Company, all directors and executive officers as a group, and each person who holds more than five percent of the Company’s common stock as of April 17, 2007.

Name	Numbers of Shares Owned (1)	Right to Acquire (2)	Restricted Shares (3)	Beneficial Ownership Total	Percent of Outstanding Shares
Directors and Executive Officers
Ross E. Roeder	233,000	101,334	1,866	336,200	1.0
Donald G. Alvarado	31,359	145,434	10,333	187,126	*
Richard N. Phegley	28,979	190,667	17,000	236,646	*
André Delolmo	—	—	—	—	—
Zeke Duge	25,000	142,000	10,833	177,833	*
Norah Morley	24,000	172,667	13,167	209,834	*
Etienne Snollaerts	76,890	315,167	123,333	515,390	1.6
Timm F. Crull	15,760	16,001	1,866	33,627	*
Joël-André Ornstein	8,202	38,500	—	46,702	*
Stephen E. Watson	1,839	16,334	1,866	20,039	*
L. Hakim Aouani	—	—	—	—	—
Thierry Bourgeron	—	—	—	—	—
David L. Meyers	1,166	—	5,249	6,415	*
All directors and executive officers as a group (19 persons)	530,329	1,701,905	232,880	2,465,114	7.3
5% Holders
Casino Guichard-Perrachon S.A. (4)	17,584,060	—	—	17,584,060	54.9
Reed Conner & Birdwell LLC (5)	2,254,524	—	—	2,254,524	7.0
Dimensional Fund Advisors LP (6)	1,656,060	—	—	1,656,060	5.2

*	Less than 1%.
(1)	Includes shares for which the named person or entity has sole voting and investment power, has shared voting and investment power with a spouse or a related entity, or holds in a profit sharing or IRA account for the named individual or the members of his immediate family or under the Company’s Directors Deferred Compensation Plan or the Company’s Supplemental Deferred Compensation Plan. Excludes shares of restricted stock holdings, or shares that may be acquired through stock option exercises.
(2)	Shares that can be acquired through stock options that may be exercised through June 16, 2007. Such shares are deemed outstanding for computing the shares and percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage ownership of any other person or entity.
(3)	Shares subject to a vesting schedule, forfeiture risk and other restrictions.
(4)	Groupe Casino, as the parent entity of Casino USA, may be deemed to beneficially own such shares. The address of Casino USA is 58-60, avenue Kleber, 75116 Paris, France, and the address of Groupe Casino is 58-60, avenue Kleber, 75116 Paris, France. Rallye S.A. is a publicly traded French joint stock corporation and holds more than 50% of the voting interest in Groupe Casino. Mr. Jean-Charles Naouri, through intermediary companies, indirectly controls more than 50% of the voting interest in Rallye S.A. This note (4) is based on Amendment No. 7 to Schedule 13D filed by Casino USA on February 21, 2007 and prior reports, and on information provided to the Company by Groupe Casino.
(5)	The address of Reed Conner & Birdwell, LLC is 11111 Santa Monica Boulevard, Suite 1700, Los Angeles, CA 90025. The information contained in this note (5) and the table above is based on the Schedule 13G filed on February 14, 2007 by Reed Conner & Birdwell, LLC.
(6)	The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401. The information contained in this note (6) and the table above is based on the Schedule 13G filed on February 2, 2007 by Dimensional Fund Advisors LP.

STOCKHOLDER PROPOSALS

Other Matters

The Company does not expect that any matter other than those described in this proxy statement will come before the special meeting. If any other matters are properly brought before the special meeting for action, however, the Company intends that the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if the Company’s board of directors so determines, except that proxies that are voted against the merger proposal may not be voted by the persons named on the enclosed proxy card for an adjournment or postponement of the special meeting. If any adjournment or postponement is made, the Company may solicit additional proxies during the adjournment or postponement period.

Company Stockholder Proposals

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of Company stockholders. However, if the merger is not consummated or if the Company is otherwise required to do so under applicable law, the Company will hold a 2007 annual meeting of stockholders. The Company’s Amended and Restated Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the Company’s principal executive offices. The stockholder’s notice must be delivered to, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting, provided such annual meeting is held within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting, or is a special meeting of stockholders, then the stockholder’s notice must be delivered, or mailed and received, not later than 10 days after the notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Company’s Amended and Restated Bylaws also specify certain requirements for a stockholder’s notice to be in proper written form. If the Company does not receive timely notice of any such proposal, the proposal will not be considered at the annual meeting of stockholders. If the Company does receive timely notice of any such proposed business, the proxy holders may exercise discretionary authority with respect to that proposal, but only to the extent permitted by the regulations of the SEC.

If the date of the next annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2006 annual meeting of stockholders, which appears likely, then under the SEC’s proxy rules, the deadline for submission of proposals that are to be included in the Company’s proxy materials for the next annual meeting is a reasonable time before the Company begins to print and mail its proxy statement for the annual meeting, which deadline the Company will describe in a current report on Form 8-K.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

The rules regarding delivery of proxy statements promulgated by the SEC permit the Company to deliver a single proxy statement to one address shared by two or more of its stockholders. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. In order to take advantage of this opportunity, the Company has delivered only one proxy statement to multiple stockholders who share an address, unless it has received instructions to the contrary from any stockholder at that address. If any stockholder residing at such an address wishes to receive a separate proxy statement for the special meeting or in the future, they must contact the Company’s Corporate Secretary at Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040, attention: Stockholder Correspondence, or by phone at 323-869-7500. If you are receiving multiple copies of the Company’s proxy statements and would prefer to receive only one, you can request householding by contacting the Company’s Corporate Secretary in the same manner.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. The Company does not incorporate the contents of its website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC.

Company SEC Filings (File No. 001-10811)	Period and Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2006, filed on March 7, 2007
Current Reports on Form 8-K	Filed on February 2, 2007, February 20, 2007, as amended on April 27, 2007 (Items 1.01 and 5.01 only), and April 27, 2007
Proxy Statement on Schedule 14A, for the Company’s 2006 Meeting of stockholders	Filed on April 20, 2006

In addition, the Company incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You may obtain the Company’s documents filed with the SEC, without charge, by requesting them in writing or by telephone from the Company at the following address:

Smart & Final Inc.

600 Citadel Drive

Commerce, California 90040

Attention: Secretary

Telephone: 323-869-7500

If you would like to request documents from the Company, please do so by May 15, 2007 to receive them before the special meeting.

If you are a stockholder of record and have further questions about the exchange of your shares of Company common stock for the per share merger consideration of $22.00 in cash, you should contact the Company’s proxy solicitor, Innisfree M&A Incorporated, at 212-750-5833 (banks and brokers) or 888-750-5834 (all others, toll-free). You should not send in your Company stock certificate(s) evidencing your shares of Company common stock until you receive the transmittal materials from the paying agent.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement to vote on the merger agreement. The Company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of April 27, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders on April 30, 2007 nor the payment of cash in the merger on any other date creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

By Order of the Board of Directors,

Donald G. Alvarado
Secretary

Annex A

EXECUTION

AGREEMENT AND PLAN OF MERGER

By and Among

SHARP HOLDINGS CORP.,

SHARP ACQUISITION CORP.,

and

SMART & FINAL INC.

Dated as of February 20, 2007

A-i

A-ii

Exhibits:

Exhibit A – Certificate of Incorporation and Bylaws of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2007 (this “Agreement”), by and among Sharp Holdings Corp., a Delaware corporation (the “Buyer”), Sharp Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Acquisition Sub”), and Smart & Final Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective Boards of Directors of the Company and Acquisition Sub each have unanimously approved and deemed advisable, and Buyer, as the sole stockholder of Acquisition Sub, will, immediately after the execution and delivery of this Agreement, adopt and approve this Agreement and the merger of the Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”); and

WHEREAS, as a condition to the Merger, Casino Guichard Perrachon, S.A., a société anonyme organized under the laws of the French Republic (“Groupe Casino”), will sell to Buyer, immediately prior to the Effective Time (as hereinafter defined), all of the outstanding shares of capital stock of Casino USA, Inc., a California corporation and a subsidiary of Groupe Casino (“Casino USA”), that holds 16,687,860 shares of capital stock of the Company (the “Stock Purchase”), such transactions to be effected pursuant to the Stock Purchase Agreement, dated the date hereof, between Groupe Casino, Casino USA and Buyer (the “Stock Purchase Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Smart & Final Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VII for the Closing as of the date determined pursuant to this proviso).

Section 2.3 Effective Time.

(a) Concurrently with the Closing, the Company, as the surviving corporation, shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Company shall be amended in the merger to read in their entirety as set forth in Exhibit A hereto, and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law or provisions of the certificate of incorporation and bylaws.

Section 2.5 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the Board of Directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the Board of Directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

Section 2.6 Officers. The officers of the Surviving Corporation shall be appointed by the directors of the Surviving Corporation, to hold office until their respective successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law or their earlier death, resignation or removal.

Section 2.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Acquisition Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Company or Acquisition Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Company or Acquisition Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Company or Acquisition Sub and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Company Securities. Except as set forth below, each share of the Company’s Common Stock, par value $0.01 per share (the “Company Common Stock”), held by the Company as treasury stock or held directly or indirectly by Buyer or Acquisition Sub, immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. Notwithstanding the foregoing and provided that the Stock Purchase shall have been consummated in accordance with the terms of the Stock Purchase Agreement, at the Effective Time all shares of Company Common Stock held by Casino USA and acquired by Buyer as part of the Stock Purchase (the “Casino USA Shares”) shall remain outstanding and unchanged as a result of the Merger.

(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof, Dissenting Shares and provided that the Stock Purchase shall have been consummated in accordance with the terms of the Stock Purchase Agreement, the Casino USA Shares) shall be converted into the right to receive $22.00 (the “Merger Consideration” and the sum of all such payments, the “Total Common Stock Merger Consideration”). Furthermore, each share of Company Common Stock issuable pursuant to the terms of any Company Stock Option, SAR, or contractual arrangement pursuant to which Company Common Stock may be issued shall be converted into the right to receive Merger Consideration. Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, without interest thereon.

(c) Cancellation of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and provided that the Stock Purchase shall have been consummated in accordance with the terms of the Stock Purchase Agreement, at the Effective Time the Casino USA Shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Notwithstanding the foregoing, in the event the Stock Purchase is not consummated in accordance with the terms of the Stock Purchase Agreement, then each share of the common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding prior to the Effective Time shall be converted into one share of the common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 3.1(b) shall be correspondingly adjusted to reflect such change.

Section 3.2 Exchange of Certificates.

(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 3.1(b). Immediately prior to the filing of the Certificate of Merger with the Secretary of State, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to (i) the sum of the Total Common Stock Merger Consideration plus (ii) the Total Option Cash Payments plus (iii) the Total SAR Cash Payments plus (iv) the Total Restricted Stock Payments (the “Aggregate Merger Consideration,” and such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and Section 3.3(a)-(c), Buyer shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock, Company Options, the SARs, RSUs and shares of Restricted Stock and (ii) applied promptly to making the payments pursuant to Section 3.2(b) hereof. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) As promptly as practicable following Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (i) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement, (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 3.3(a) hereof in respect of such Company Option, (iii) to each holder of a SAR, a check in an amount due and payable to such holder pursuant to Section 3.3(a) hereof, and (iv) to each holder of a share of Restricted Stock or a RSU, a check in an amount due and payable to such holder pursuant to Section 3.3(c) in respect of such Restricted Stock or RSU.

(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof and, if required by the Paying Agent, the posting by such holder of a bond) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor cash in the amount of the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share (subject to any applicable withholding taxes), to be mailed within five (5) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof and, if required by the Paying Agent, the posting by such holder of a bond) or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Book-Entry Shares, Company Options, SARs, RSUs or Restricted Stock for six (6) months after the Effective Time shall be delivered to Buyer, upon demand, and any such holders prior to the Merger who have not theretofore complied with this ARTICLE III shall thereafter look only to Buyer, as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of a Book-Entry Share, such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate and Book-Entry Share (other than Certificates or Book-Entry Shares representing Dissenting Shares and Certificates or Book-Entry Shares referred to in Sections 3.1(a) and 3.1(c) hereof) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Merger Consideration in respect of the Company Common Stock formerly represented thereby.

(f) No Liability. None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent or any of their respective officers shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one (1) year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Buyer or the Paying Agent from making the payments required by this ARTICLE III, and following any investment losses Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock, Company Options, SARs, RSUs and Restricted Stock in the amount of such losses, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty days or obligations guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Buyer, as Buyer directs.

(h) Required Withholding. Each of the Buyer, Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or to any holder or former holder of Certificates, Book-Entry Shares, Company Options, SARs or Restricted Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

Section 3.3 Stock Options; SARs; Restricted Stock and RSUs.

(a) Treatment of Options. Immediately prior to the Effective Time, all Company Options then outstanding shall become fully vested and exercisable. Except with respect to the Company Options held by certain employees of the Company who have reached a separate written agreement with the Buyer and who have been identified by Buyer prior to the Closing Date, at the Effective Time, each share of Company Common Stock issuable pursuant to each Company Option not theretofore exercised shall be converted into the right to receive an amount in cash (without interest) equal to the per share Merger Consideration, and, subject to the receipt of necessary consents, if any, each such Company Option shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “Option Cash Payment”, and the sum of all such payments the “Total Option Cash Payments” ) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the Company Options to implement the foregoing provisions of this Section 3.3(a).

(b) Treatment of SARs. Immediately prior to the Effective Time, all SARs then outstanding shall become fully vested and exercisable. Except with respect to the SARs held by certain employees of the Company who have reached a separate written agreement with the Buyer and who have been identified by Buyer prior to the Closing Date, at the Effective Time, each share of Company Common Stock issuable pursuant to each SAR not theretofore exercised shall be converted into the right to receive an amount in cash (without interest) equal to the per share Merger Consideration, and, subject to the receipt of necessary consents, if any, each such SAR shall be cancelled and, in exchange therefor, each holder of any such cancelled SAR shall be entitled to receive, as promptly as practicable thereafter, an amount of cash (without interest) (the “SAR Cash Payment”, and the sum of all such payments the “Total SAR Cash Payments” ) equal to the product of (x) the total number of shares of Company Common Stock subject to such SAR multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Company Common Stock under such SAR (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled SAR shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. The Board of Directors of the Company, or, where appropriate, the applicable administrative committee under each Company Stock Plan, shall take all reasonable actions necessary and appropriate to make such adjustments and amendments to or make such determinations with respect to the SARs to implement the foregoing provisions of this Section 3.3(b).

(c) Treatment of Restricted Stock and RSUs. Prior to the Effective Time, the Company shall take all action necessary such that as of the Effective Time, each share of Restricted Stock and each RSU that is issued and outstanding as of the Effective Time, shall by virtue of the Merger and without any action on the part of any holder of any Restricted Stock or RSUs, become fully vested and converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Merger Consideration (such payment to be net of Taxes required by Law to be withheld with respect thereto) (the “Restricted Stock Payment” and the sum of all such payments, the “Total Restricted Stock Payments”). As of the Effective Time, all Restricted Stock and RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a share of Restricted Stock or RSUs shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment.

(d) Payments. Each cash payment described in this Section 3.3 shall be made in accordance with Section 3.2 of this Agreement.

Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE III.

Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give Buyer (i) reasonable notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals and attempted withdrawals of such notices and any other instruments served pursuant to Section 262 of Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of Delaware Law. The Company shall not, except with the prior written consent of Buyer or as otherwise required by Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

Section 3.6 Transfers; No Further Ownership Rights. All cash paid upon surrender of the Certificates, Book-Entry Shares, Company Options, SARs, RSUs or Restricted Stock in accordance with this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to securities represented by such Certificates, Book-Entry Shares, Company Options, SARs, RSUs or Restricted Stock. At the close of business on the Closing Date, except the Casino USA Shares, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration, as provided for in Section 3.1(b) hereof, for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions (i) disclosed in the Company SEC Documents (other than with respect to Sections 4.3 and 4.7) filed or furnished with the SEC prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof or in any section relating to forward-looking statements, and any other disclosures included therein to the extent that they are predictive or forward-looking in nature), to the extent that such exceptions are readily apparent, or (ii) set forth in any section of the separate disclosure schedule which has been delivered by the Company to Buyer prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies to any other section to which its relevance is readily apparent, the Company hereby represents and warrants to Buyer and Acquisition Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Certificate of Incorporation and Bylaws. The Company has made available to Buyer prior to the date of this Agreement a complete and correct copy of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, each as amended to date, of the Company, and the equivalent organizational documents of each of its Subsidiaries. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws (or equivalent organizational documents) of the Company and each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in violation of any provision of the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (or equivalent organizational documents).

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share; and 10,000,000 shares of the Company’s preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of February 15, 2007, (i) 32,492,906 including shares held in treasury but excluding unvested restricted shares outstanding shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding; and as of February 15, 2007 (iii) 822,744 shares of Company Common Stock were held in treasury. As of February 15, 2007 there were (i) 988,302 shares of Company Common Stock authorized for future issuance under Company Stock Plans, (ii) outstanding Company Options to purchase 2,765,122 shares of Company Common Stock with a weighted average exercise price equal to $10.1924 per share, (iii) 239,000 shares of Company Common Stock subject to outstanding SARs with a weighted average grant price equal to $15.0539 per share, (iv) no shares of RSUs issued and outstanding and (v) 324,280 shares of Restricted Stock issued and outstanding. Except as set forth above, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to, nor issued in violation of, any preemptive or similar rights.

(b) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. The per share exercise price or purchase price for each Company Option is equal to or greater than the fair market value of the underlying shares of Company Common Stock on the effective date of the corporate action effectuating the initial grant of such Company Option, determined as prescribed by the applicable Company Stock Plan.

(c) All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable and (ii) are owned, of record and beneficially, by the Company or a Subsidiary thereof free and clear of all Liens other than Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are beneficially owned, directly or indirectly, by the Company. Section 4.3(c) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, its jurisdiction of incorporation or organization, its authorized and outstanding capital stock or other equity interests and the owner thereof. Except for the Company’s Subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other Person.

Section 4.4 Authority.

(a) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) The Board of Directors of the Company has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company stockholders and (iii) resolved (subject to Section 6.6(c) hereof) to recommend that the Company stockholders adopt this Agreement and directed that this Agreement be submitted to the Company stockholders for adoption, and (iv) approved and declared advisable the Stock Purchase Agreement.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, directly or indirectly, (i) conflict with or violate the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries or under any Contract to which the Company or any of its Subsidiaries is a party, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Permits and Licenses; Compliance with Laws. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected (each, a “Contract“), except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Company SEC Documents.

(a) The Company has filed with the SEC all forms, documents and reports required to be filed or furnished by it with the SEC since December 31, 2004 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. To the Knowledge of the Company, as of the date hereof, there are no unresolved comments from the staff of the SEC with respect to the Company SEC Documents. No Subsidiary of the Company is required to file any form, report or other document with the SEC or any similar governmental entity or any national securities exchange or quotation service.

(b) Each of the consolidated financial statements (as restated, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents and the Company’s unaudited consolidated balance sheet dated December 31, 2006 has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company has furnished to Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d) The Company has furnished to Buyer a draft, unaudited, preliminary statement of profit and loss for the 28 day fiscal period ended January 28, 2007.

Section 4.8 Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and the Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material (unless clearly inconsequential), that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2004, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

Section 4.9 Absence of Certain Changes or Events. From December 31, 2006 through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that would have, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not taken or failed to take, or caused or permitted any Subsidiary of the Company to take or fail to take, any action that, if taken after the date hereof, would be prohibited by Section 6.1.

Section 4.10 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s unaudited consolidated balance sheet dated December 31, 2006 (or the notes thereto) or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice, since the date of such balance sheet, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations of any nature, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Absence of Litigation.

(a) There is no material litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset owned by the Company or any Subsidiary of the Company, or before any court, arbitrator, or Governmental Authority.

(b) To the Knowledge of the Company, as of the date hereof, no executive officer or director of the Company or any Subsidiary of the Company is a defendant in any Action in connection with his or her status as an executive officer or director of the Company or any Subsidiary of the Company.

(c) Neither the Company nor any Subsidiary of the Company nor any property or asset owned by the Company or any Subsidiary of the Company is subject to any outstanding Orders against the Company or any of its Subsidiaries, in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no actions by the SEC or other Governmental Authorities pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Subsidiary of the Company or any malfeasance by any executive officer or director of the Company.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Disclosure Schedule contains a true and complete list of each Company Benefit Plan, and true and complete copies of each Company Benefit Plan have been made available to Buyer including, as applicable, all related trusts or other funding agreements, all amendments to such plans, the three most recent IRS Form 5500 filed in respect of any such plan, the most recent summary plan description and summaries of material modifications, and the three most recent actuarial valuations.

(b) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims pending or, to the Knowledge of the Company, threatened by or on behalf of any employee of the Company or any of its Subsidiaries involving any Company Benefit Plan or its assets (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan. All material contributions required to have been made to any Company Benefit Plan by the Company or any ERISA Affiliate thereof pursuant to applicable Law (including, without limitation, ERISA and the Code) or a plan document have been made within the time required by such applicable Law or plan document.

(c) No direct, contingent or secondary liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate with respect to any Pension Plan that has not been satisfied in full, and no such liability is expected to be incurred by the Company or any ERISA Affiliate other than liability for premiums due the Pension Benefit Guaranty Corporation under Title IV of ERISA (which premiums have been or are expected to be paid when due).

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred that has had, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)(i) No Pension Plan has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code; (ii) the “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Pension Plan; (iii) no “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Benefit Plan or any plan maintained by an ERISA Affiliate as to which notices would be required to be filed with the PBGC; (iv) no material liability has been incurred pursuant to the provisions of Title I or IV of ERISA or Sections 4971-4980G of the Code by the Company or any ERISA Affiliate and no condition or event exists or has occurred which would reasonably be expected to result in any such material liability to any such Person; and (v) no Pension Plan has requested or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

(f) With respect to each Company Benefit Plan which is a Multiemployer Plan, to the Knowledge of the Company: (i) no withdrawal liability has been incurred by the Company or any ERISA Affiliate, and the Company has no reason to believe that any such liability will be incurred, prior to the Closing Date; (ii) no such plan is in “reorganization” (within the meaning of section 4241 of ERISA); (iii) no notice has been received that increased contributions that may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA); (iv) no proceedings have been instituted by the Pension Benefit Guaranty Corporation against the plan; (v) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA; and (vi) if the Company or any ERISA Affiliate were to have a complete or partial withdrawal under section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of the Company or any ERISA Affiliate.

(g)(i) No benefit under any Company Benefit Plan, including any severance or parachute payment plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated under this Agreement either alone or in conjunction with any event; (ii) neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement will trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any Company Benefit Plan; and (iii) the tax deductibility of any amount payable under any Company Benefit Plan will not be limited by operation of Section 280G of the Code.

(h) Except as provided under existing collective bargaining agreements, there is no commitment or agreement (whether written or oral) that would prevent the termination or modification as to such employees or former employees of any Benefit Plan under which such obligations arise.

(i) To the Knowledge of the Company, each individual who renders services to the Company or one of its Subsidiaries who is classified as having the status of an independent contractor, intern or other non employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized and treated.

(j) The Company Benefit Plans that are group health plans (as defined for the purposes of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and all regulations thereunder (“COBRA”)) have complied with the requirements of COBRA to provide healthcare continuation coverage to qualified beneficiaries who have elected, or may elect to have, such coverage, except for any violation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company Benefit Plans that are health plans (as defined in 45 CFR 160.103) and thereby are subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 have been administered in compliance with such provisions. No Company Benefit Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by COBRA or pursuant to any state laws requiring continuation of benefits coverage following termination of employment.

(k) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 3, 2004. There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code.

Section 4.13 Labor Matters.

(a)(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (ii) there are no pending organizational activities or demands in writing for recognition or certification by a labor organization seeking to represent employees of the Company or any of its Subsidiaries; (iii) there is no pending labor dispute, strike or work stoppage against the Company or any of its Subsidiaries; (iv) except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice during the past year of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of or affecting the Company or any of its Subsidiaries, and there are no charges, appeals or Actions against the Company or any Subsidiary of the Company pending before or by the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration, or the National Labor Relations Board; (v) there are no outstanding Orders or other material assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by the Company or any of its Subsidiaries pursuant to any workplace safety and insurance laws which are material to the Company and its Subsidiaries taken as a whole; and (vi) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices, occupational health and safety, wages, hours and terms and conditions of employment except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are and have been in material compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act (the “WARN Act”) and any similar state or local laws relating to plant closing and layoffs. None of the employees of the Company or any of its Subsidiaries have suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule lists all registrations or applications for registration of material Company Owned Intellectual Property and material, unregistered trademarks and service marks owned by the Company. “Company Owned Intellectual Property” means Intellectual Property (as defined herein) that is owned by the Company or any of its Subsidiaries. Subject to Section 4.14(b) and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own, or possess necessary licenses or other necessary rights to use, free and clear of all Liens other than Permitted Liens, in the manner currently used, all trademarks, trade names, trade dress, logos, corporate names, domain names, service marks, including all goodwill associated therewith, copyright rights, together with translations, adaptations, derivations and combinations thereof, and patents, trade secrets, confidential business information (including inventions, formulae, data, improvements, know-how, material computer programs documentation, processes, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), computer software (including data and related documentation), and applications, registrations and renewals for any of the foregoing (the “Intellectual Property”) used in connection with the business of the Company and its Subsidiaries as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received, in the past twelve (12) months, any written claim or demand challenging the validity of any of the Company Owned Intellectual Property; and (ii) no action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which challenges the validity, enforceability or ownership of, or the right of the Company or its Subsidiaries to use (in the manner currently used), the Company Owned Intellectual Property.

(b) To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property Rights of any other Person, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, in the past twelve (12) months, any written claim or demand alleging any such infringement or misappropriation that has not been settled or otherwise resolved, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, (i) no rights in any Company Owned Intellectual Property are being infringed, misappropriated, diluted or otherwise violated in any manner by any third party, and (ii) the Company and its Subsidiaries has taken reasonable actions to maintain and protect the material Company Owned Intellectual Property, except, in this case of (i) and (ii) above, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the computer software and other information technology used internally by the Company and the Company’s Subsidiaries has not suffered any security breach in the last twelve (12) months that have had, individually or in the aggregate, a Company Material Adverse Effect. There have not been any failures or disruptions with respect to the Company’s and its Subsidiaries’ information technology systems during the past twelve (12) months that have had, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Taxes.

(a) All material Taxes of the Company and its Subsidiaries (whether or not shown on a Tax Return) that are due and payable have been duly paid. All material Tax Returns of the Company and its Subsidiaries required to be filed have been timely filed or filed within the period of permitted extensions of filing with the proper Governmental Authorities and are true, correct and complete in all material respects.

(b) With respect to open Tax periods: (i) there is no written agreement extending or waiving the period of assessment or collection of any Taxes in relation to the Company or its Subsidiaries, which extension or waiver is currently in force; (ii) there are no requests for rulings in respect of any Taxes in relation to the

Company or its Subsidiaries that is pending with any Governmental Authority; (iii) none of the Company, its Subsidiaries or any member of the Company Group has received a ruling from any Governmental Authority regarding Taxes that remains in effect; and (iv) none of the Company, its Subsidiaries or any member of the Company Group has entered into an agreement regarding Taxes which remains in effect with any Governmental Authority.

(c) The Company and its Subsidiaries: (i) are not and have not been at any time a member of any affiliated, consolidated, combined or unitary group for Tax purposes other than the Company Group or (ii) do not have any liability for the Taxes of any Person (other than another member of the Company Group) (w) under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state or local law, (x) as a transferee, successor, indemnitor or guarantor, (y) by contract or (z) otherwise.

(d) The Company has made available to Buyer complete and accurate copies of all Tax Returns of the Company and its Subsidiaries that have been filed or will be filed (after giving effect to all valid extensions of time for filing) with respect to all open periods. To the Knowledge of the Company, (i) no Taxes have been asserted in writing by any Governmental Authority to be due in respect of any open Tax period that have not been settled and fully paid as settled, (ii) no revenue agent’s report or assessment for Taxes has been received in writing by the Company or its Subsidiaries from any Governmental Authority for any open Tax period and (iii) no issue has been raised by any Governmental Authority in a writing received by the Company or its Subsidiaries in the course of any audit that has not been completed with respect to Taxes.

(e) None of the Company or its Subsidiaries is a party to or bound by or has any contractual obligation under any Tax sharing agreement or arrangement.

(f) No claim has been made by any Governmental Authority in any other state, territory or jurisdiction that the Company or any Subsidiary does not currently file Taxes that the Company or any Subsidiary is or may be subject to Tax in that jurisdiction.

(g) The Company is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.

Section 4.16 Assets. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect the assets of the Company and each of its Subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its Subsidiaries.

Section 4.17 Real Property.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of all real property owned in fee by the Company and its Subsidiaries (together with all improvements thereon and all easements, rights of way, appurtenances, zoning, water, timber, gas, mineral and similar rights established by title and relating thereto, the “Owned Real Property”). The Company or a Subsidiary of the Company owns good and marketable title to the Owned Real Property in fee subject to no Liens except Permitted Liens.

(b) Section 4.17(b) of the Company Disclosure Schedule contains a true, correct and complete list of all real property leased by the Company and its Subsidiaries as lessee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). With respect to each lease or sublease of Leased Real Property (whether by virtue of a lease, ground lease or sublease and including all ancillary documents, exhibits, or other documents related to the occupancy of the Leased Property and included any amendments and modifications thereto, each, a “Lease”): (i) the Company or a Subsidiary thereof is the tenant named under the Lease and has a good and valid leasehold interest in each parcel of Leased Real

Property which is subject to the Lease, (ii) neither the Company nor any Subsidiary thereof has assigned, sublet or encumbered any interest in the Lease and, to the Knowledge of the Company, there are no Liens thereon other than Permitted Liens, and (iii) the Lease represents the only material agreements between the parties thereto with respect to the applicable Leased Real Property.

(c) With respect to the Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Real Property; and

(ii) neither the Company nor any Subsidiary thereof has granted and, to the Company’s Knowledge, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease such Real Property, or any portion thereof or interest therein.

(d) With respect to the Owned Real Property, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, there are no written leases, subleases, licenses or agreements granting to any party or parties (other than the Company or a Subsidiary thereof) the right of use or occupancy of any portion of any Owned Real Property.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any applicable Subsidiary thereof has received any written notice or claim of default under any Lease and to the Knowledge of the Company or any applicable Subsidiary that is tenant thereunder, no event has occurred which after the giving of the notice or lapse of time, would constitute a default by the Company or any applicable Subsidiary or any other party under the Lease, (ii) each of the Leases is in full force and effect, and is the valid, binding and enforceable obligation of the Company and any applicable Subsidiary thereof and, to the Knowledge of the Company, each of the other parties thereto, and (iii) to the Knowledge of the Company and any applicable Subsidiary, no landlord or tenant under any Lease has exercised any option or right to cancel or terminate such Lease. The Company has made available to Buyer true, correct and complete copies of all material documents comprising each Lease, including all documents respecting the exercise or waiver of a material right thereunder.

(f) Neither the Company nor any Subsidiary of the Company owes or will owe any material brokerage commissions or finder’s fees with respect to any Lease or any renewal or extension thereof or the exercise of any right or option thereunder.

Section 4.18 Environmental Matters. Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with or has any liability under any Environmental Law, (c) neither the Company nor any of its Subsidiaries has caused any Release of a Hazardous Substance on, at, from or under any Real Property nor has any other release of a Hazardous Substance occurred at, on, under, to or from any Real Property or any real property formerly owned, operated or leased by the Company or any of its current or former Subsidiaries for which either the Company or such Subsidiaries has any liability, that remains outstanding, (d) the Company and each of its Subsidiaries holds all Environmental Permits required in connection with the Real Property and its operations thereat, (e) neither the Company nor any of its Subsidiaries has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-site location which has resulted in a liability or alleged liability that remains outstanding to the Company or any of its Subsidiaries, (f) neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation relating to Environmental Laws, (g) the Company has made available to Buyer all material environmental reports, studies or audits in the possession of the Company, and (h) neither the Company nor any of its Subsidiaries is subject to any Order under any Environmental Laws that remains outstanding. The representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.19 Material Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) Contract containing covenants of the Company or any Subsidiary of the Company not to compete in any line of business, industry or geographical area; (iii) Contract which relates to a partnership or joint venture or similar arrangement; (iv) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $3,000,000, or any guaranty thereof (excluding any guarantee with respect to Leased Real Property); (v) Contract or a related series of Contracts (other than this Agreement) for the acquisition or disposition (by merger or otherwise) of any assets or capital stock or other equity interests of any Person after the date hereof for aggregate consideration in excess of $3,000,000 (other than in the ordinary course of business and dispositions of inventory in the ordinary course of business consistent with past practice); (vi) any Contract that provides for aggregate payments over the remaining term of such Contract of $1,000,000 or more; or (vii) any other Contract (other than this Agreement, purchase orders for the purchase of inventory or real property leases) under which the Company or any of its Subsidiaries have made, since January 1, 2006, payments in excess of $500,000 (other than in the ordinary course of business) (all Contracts of the type described in this Section 4.19 being referred to herein as a “Company Material Contract”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto and is in full force and effect, except such as would not have, individually or in the aggregate, a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.20 Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration as provided in Section 3.1(b) payable to each holder of outstanding Company Common Stock is fair to the stockholders of the Company from a financial point of view. A copy of such opinion will be delivered to Buyer within two business days of receipt by the Company solely for informational purposes.

Section 4.21 Anti-takeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement, the Stock Purchase Agreement and the transactions contemplated hereby and thereby from any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under U.S. state or federal laws, and such action is effective as of the date hereof. The action of the Board of Directors of the Company in approving this Agreement, the Merger and the other transactions contemplated hereby is sufficient to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the Delaware Law) as set forth in Section 203 of the Delaware Law.

Section 4.22 Vote Required. The affirmative vote of the holders of outstanding Company Common Stock representing at least a majority of the outstanding Company Common Stock entitled to vote thereon (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Goldman, Sachs & Co. The Company has made available to Buyer complete and correct copies of the agreement between the Company and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and such agreement is the only agreement providing for the payment of any consideration to Goldman, Sachs & Co. with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.24 Suppliers and Vendors. Set forth on Section 4.24 of the Company Disclosure Schedule is a true and complete list of the 20 largest suppliers and vendors with respect to store inventory, by amounts expended by the Company and its Subsidiaries during the Company’s fiscal year ended December 31, 2006. As of the date hereof, there is no actual or, to the Knowledge of the Company, threatened, termination, cancellation or material reduction in the business relationship between the Company and any of its Subsidiaries, on the one hand, and any supplier or vendor named on Section 4.24 of the Company Disclosure Schedule, on the other hand. Neither the Company nor any of its Subsidiaries has fraudulently withheld from payment to any supplier or vendor any amounts in connection with a failure or alleged failure of inventory to be sold (including so-called “markdown allowances” or “markdown money”) or a failure or alleged failure of such supplier or vendor to meet logistics, transportation or billing standards (including so-called “chargebacks”).

Section 4.25 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all material insurance policies of the Company and each of its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) to the Knowledge of the Company no insurer or any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (d) the Company has received no notice of cancellation or termination with respect to any such policy. To the Knowledge of the Company, (x) there are no material claims pending against the Company or any of its Subsidiaries not covered by an insurance policy or adequately reserved for, and (y) there are no such claims that have been denied, rejected, questioned or disputed by any insurer or as to which any insurer has reserved its rights under an insurance policy.

Section 4.26 Affiliate Transactions. Except for (i) salary and other benefits provided to executive officers in the ordinary course of business and (ii) remuneration and expense reimbursements paid to directors, no executive officer or director of the Company or any Subsidiary of the Company or any person who beneficially owns 5% or more of the Company Common Stock (or any of such person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets or has any material interest in any material property owned by the Company or any Subsidiary of the Company or has engaged in any material transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.27 Questionable Payments. None of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees acting on behalf of the Company or any of its Subsidiaries) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity (in the case of representatives, agents, or non-executive employees, that could reasonably be material to the Company and its Subsidiaries taken as a whole), (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices

Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Buyer, Acquisition Sub or any other Person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Buyer and Acquisition Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the Laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.2 Certificate of Incorporation, Bylaws, and Other Organizational Documents. Buyer has made available to the Company a complete and correct copy of the certificate of incorporation, the bylaws (or equivalent organizational documents), and other operational documents, agreements or arrangements, each as amended to date, of each of the Buyer, Acquisition Sub and any individual or entity owning, of record or beneficially, Buyer Shares (other than the Investors) and any such documents, agreements or arrangements among any individuals or entities owning, of record or beneficially, Buyer Shares (collectively, “Buyer Organizational Documents”). The Buyer Organizational Documents are in full force and effect. Neither Buyer, Acquisition Sub nor, to the Knowledge of Buyer, the other parties thereto, are in violation of any provision of Buyer Organizational Documents, as applicable, except as would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.3 Authority Relative to Agreement. Each of Buyer and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (other than adoption of this Agreement by Buyer as sole stockholder of Acquisition Sub which shall occur immediately after the execution and delivery of this Agreement), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any Contract to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5 Absence of Litigation. There is no claim, action, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of Buyer, threatened against Buyer or Acquisition Sub, or any of their respective properties, assets or operations at law or in equity, and there are no outstanding Orders against the Buyer or the Acquisition Sub, in each case as would have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.6 Available Funds.

(a) Buyer has delivered to the Company true and complete copies of executed commitment letters from Bank of America, N.A., Bear Stearns &Co., Inc. and Credit Suisse and their respective affiliates (collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Buyer (the “Debt Financing”). Buyer has delivered to the Company true, accurate and complete copy of an executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitments”) from Apollo Management VI, L.P. (the “Investor”) pursuant to which the Investor has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). There are no other agreements, side letters or arrangements relating to the Equity Financing, including any syndication thereof, except as set forth in the Equity Commitment Letter.

(b) As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or rescinded or otherwise amended or modified in any material respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Buyer and Acquisition Sub and, to the Knowledge of the Buyer, the other parties thereto. There are no other agreements, side letters or Contracts to which Buyer is a party or of which it is aware relating to the Financing Commitments that could reasonably be expected to affect the availability of the Debt Financing or the Equity Financing. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be superseded to the extent permitted by Section 6.12 or at the option of Buyer after the date of this Agreement but prior to the Effective Time by instruments (in each case, the “New Debt Commitment Letters”) which replace existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided that the terms of the New Debt Commitment Letters shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any material respect or (ii) reasonably be expected to delay the Closing. In either event, the term “Financing Commitments” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question and the New Debt Commitment Letters to the extent then in effect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or Acquisition Sub under any term or condition of the Financing Commitments, and, assuming all of the representations of the Company in this Agreement and Casino USA in the Stock Purchase Agreement are true and correct and compliance by the Company with its obligations under this Agreement and compliance by Casino USA with its obligations under the Stock Purchase Agreement, neither Buyer nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Buyer and/or Acquisition Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Financing Commitments and subject to the terms and conditions of this Agreement, the aggregate proceeds from the Financing constitute all of the financing required to be provided by Buyer for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Buyer’s and Acquisition Sub’s obligations under this Agreement, including the payment of the Aggregate Merger Consideration, the payment for the Stock Purchase and the payment of all associated costs and expenses (including any refinancing of indebtedness of Buyer or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer on the terms therein.

Section 5.7 Nature of Buyer. Buyer was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.8 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of shares, par value U.S. $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Buyer or a direct or indirect wholly owned Subsidiary of Buyer. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.9 Ownership of Shares. None of Buyer, Acquisition Sub or their respective Affiliates or associates is or ever has been an “interested stockholder” (as defined in Section 203 of the Delaware Law) with respect to the Company.

Section 5.10 Brokers. No broker, finder or investment banker (other than Rothschild, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

Section 5.11 Disclaimer of Other Representations and Warranties. Buyer and Acquisition Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Buyer and Acquisition Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Buyer or Acquisition Sub as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in ARTICLE IV of this Agreement.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Buyer, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business organization, to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, the Company agrees with Buyer that, except as may be agreed in writing by Buyer and as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not:

(a) amend or otherwise change the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or such equivalent organizational documents of any of its Subsidiaries;

(b) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or as otherwise contemplated in Section 6.1(e) of this Agreement with respect to options of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however, that (i) the Company may issue shares upon exercise of any Company Option or payment of any SAR or Restricted Stock outstanding as of the date hereof, and (ii) the Company may issue shares as required pursuant to existing written employment agreements as of the date hereof that are set forth on Section 6.1(b) of the Company Disclosure Schedule;

(c) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(d) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof that are set forth on Section 4.12 of the Company Disclosure Schedule, for the Change in Control Severance Protection Memoranda that are entered into and set forth on Section 6.1(d) of the Company Disclosure Schedule, or as specifically contemplated by this Agreement or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or officers, employees, consultants or agents of the Company or any of its Subsidiaries except for normal salary increases to employees in the ordinary course of business consistent with past practices, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer, employee, consultant or agent of the Company or any of its Subsidiaries, (iii) enter into any employment agreement with any director or executive officer of the Company, (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement substantially in excess of any normal rate increases in the geographic area without the advance consent of the Buyer, which is not to be unreasonably withheld, (v) adopt, enter into, amend or otherwise increase, reprice, or accelerate the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable under any employment agreement or Company Benefit Plan or (vi) pay or award any pension, retirement, allowance, or other non-equity incentive awards or other employee or director benefit not required or contemplated by any employment agreement or Company Benefit Plan;

(e) grant, confer or award, options, convertible security, restricted stock units or other rights to acquire any of its or its Subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of any unexercisable options outstanding on the date hereof);

(f) acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments with a purchase price in excess of $5.0 million individually or $10.0 million in the aggregate;

(g) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any Person (other than a Subsidiary of the Company) except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness under substantially similar terms, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement that are set forth on Section 6.1(g) of the Company Disclosure Schedule or (iii) as otherwise required in the ordinary course of business consistent with past practice, in an aggregate principal amount not to exceed $5.0 million;

(h) modify or amend any Company Material Contract with a remaining term longer than one year which cannot be terminated without material penalty upon notice of ninety (90) days or less other than in the ordinary course of business;

(i) make any material change to its methods of accounting in effect as of January 1, 2007, except (i) as required by a change in GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) as required by a change in applicable Law or (iii) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j) release or permit the release of any Person from, waive or permit the waiver of any right under, or fail to enforce any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any Subsidiary thereof is a party and which was entered into in respect of a potential acquisition of the

Company or any Subsidiary thereof or a potential business combination transaction between the Company or any Subsidiary thereof and another Person;

(k)(i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any accounting method that is inconsistent with positions taken, elections made or accounting methods used in preparing or filing similar Tax Returns in prior periods (unless required by Applicable Law), (ii) amend any Tax Returns (unless required by Applicable Law), or (iii) settle or compromise any material claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any material claim or material audit relating to Taxes;

(l) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its properties or assets, other than in the ordinary course of business consistent with past practice and except pursuant to existing agreements in effect prior to the execution of this Agreement that are set forth on Section 6.1(l) of the Company Disclosure Schedule;

(m)(i) enter into any Contract that would be a Company Material Contract if in effect on the date hereof, (ii) enter into any Lease except for those Leases set forth in Section 6.1(m) of the Company Disclosure Schedule, or (iii) renew any Lease unless and until fewer than 60 days remain in the period for exercise of the applicable renewal right; or

(n) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2 Proxy Statement

(a) Covenants of the Company with Respect to the Proxy Statement. The Company shall prepare and shall use its reasonable best efforts to cause to be filed with the SEC, within thirty days after the date hereof, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall provide Buyer with a reasonable opportunity to review and comment on the Proxy Statement prior to filing (which comments shall be reasonably considered by the Company). The Company shall include, except to the extent provided in Section 6.6(c), the unanimous recommendation of the Board of Directors of the Company that the Company’s stockholders approve and adopt this Agreement and shall use its reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Buyer with Respect to the Proxy Statement. None of the information with respect to Buyer or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation. The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.3 Stockholders’ Meetings. The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with its certificate of incorporation, bylaws and applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting. At such Stockholders’ Meeting, the Company shall, through its Board of Directors, recommend to its stockholders the adoption of this Agreement and approval of the Merger (the “Company Recommendation”); provided, however, that the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or approval of the Merger at the Stockholders’ Meeting to the extent that the Board of Directors of the Company makes a Change of Recommendation. The Company shall keep Buyer and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Buyer or Merger Sub. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting as promptly as practicable after the date hereof shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Proposal or by a Change of Recommendation.

Section 6.4 Appropriate Action; Consents; Filings.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any divestiture, (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (vi) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting Section 6.4(a), the parties shall (A) promptly (in no event later than ten (10) Business Days following the date that this Agreement is executed) file with the FTC and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (B) duly make all notifications and other filings required (together with the HSR Filing, the “Antitrust Filings) under any other applicable competition, merger control, antitrust or similar Law that the parties deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the Buyer shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Authority for any reason in order to consummate and make effective, as promptly as practicable, the Merger and the other Transactions to be performed or consummated by the parties, including, without limitation, taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the FTC, the Antitrust Division, any State Attorney General or other Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude consummation of the Merger by the Termination Date. Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

(c) Cooperation. Each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority relating to this Agreement or the Merger, and permit the other Party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Merger, except that a party may designate certain documents or portions thereof as ‘outside antitrust counsel only’. Each party shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Merger and (z) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, unless agreed to by the other party, which consent shall not be unreasonably withheld.

Section 6.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, the Company will, and will cause each of its Subsidiaries to, provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, including for the purpose of conducting environmental assessments and investigations of the Real Properties (including, without limitation, Phase II assessments as required by the lenders providing the Debt Financing), books, Contracts and records and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and its Subsidiaries, including the monthly financial statements customarily provided to the Company’s management with respect to comparable store sales, profit and loss, capital expenditures and EBITDA; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company (it being agreed that, upon Buyer’s reasonable request, Buyer and the Company shall enter into a mutually acceptable joint defense agreement), or (iii) otherwise violate any applicable Laws; and provided, further, that the foregoing shall not permit Buyer or Representatives thereof to unreasonably interfere with or disrupt the business and operations of the Company; and provided, further, that, except for Phase II environmental assessments as required by the lenders providing the Debt Financing, Buyer shall not conduct any intrusive or other testing or sampling at or of any Real Property without reasonable basis therefor and the express written consent of the Company, which consent shall not be unreasonably withheld.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.6 No Solicitation of Competing Proposal.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective investment bankers, attorneys, accountants and other Representatives to, immediately cease and terminate all activities, discussions and negotiations with any Person with respect to, or which would reasonably be expected to lead to a Competing Proposal. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

(b) Notwithstanding the limitations set forth in Section 6.6(a), if the Company receives a Competing Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, and the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure to take the actions referred to in either of clause (x) or (y) below would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement containing restrictions on such third party no more favorable to such third party than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that prior to the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Buyer of such Superior Proposal or the determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.

(c) Notwithstanding the limitations set forth in Section 6.6(a), the Board of Directors of the Company may change, qualify, withhold or withdraw the Company Recommendation (a “Change of Recommendation”) if the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Board of Directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that the Company shall provide Buyer with reasonable prior written notice of any meeting of the Board of Directors of the Company at which a Change of Recommendation will be considered and the reasons therefor.

(d) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that any Change of Recommendation may only be made in accordance with Section 6.6(c).

(e) As used in this Agreement, “Competing Proposal” shall mean any written bona fide proposal from a third party for (i) a merger or business combination with the Company; (ii) the acquisition by any Person of ten percent (10%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) the acquisition by any Person of ten percent (10%) or more of the issued and outstanding Company Common Stock.

(f) As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal for or in respect of all of the outstanding Company Common Stock or all of the Company’s and its Subsidiaries’, taken as a whole, assets, made by any Person (i) on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement, (ii) is reasonably likely to be consummated, and (iii) which is not conditioned on financing or if conditioned on financing, the Board of Directors of the Company determines, in good faith, is reasonably likely to be obtainable on the terms proposed.

Section 6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors and officers, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement shall survive the Merger and shall continue in full force and effect. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries or Affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement.

(b) Buyer will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable in both amount and terms and conditions of coverage than the existing policy of the Company (a true and complete copy of which has previously been provided to Buyer) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Buyer and the Surviving Corporation shall not be required to pay the one-time premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance (the “Maximum

Premium”); provided further, that if the annual premiums of such insurance coverage exceed such amount, Buyer or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, Buyer may elect to purchase (or to cause the Surviving Corporation to purchase), in lieu of the D&O Insurance, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years following the Effective Time with respect to wrongful acts or omissions occurring at or prior to the Effective Time, which program shall be comparable in both amount and terms and conditions of coverage to the existing policy of the Company; provided, that the premium for such “tail” or “runoff” policy shall not exceed an amount equal to the Maximum Premium. Buyer acknowledges that the Company is in the process of obtaining insurance coverage as discussed with Buyer, which, upon its effectiveness, would satisfy the requirements of this Section 6.7(b). The Company agrees that, from and after the date hereof, the Company will consult with Buyer and Buyer’s insurance broker as to the status of and other material information regarding such insurance coverage.

(c) The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(d) Notwithstanding anything contained in Section 9.1 or Section 9.5 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

Section 6.8 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (c) any fact, event or circumstance known to it that (i) individually or taken together with all other facts, events and circumstances known to it, has had, individually or in the aggregate, a Company Material Adverse Affect or Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a breach of any of such person’s representations, warranties, covenants or agreements contained herein, or (iii) failure of any condition precedent to Buyer’s or the Company’s obligations, as applicable; provided, however, that (x) the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to Buyer or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (y) disclosure by the Company or Buyer shall not be deemed to amend or supplement the Company Disclosure Schedule (with respect to any disclosure by the Company) or constitute an exception to any representation or warranty.

Section 6.9 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be mutually agreed to by Buyer and the Company. Thereafter, Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE to which Buyer or the Company is a party, in which case the Company shall provide Buyer reasonable prior written notice and the opportunity to comment on such release or statement in advance of its issuance or filing, as applicable.

Section 6.10 Employee Matters.

(a) During the one-year period commencing on the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide for the benefit of current employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation (“Company Employees”), other than those Company Employees who are covered by a collective bargaining agreement, compensation and benefits while employed by the Buyer or the Surviving Corporation after the Closing Date on terms that are in the aggregate substantially comparable to those being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans (excluding equity compensation).

(b) Without limiting paragraph (a) of this Section 6.10:

(i) during the one year period commencing on the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to Company employees who experience a termination of employment severance benefits that are no less than the severance benefits that would have been provided to such employees (x) in accordance with the severance pay policy set forth in Section 4.12(a) of the Company Disclosure Schedule upon a termination of employment immediately prior to the Effective Time or (y), if applicable, in accordance with a Change in Control Severance Protection Memo (which has been made available to Buyer and disclosed in Section 6.1(d) and 4.12(a) of the Company Disclosure Schedule) upon a termination of employment on or after the Effective Time; and

(ii) commencing on the Effective Time, the Buyer shall cause the Surviving Corporation to assume the Company Amended and Restated 2004 Executive Severance Plan and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations thereunder in the same manner and to the same extent as the Company and its Subsidiaries would have been required to perform them immediately prior to the Effective Time. During the period specified in (i) above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

(c) For purposes of eligibility and vesting under the Employee Benefit Plans of Buyer, the Company, each Subsidiary of the Company and their respective Affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, each Subsidiary of the Company and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under an Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Following the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to honor the collective bargaining agreements identified in Section 4.13 of the Company Disclosure Schedules.

(e) Neither Buyer or any of its Affiliates shall adopt, become a sponsoring employer of, nor have any liabilities or obligations with respect to the Employee Benefit Plans that are sponsored, established or maintained by Groupe Casino.

(f) Neither the Company or any of its Affiliates shall, at any time 90 days before the Closing Date effectuate a “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) with respect to the Company Employees without complying fully with the notice and other requirements of the WARN Act any applicable state or local laws requiring notice to employees in the event of a plant closing or layoff.

(g) The provisions of this Section 6.10 are for the sole benefit of the Buyer and the Company and nothing in this Section 6.10 or in this Agreement, express or implied, shall: (i) confer upon any employee or legal representative or beneficiary thereof any rights or remedies, including the right of employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever by this Agreement; or (ii) be construed to prevent Buyer or any of its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that Buyer or its Affiliates may establish or maintain.

Section 6.11 Conduct of Business by Buyer Pending the Merger. Buyer and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Buyer and Acquisition Sub shall not take or agree to take any action that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.12 Financing.

(a) Buyer shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments no later than the Closing, (iii) commence the Marketing Period as soon as reasonably practicable but in no event more than 10 days prior to the Stockholders’ Meeting and (iv) consummate the Financing no later than the Closing. Buyer shall promptly notify the Company in the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, and Buyer and Acquisition Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Buyer, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.12(a) being referred to as the “Financing Agreements”). Buyer and Acquisition Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters that are within its control. Buyer shall (x) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Arrangements of which Buyer or Acquisition Sub becomes aware or any termination thereof and (y) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(b) The Company shall and shall cause its Subsidiaries to reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions, due diligence sessions, sessions with rating agencies and road shows, (ii) furnishing Buyer, Acquisition Sub and their financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, including the financial statements and data required by Regulation S-X and Regulation S-K promulgated by the SEC, including audits thereof to the extent so required (which audits shall be unqualified) and the other accounting rules and regulations of the SEC, that is, of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act at the time during the Company’s fiscal year that the offerings contemplated by the Financing Commitments will be made, including, without limitation, financial statements for the first quarter 2007, if required, together with a SAS100 review of the financial information therein and otherwise as of a type customarily included in such private placement memoranda, (iii) assisting Buyer, Acquisition Sub and their Debt Financing sources in the preparation of (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) causing its independent accountants to provide assistance and cooperation to Buyer, including participating in drafting sessions and accounting due diligence sessions, providing consent to Buyer to use their audit reports relating to the Company and providing any necessary “comfort letters,” (v) forming new direct or indirect subsidiaries, (vi) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of the Company and any Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral, (vii) obtaining title reports, surveys and title insurance on each of the parcels of Owned Real Property (the “Title Reports and Surveys”; and, together with all of the information and other items referred to in Section 6.12(b)(ii), collectively, the “Required Information”), (viii) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, and (ix) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Buyer to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, including any high-yield debt financing, by the Surviving Corporation or any of its Affiliates immediately following the Effective Time. Buyer shall (x) keep the Company reasonably informed as to the expected starting date of the Marketing Period and shall provide prompt written notice to the Company of any occurrence or state of facts that could reasonably be expected to delay the expected starting date thereof, (y) notify the Company promptly after the Marketing Period has begun, and (z) otherwise keep the Company reasonably informed as to the status of the Marketing Period. As requested from time to time by the Company, Buyer shall, with reasonable particularity, identify and list in writing those actions or items which are delaying the commencement of the Marketing Period and the actions to be performed by the Company or otherwise to satisfy the requirements of this Section 6.12.

(c) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other material liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time. Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable expenses incurred by the Company or any of its Subsidiaries in connection with their cooperation in connection with arranging the Financing under Section 6.12(b); provided, however, that Buyer shall have no obligation to reimburse the Company or any of its Subsidiaries for any expenses incurred by any of them in connection with obtaining the Title Reports and Surveys except as expressly provided in Section 8.5(a) hereof. Buyer shall indemnify and hold harmless the Company and its Subsidiaries, and their respective participating officers and employees, for and against any losses suffered or incurred by them for any actions taken by them in good faith in connection with the arrangement of the Financing. The Company hereby consents to the use of its and its Subsidiaries’ logos as may be reasonably necessary in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of it Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

Section 6.13 Tax Covenants.

(a) During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company’s Subsidiaries to promptly notify Buyer of any federal or state income or franchise, or other material written claim for Taxes pending against or with respect to the Company or any such Subsidiary (or any material developments with respect to ongoing federal or state income or franchise or other material written claim for Taxes), including material Tax liabilities and material refund claims.

(b) The Company shall provide Buyer prompt written notice upon receipt of any material communication from the IRS or any other Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and shall provide Buyer copies of any correspondence related thereto. Prior to responding to any such communication, the Company shall (i) provide Buyer an opportunity to review and comment on such response and (ii) include in such response all reasonable comments proposed by Buyer.

Section 6.14 Company SEC Documents.

(a) Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Buyer copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with GAAP.

Section 6.15 Casino USA Financials. Following a request by Groupe Casino to Ernst & Young LLP (“E&Y”) or such other accounting firm reasonably acceptable to Buyer to complete an audit of the financial statements of Casino USA for its fiscal years ended December 31, 2006, 2005 and 2004, and, if required, financial statements for the first quarter 2007 together with a SAS100 review of the financial information therein, the Company shall cooperate with E&Y as reasonably requested and shall use its reasonable best efforts to facilitate the completion of such audit and, if required, delivery of such financial statements as promptly as practicable after the date hereof.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained;

(b) any applicable waiting period under the HSR Act and any applicable non-U.S. competition, antitrust or investment laws relating to the Merger shall have expired or been terminated and all other authorizations and Orders of, declarations and fillings with, and notices to any Governmental Authority required to permit the consummation of the Merger shall have been obtained or made and shall be in full forth and effect;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or the Debt Financing; and

Section 7.2 Conditions to the Obligations of Buyer and Acquisition Sub. The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) each of the representations and warranties of the Company contained in (i) Sections 4.3 and 4.4 of this Agreement shall be true and correct in all but de minimis respects, (ii) Sections 4.11 and 4.18 of this Agreement shall be true and correct in all material respects with respect to the Company and its Subsidiaries. taken as a whole (in each case read for purposes of this Section 7.2(a) without any material, materiality or Company Material Adverse Effect qualification), and (iii) the remainder of this Agreement shall be true and correct in all respects except, in the case of this clause (iii), for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) there shall not have occurred any event, occurrence or change that has had, individually or in the aggregate, a Company Material Adverse Effect;

(e) the holders of no more than ten (10) percent of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn appraisal rights;

(f) the Title Reports and Surveys shall have been delivered and be in form and substance acceptable to the lenders providing the Debt Financing relating to the Owned Real Property (the “Real Estate Loan”) and there shall be nothing contained therein that would result in a reduction of net cash proceeds available to Buyer at the Closing with respect to the Real Estate Loan of more than $20,000,000 from the amount committed with respect to the Real Estate Loan; and

(g) the Stock Purchase shall have been consummated prior to or simultaneously with the Effective Time; provided, however, that Buyer may not assert a failure to satisfy the condition set forth in this Section 7.2(g) in the event Buyer has received notice from Casino USA pursuant to Section 4.4(b) of the Stock Purchase Agreement that Buyer will not receive the audited financial statements of Casino USA prior to the deadline set forth therein.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:

(a) each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not have, in the aggregate, a Buyer Material Adverse Effect, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c) Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or, subject to terms hereof, after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of each of Buyer and the Company;

(b) by either Buyer or the Company, if

(i) the Effective Time shall not have occurred on or before July 31, 2007 (the “Termination Date”) and

(ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including, without limitation, the obligation of Buyer and Acquisition Sub to take all reasonable steps necessary in accordance with this Agreement so as to allow the parties to close the transactions contemplated by this Agreement as promptly as practicable;

(d) by Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) by the Company, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(c) and (2) cannot be cured on or before the Termination Date; provided that the Company shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f) by Buyer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) cannot be cured on or before the Termination Date; provided that Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g) by Buyer, if the Board or any committee thereof (i) shall have made a Change of Recommendation, whether or not permitted by this Agreement, or (ii) in the event any third party shall have commenced a tender or exchange offer or other transaction constituting a Competing Proposal, shall have failed to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer; and

(h) by the Company, if all conditions contained in Sections 7.1 and 7.2 have been satisfied or waived (excluding conditions that cannot be satisfied until the Closing), the Marketing Period shall have occurred and Buyer fails to fund the Exchange Fund as contemplated by Section 3.2(a).

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 6.5(b) and the provisions of Section 8.2, Section 8.5, Section 9.7, Section 9.8 and Section 9.10).

Section 8.2 Termination Fees.

(a) If:

(i) prior to the termination of this Agreement, any Competing Proposal is publicly proposed or publicly disclosed prior to, and, in each case, not publicly withdrawn at the time of, the Stockholders’ Meeting and (y) this Agreement is terminated pursuant to Section 8.1(b), by Buyer or the Company pursuant to Section 8.1(d) or by Buyer pursuant to 8.1(f) and (z) within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into or consummated, then, in any such event, the Company shall pay to Buyer a fee of $25 million in cash by wire transfer of same day funds (the “Company Termination Fee”), such payment to be made upon the earlier of entering into an agreement providing for, or consummation of, such Qualifying Transaction; or

(ii) this Agreement is terminated by the Buyer pursuant to Section 8.1(g) the Company shall pay the Company Termination Fee to Buyer; provided that, if a Company Termination Fee is paid in either of clause (i) above or this clause (ii), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud).

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(h) then, at the Company’s election, the Buyer shall pay to the Company a fee of $25 million in cash by wire transfer of same day funds (the “Buyer Termination Fee”) such payment to be made within five (5) Business Days after written notice of such election. In the event the Company elects to terminate this Agreement pursuant to Section 8.1(h) and provides written notice of its election to receive the Buyer Termination Fee, its receipt of payment of the Buyer Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Buyer, Acquisition Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees, representatives or Affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall be entitled to enforce all of its rights under this Agreement and the Equity Commitment Letter in the event that the Company terminates the Agreement pursuant to Section 8.1(h) and does not elect to receive the Buyer Termination Fee.

(c) Any payment made hereunder in connection with a breach of the Agreement shall include interest accruing on the amount of damages from the date of termination of the Agreement at the prime rate of Citibank, N.A.

Section 8.3 Amendment. This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument or instruments in writing signed by the parties hereto.

Section 8.4 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension, waiver or consent shall only be valid if set forth in an instrument in writing signed by the Person or Persons to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Expenses; Transfer Taxes.

(a) Except as provided in Section 6.12(c) with respect to Buyer’s obligation to reimburse the Company and its Subsidiaries for reasonable expenses incurred in connection with their cooperation in arranging the Financing, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (other than in connection with the Stock Purchase) shall be paid by the party incurring such Expenses, provided that if this Agreement is terminated pursuant to Section 8.1 (other than pursuant to Sections 8.1(f) or 8.1(g)), then all Expenses incurred in obtaining the Title Reports and Surveys shall be shared equally by Buyer and the Company.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto imposed on the holders of the Common Stock (other than Casino USA, Groupe Casino and their Affiliates) incurred in connection with the Closing and the transactions contemplated (other than in connection with the Stock Purchase) regardless of who may be liable therefor under applicable Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.7.

Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer or Acquisition Sub:

Apollo Management, L.P.
The MGM Tower
10205 Constellation Boulevard
Suite 2900
Los Angeles, CA 90067
Phone: (310) 843-1900
Fax: (310) 843-1930
Attention:	Andrew Jhawar
Michael Cohen

with copies to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178
Phone: (212) 309-6000 Fax: (212) 309-6001
Attention:	Robert G. Robison, Esq.
R. Alec Dawson, Esq.

if to the Company:

Smart & Final Inc.
600 Citadel Drive
Commerce, California 90040 Phone: (323) 869-7697 Fax: (323) 869-7862
Attention:	Donald G. Alvarado

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522 Phone: (212) 735-3000 Fax: (212) 735-2000
Attention:	Jeffrey Tindell

Section 9.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, the Buyer or Acquisition Sub may assign any of their respective rights and obligations to (i) any direct or indirect Subsidiary of Buyer or (ii) to a lender as collateral; provided that in each such case, the party making such assignment shall not be released from any obligations hereunder.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 6.7 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.8 Consent to Jurisdiction; Enforcement.

(a) Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of Buyer, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10 WAIVER OF JURY TRIAL. EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHARP HOLDINGS CORP.

By:	/s/ MICHAEL COHEN
Name:	Michael Cohen
Title:	Vice President

SHARP ACQUISITION CORP.

By:	/s/ MICHAEL COHEN
Name:	Michael Cohen
Title:	Vice President

SMART & FINAL INC.

By:	/s/ ETIENNE SNOLLAERTS
Name:	Etienne Snollaerts
Title:	President

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“Action” shall have the meaning set forth in Section 4.11(a).

“Affiliate” of a specified Person, means a Person who, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Merger Consideration” shall have the meaning set forth in Section 3.2(a).

“Agreement” shall have the meaning set forth in the Recitals.

“Antitrust Division” shall have the meaning set forth in Section 6.4(b).

“Antitrust Filings” shall have the meaning set forth in Section 6.4(b).

“Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Material Adverse Effect” means any change, effect or circumstance that is materially adverse to the business, operations, results of operations or financial condition of Buyer, Acquisition Sub and Buyer’s Subsidiaries taken as a whole, which, individually or in the aggregate, may reasonably be expected to prevent or materially delay or materially impair the ability of Buyer or any of its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

“Buyer Organizational Documents” shall have the meaning set forth in Section 5.2.

“Buyer Termination Fee” shall have the meaning set forth in Section 8.2(b).

“Casino USA” shall have the meaning set forth in the Recitals.

“Casino USA Shares” shall have the meaning set forth in Section 3.1(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.12(j).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Benefit Plan” means each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each other stock option, stock purchase, restricted stock, equity compensation, deferred compensation, retirement, bonus, incentive compensation, severance, change in control, or retention plan, agreement, arrangement or policy (written or oral), and each material fringe benefits or other material employee compensation and benefits plan, agreement, arrangement or policy, that is currently or has, in the past six years, been established, sponsored, adopted, maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries and to which the Company or its Subsidiaries has any liability.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE IV.

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company Group” means any U.S. federal income Tax consolidated return group of which the Company or any Subsidiary is a member.

“Company Material Adverse Effect” means any change, effect or circumstance that (a) is, or may reasonably be expected to be, materially adverse to the business, conditions (financial or otherwise), assets, properties, operations, results of operations of the Company and its Subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general economic conditions or securities or credit markets in general; (ii) any events, circumstances, changes or effects that affect the general food, foodservice products, and culinary equipment industries; (iii) any changes in Laws applicable to the Company or any of the Company’s Subsidiaries or any of their respective properties or assets; (iv) any outbreak or escalation of hostilities or war or any act of terrorism; or (v) the announcement or the existence of, or compliance with, this Agreement and the transactions contemplated hereby; provided in the case of the immediately preceding clauses (i), (ii) and (iii) that such changes do not affect the Company or its Subsidiaries disproportionately relative to other companies operating in the same industry, or (b) may reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated hereby.

“Company Material Contract” shall have the meaning set forth in Section 4.19(a).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Stock Plans.

“Company Owned Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Company Recommendation” shall have the meaning set forth in Section 6.3.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Stock Plans” shall mean the Company’s Long-Term Equity Compensation Plan (Amended and Restated), the Company’s Long Term Equity Compensation Plan for Non-Employee Directors, the Company’s

Non-Employee Director Stock Plan (Amended and Restated) (as amended effective February 17, 2004), and the Company’s Stock Incentive Plan.

“Company Termination Fee” shall have the meaning set forth in Section 8.2(a).

“Competing Proposal” shall have the meaning set forth in Section 6.6(e).

“Confidentiality Agreement” shall mean the confidentiality agreement dated September 27, 2006 between Buyer and the Company, as amended.

“Contract” shall have the meaning set forth in Section 4.6.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“D&O Insurance” shall have the meaning set forth in Section 6.7(b).

“Debt Commitment Letters” shall have the meaning set forth in Section 5.6(a).

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“E&Y” shall have the meaning set forth in Section 6.15.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Environmental Law” shall mean any and all Laws governing pollution, the protection of human health (including worker health) and the environment and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of or exposure to Hazardous Substances.

“Equity Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Equity Financing” shall have the meaning set forth in Section 5.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means as to any Person, any other Person which, together with such Person, is or has been treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of the Requisite Stockholder Approval, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Financing” shall have the meaning set forth in Section 5.6(a).

“Financing Agreements” shall have the meaning set forth in Section 6.12(a).

“Financing Commitments” shall have the meaning set forth in Section 5.6(b).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency or commission.

“Groupe Casino” shall have the meaning set forth in the Recitals.

“Hazardous Substance” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import regulated under any Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filing” shall have the meaning set forth in Section 6.4(b).

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer or director of the Company or served on behalf of the Company as an officer or director of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer or director.

“Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Investor” shall have the meaning set forth in Section 5.6(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” of any Person means the actual knowledge of the following officers and employees of the Company and Buyer, as to (i) the Company: Etienne Snollaerts, Richard Phegley, Donald G. Alvarado, Richard Link, C. Marie Robinson, Suzanne Mullins and Timothy Snee; and (ii) Buyer: Michael Cohen and Andrew Jhawar.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lease” shall have the meaning set forth in Section 4.17(b).

“Leased Real Property” shall have the meaning set forth in Section 4.17(b).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Maximum Premium” shall have the meaning set forth in Section 6.7(b).

“Marketing Period” shall mean the first period of 20 consecutive calendar days throughout and at the end of which: (a) Buyer and its financing sources shall have access to (i) in all material respects, the Required Information and (ii) either (x) the audited financial statements of Casino USA for the fiscal years ended December 31, 2006, 2005 and 2004 to be delivered pursuant to the Stock Purchase Agreement or (y) the notice specified in Section 4.4(b) of the Stock Purchase Agreement; provided, however, that in no event shall the Marketing Period commence prior to the earlier of five days after (A) the date that Buyer receives the Casino USA audited financial statements referred to in the preceding clause (a)(x) or (B) the date Buyer receives the notice specified in Section 4.4(b) of the Stock Purchase Agreement; and (b) the conditions set forth in Sections 7.1 and 7.2 (other than the receipt of the certificates referred to therein and the receipt of the Requisite Stockholder Approval, it being agreed that in any event the Marketing Period shall not commence more than 10 days prior to the Stockholders Meeting) shall be satisfied and nothing has occurred and no condition exists that would cause any such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive calendar day period.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Multiemployer Plan” means any “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“New Debt Commitment Letters” shall have the meaning set forth in Section 5.6(b).

“New Plans” shall have the meaning set forth in Section 6.10(c).

“NYSE” shall mean the New York Stock Exchange.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Pension Plan” means each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA, other than any Multiemployer Plan.

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due and payable as of the Closing Date, or which are being contested in good faith for which adequate accruals or reserves have been established, (ii) such non-monetary Liens or other imperfections of title, if any, that, do not materially impair, and would not reasonably be expected materially to impair the value or the continued use and operation of the assets to which they relate, including, without limitation, (A) easements, rights of way, restrictions, encumbrances, covenants, conditions, imperfections or any other matters affecting the Real Property (whether shown or not shown by the public records) including boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey, (B) rights of parties in possession, as tenants only, including any and all rights granted to any tenant or subtenant of any lease or sublease disclosed in Section 4.17(a) of the Company Disclosure Schedule or Section 4.17(b) of the Company Disclosure Schedule, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the Real Property lying within the right of way or boundary of any public road or private road which an accurate survey would disclose, (iii) Liens imposed or promulgated by Laws with respect to the Real Property and improvements located thereon, including zoning laws, ordinances and regulations now or hereafter in effect, and (iv) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, builders’, contractors’ and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith for which adequate accruals or reserves have been established, and (vi) Liens arising in connection with indebtedness of the Company and to be released on or prior to the Closing.

“Person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Qualifying Transaction” shall mean any (i) acquisition of the Company by merger or business combination transaction; (ii) acquisition by any Person (other than Buyer or any of its Subsidiaries or Affiliates) of forty percent (40%) or more of the assets of the Company and its Subsidiaries, taken as a whole; or (iii) acquisition by any Person (other than Buyer or any of its Subsidiaries or Affiliates) of forty percent (40%) or more of the outstanding Company shares.

“Real Estate Loan” shall have the meaning set forth in Section 7.2(f).

“Real Property” shall have the meaning set forth in Section 4.17(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, leaching, dumping, or disposing of a Hazardous Substance.

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Required Information” shall have the meaning set forth in Section 6.12(b).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.22.

“Restricted Stock” means any restricted stock granted pursuant to the Company Stock Plans.

“Restricted Stock Payment” shall have the meaning set forth in Section 3.3(c).

“RSU” means any restricted stock unit granted pursuant to the Company Stock Plans.

“SAR” means any stock appreciation right granted pursuant to the Company Stock Plans.

“SAR Cash Payment” shall have the meaning set forth in Section 3.3(b).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

“Stock Purchase” shall have the meaning set forth in the Recitals.

“Stock Purchase Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” of any Person, means any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(f).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (x) being a member of an Affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other Person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Title Reports and Surveys” shall have the meaning set forth in Section 6.12(a).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Total Common Stock Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Total Option Cash Payments” shall have the meaning set forth in Section 3.3(a).

“Total Restricted Stock Payments” shall have the meaning set forth in Section 3.3(c).

“Total SAR Cash Payments” shall have the meaning set forth in Section 3.3(b).

“WARN Act” shall have the meaning set forth in Section 4.13(b).

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2007 (this “Amendment”), by and among Sharp Holdings Corp., a Delaware corporation (the “Buyer”), Sharp Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Buyer (“Acquisition Sub”), and Smart & Final Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Buyer, Acquisition Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of February 20, 2007 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the parties desire to amend the Merger Agreement as provided in this Amendment;

WHEREAS, the respective Boards of Directors of Buyer, Acquisition Sub and the Company have approved this Amendment and the other transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1. Amendment to the “No Solicitation” Provision. Section 6.6(b) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

Notwithstanding the limitations set forth in Section 6.6(a), if the Company receives a Competing Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors could result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, and the Board of Directors of the Company has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure to take the actions referred to in either of clause (x) or (y) below would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement containing restrictions on such third party no more favorable to such third party than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that prior to the Company taking such actions as described in clauses (x) and (y) above, the Company shall provide written notice to Buyer of such Superior Proposal or the determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.

Section 2. Amendments to the “Dissenters’ Out” Condition. Section 7.2(e) of the Merger Agreement is hereby amended and replaced in its entirety with the following:

(e)	the holders of no more than twenty (20) percent of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn appraisal rights;

Section 3. General Provisions.

(a)	Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Merger Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

(b)	References to the Merger Agreement. After the date hereof, all references to “this Agreement,” “the transactions contemplated by this Agreement,” the Merger Agreement and phrases of similar import, shall refer to the Merger Agreement as amended by this Amendment (it being understood that all references to “the date hereof” or “the date of this Agreement” shall continue to refer to February 20, 2007).

(c)	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

(d)	Other Miscellaneous Terms. The provisions of Article IX (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHARP HOLDINGS CORP.

By:	/S/ MICHAEL COHEN
Name: Michael Cohen Title: Vice President

SHARP ACQUISITION CORP.

By:	/S/ MICHAEL COHEN
Name: Michael Cohen Title: Vice President

SMART & FINAL INC.

By:	/S/ ETIENNE SNOLLAERTS
Name: Etienne Snollaerts Title: President

Annex B

EXECUTION COPY

STOCK PURCHASE AGREEMENT, dated as of February 20, 2007 (this “Agreement”), by and between Sharp Holdings Corp. (the “Purchaser”), on the one hand, and Casino Guichard-Perrachon, S.A. (the “Shareholder”) and Casino USA, Inc., the Shareholder’s wholly owned subsidiary (the “Company”), on the other. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Purchaser, Sharp Acquisition Corp., a wholly owned subsidiary of the Purchaser (“MergerSub”), and Smart & Final Inc., a Delaware corporation (“SMF”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the acquisition by the Purchaser of all of the outstanding shares of common stock, par value $0.01 per share, of SMF (“SMF Common Stock”) not then held by the Purchaser or any of its respective Affiliates by means of a merger of MergerSub with and into SMF (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Shareholder’s wholly owned subsidiary, Cuersup S.A., is the beneficial owner of 896,200 shares of SMF Common Stock and the Company is the record or beneficial owner of 16,687,860 shares of SMF Common Stock (collectively, the “SMF Shares”), which constitutes a majority of the issued and outstanding equity interests of SMF; and

WHEREAS, as of the Closing, the Shareholder will be the record and beneficial owner of 100 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company which will constitute 100% of the issued and outstanding equity interests of the Company; and

WHEREAS, prior to the Closing (as defined below), the Shareholder shall have effected a reorganization such that the Shareholder shall own the entire issued and outstanding equity interest in the Company (the “Reorganization”); and

WHEREAS, the Shareholder wishes to sell, and the Purchaser wishes to purchase, the entire equity interest in the Company on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Board of Directors of SMF, in connection with its approval of the Merger Agreement, has approved this Agreement and the transactions provided for herein for purposes of Section 203 of the DGCL;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

SECTION 1.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing, the Shareholder agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Shareholder, the Shares.

SECTION 1.2 Purchase Price. The aggregate consideration to be paid for the Shares shall be the sum of (i) the number of SMF Shares held by the Company as of the Closing Date multiplied by the Merger Consideration (as in effect as of the Effective Time and subject to Section 5.3 hereof), plus (ii) the aggregate amount of the Company’s equity and debt investments in SMF’s synthetic lease facility (S&F Trust 1998-1) as of the Closing Date as certified by an officer of the Company as of the Closing Date (currently equal to twenty million one hundred thousand dollars ($20,100,000)), plus (iii) the aggregate amount of cash held by the Company (for the avoidance of doubt it is agreed that cash held by the Company shall not include cash held by SMF) as of the Closing Date as certified by an officer of the Company as of the Closing Date (the “Purchase Price”). The Purchase Price shall be paid in cash in the manner and at the times set forth in this Article I.

SECTION 1.3 Closing; Proceedings at Closing; Payment of the Purchase Price at Closing. (a) The closing of the transactions provided for in this Agreement (the “Closing”) shall be held concurrently with the closing of the transactions provided for in the Merger Agreement and immediately prior to the Effective Time at the time and place of the Closing of the Merger provided for in the Merger Agreement. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered except that the Closing shall be deemed to take place immediately prior to the Effective Time.

(b) At the Closing (i) the Purchaser shall pay to the Shareholder an aggregate amount in cash equal to the Purchase Price and (ii) the Shareholder shall deliver, or shall cause to be delivered, to the Purchaser the certificate(s) representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer. The payment to the Shareholder of the Purchase Price shall be made by means of wire transfer in immediately available funds to an account designated at least three Business Days prior to the Closing Date by the Shareholder.

(c) The Purchaser shall comply with the provisions of Section 1445 of the Code and the Treasury Regulations issued thereunder, which may require that a portion of the consideration payable or otherwise deliverable pursuant to this Agreement be withheld and paid over to the Internal Revenue Service by the Purchaser. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. If, within 30 days prior to the Closing Date, the Company (i) has provided the Purchaser with a statement which complies with the requirements of Treasury Regulations Section 1.897-2(g)(1)(ii) and 1.1445-2(c)(3) and (ii) has provided notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2) or (4), and (5), if applicable, the Purchaser shall not withhold any such amount.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

Except as specifically set forth in the Disclosure Schedule, dated the date hereof and delivered by the Shareholder and the Company to the Purchaser, each of the Shareholder and the Company jointly and severally represents and warrants to the Purchaser as follows:

SECTION 2.1 Authority; Execution; Title to Shares. (a) The Shareholder is a corporation validly existing under the laws of the jurisdiction of its incorporation. Each of the Shareholder and the Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholder and the Company and, assuming this Agreement constitutes the legal, valid and binding obligation of Purchaser, constitutes a legal, valid and binding agreement of each of the Shareholder and the Company, enforceable against each of the Shareholder and the Company in accordance with its terms.

(b) Each of the Shareholder and the Company has good title to, and is the record or beneficial owner of, the Shares and the SMF Shares, as applicable, free and clear of any and all liens (statutory or otherwise), mortgages, pledges, charges, hypothecations, assignments, encumbrances, security interests, restrictions, claims or equities of any kind or nature whatsoever (“Liens”).

SECTION 2.2 No Conflict; Required Filings and Consents. (a) Neither the execution, delivery or performance of this Agreement by the Shareholder and the Company will: (i) conflict with the Certificate of Incorporation or By-Laws (or other governing documents) of either the Shareholder or the Company; (ii) violate any Law applicable to either the Shareholder or the Company; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement, note, bond, indenture, mortgage, deed of trust, lease or other contract or any permit or judgment, to which either the Shareholder or the Company is a party or by which either of them or any of their respective assets or properties is bound or encumbered.

(b) Except for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by either the Shareholder or the Company in connection with the execution, delivery and performance of this Agreement by the Shareholder and the Company.

SECTION 2.3 Organization, Standing and Authority. The Company is a duly organized and validly existing corporation and in good standing under the laws of the State of California, with all power and authority to own or lease all of its properties and assets and conduct its business as currently conducted.

SECTION 2.4 Capital Stock. As of the Closing Date, the authorized capital stock of the Company shall consist of only the Shares. The Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and not subject to any preemptive or subscription rights (and were not issued in violation of any preemptive or subscription rights). There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating the Shareholder or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Shareholder or the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock.

SECTION 2.5 Financial Statements. (a) The Shareholder has delivered to the Purchaser complete and accurate copies of the audited consolidated financial statements of the Company as at and for the fiscal year ended December 28, 2003 (the “Audited Consolidated Financial Statements”), together with all related schedules and notes thereto, and unaudited unconsolidated financial statements of the Company as at and for the fiscal years ended January 2, 2005 (the “Unaudited 2004 Financial Statements”) and January 1, 2006 (the “Unaudited 2005 Financial Statements”) and as at and for the 12 month period ended December 31, 2006 (the “Unaudited 2006 Financial Statements” and together with the Audited Consolidated Financial Statements, the Unaudited 2004 Financial Statements and the Unaudited 2005 Financial Statements, the “Company Financial Statements”). The Audited Consolidated Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered and the balance sheets included in the Company Financial Statements fairly present the financial position of the Company as of the dates thereof and the statements of income included in the Company Financial Statements fairly present the results of operations of the Company for the periods then ended (on a consolidated or unconsolidated basis as the case may be).

(b) As of the date hereof the Company has, and as of the Closing Date, the Company will have, no liabilities, debts or obligations of any nature, whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due (“Liabilities”), other than Liabilities that are reflected or reserved against on the balance sheet included in the Unaudited 2006 Financial Statements and other than Liabilities of SMF that are also Liabilities of the Company solely by reason of the Company’s status as a shareholder of SMF.

SECTION 2.6 Taxes. (a) All material Tax Returns of the Company and any member of the Company Group required to be filed have been timely filed or filed within the period of permitted extensions of filing with the proper Governmental Authorities and are true, correct and complete in all material respects.

(b) With respect to open Tax periods, (i) there is no written agreement extending or waiving the period of assessment or collection of any Taxes in relation to the Company and any member of the Company Group, which extension or waiver is currently in force; (ii) there are no requests for rulings in respect of any Taxes in relation to the Company and any member of the Company Group that is pending with any Governmental Authority; (iii) neither the Company nor any member of the Company Group has received a ruling from any Governmental Authority regarding Taxes that remains in effect; and (iv) neither the Company nor any member of the Company Group has entered into an agreement regarding Taxes which remains in effect with any Governmental Authority.

(c) The Company (i) is not and has not been at any time a member of any affiliated, consolidated, combined or unitary group for Tax purposes other than SMF and its subsidiaries or (ii) has no Liability for the Taxes of any Person (other than SMF and its subsidiaries) (w) under Section 1.1502-6 of the Treasury Regulations, or any similar provision of state or local Law, (x) as a transferee, successor, indemnitor or guarantor, (y) by contract or (z) otherwise.

(d) The Company has made available to the Purchaser complete and accurate copies of all Tax Returns of the Company and any member of the Company Group as filed that have been filed or drafts of Tax Returns that will be filed prior to the Closing Date (after giving effect to all valid extensions of time for filing) with respect to all open periods. To the knowledge of the Company and the Shareholder, (i) no Taxes have been asserted in writing against the Company by any Governmental Authority to be due in respect of any open Tax period that have not been settled and fully paid as settled, (ii) no revenue agent’s report or assessment for Taxes has been received in writing by the Company or any member of the Company Group from any Governmental Authority for any open Tax period and (iii) no issue has been raised by any Governmental Authority in a writing received by the Company or any member of the Company Group in the course of any audit that has not been completed with respect to Taxes.

(e) The Company is not a party to or bound by or has any contractual obligation under any Tax sharing agreement or arrangement.

(f) No claim has been made in writing by any Governmental Authority in any state, territory or jurisdiction that the Company does not currently file Taxes that the Company is or may be subject to tax in that jurisdiction.

(g) The Company is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Shareholder that:

SECTION 3.1 Organization and Qualification. The Purchaser is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted.

SECTION 3.2 Authority Relative to this Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the Shareholder and the Company, this Agreement constitutes a legal, valid and binding agreement of the Purchaser.

SECTION 3.3 No Conflict; Required Filings and Consents. (a) Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Certificate of Incorporation or By-Laws (or other governing documents) of the Purchaser; (ii) violate any Law applicable to the Purchaser; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement, note, bond, indenture, mortgage, deed of trust, lease or other contract or any permit or judgment, to which the Purchaser is a party.

(b) Except for the pre-merger notification requirements of the HSR Act, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3.4 No Other Representations or Warranties. Purchaser acknowledges and agrees that, (a) except for the representations and warranties contained in Article II, none of the Shareholder, the Company or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) makes any express or implied representation or warranty on behalf of the Shareholder or the Company with respect to the SMF Shares, the Shareholder, SMF or the Company or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby; (b) none of the Shareholder, the Company or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) will have or will be subject to any liability or indemnification obligation to Purchaser or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) resulting from the distribution to Purchaser or Purchaser’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Purchaser in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in Article II and (c) none of the Shareholder, the Company or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) will have any liability, or any indemnification obligation to the Purchaser or any other Person (other than SMF, whose obligations shall be governed by the Merger Agreement) whether before or after the Effective Time with respect to any of the representations, warranties, covenants or agreements made by SMF in the Merger Agreement.

ARTICLE IV

COVENANTS

SECTION 4.1 Conduct of Business of the Company. During the period from the date of this Agreement to the Effective Time, the Shareholder shall cause the Company to conduct its operations as required to fulfill any and all obligations hereunder necessary to consummate the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, that the Shareholder shall cause the Company (i) to not knowingly take, agree or commit to take any action that could reasonably be expected to make any representation and warranty of the Shareholder or the Company, as applicable, contained in this Agreement inaccurate in any respect at the Closing, (ii) to take all actions reasonably necessary to prevent any such representation or warranty from being inaccurate in any material respect at the Closing and (iii) to not knowingly take any action that could reasonably be expected to prevent or delay in any respect the transactions contemplated by the Merger Agreement and this Agreement.

SECTION 4.2 Financing. The Shareholder shall cause the Company to reasonably cooperate in connection with the arrangement of the Financing, including any high-yield debt financing, as may be reasonably requested by the Purchaser, including but not limited to (a) furnishing the Purchaser, MergerSub and their Financing sources as promptly as practicable with such financial and other pertinent information regarding the Company as may be reasonably requested by Purchaser, data required by Regulation S-X and Regulation S-K, including, without limitation, financial statements for the first quarter 2007, if required, together with a SAS100 review of the financial information therein and as otherwise customarily included in such private placement memoranda, (b) requesting its independent accountants to provide assistance and cooperation to Purchaser, including, without limitation, participating in drafting sessions and accounting due diligence sessions and providing any necessary “comfort letters,” and (c) providing management representation letters relating to such comfort letters as reasonably requested by Purchaser. Purchaser shall, promptly upon request by the Shareholder, reimburse the Shareholder and the Company for all reasonable expenses incurred by the Shareholder and the Company or any of their Affiliates (other than SMF, whose rights shall be governed by the Merger Agreement) in connection with such cooperation, but excluding the costs relating to the audit resulting in the Recent Audited Financial Statements. Purchaser shall indemnify and hold harmless the Shareholder, the Company and their respective Affiliates (other than SMF, whose rights shall be governed by the Merger Agreement), and their respective participating officers and employees, for and against any losses suffered or incurred by them for actions taken by them in good faith in connection with the arrangement of the Financing.

SECTION 4.3 Tax Covenants. (a) During the period from the date hereof to the Effective Time, the Company shall: (i) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by the Company, as the case may be, and all Post-Signing Returns shall be prepared in a manner consistent with past practice (except as required by applicable Law), (ii) timely pay all Taxes due and payable by the Company and (iii) promptly notify the Purchaser of any federal or state income or franchise, or other material claim for Taxes pending against or with respect to the Company (or any significant developments with respect to ongoing federal or state income or franchise or other material claim for Taxes), including material Tax liabilities and material refund claims.

(b) The Company shall not (i) amend any Tax Returns (unless required by applicable Law), (ii) settle or compromise any claim or assessment relating to Taxes, enter into any closing agreement relating to Taxes or consent to any claim or audit relating to Taxes, (iii) make or change any elections relating to Taxes (unless required by applicable Law), or (iv) adopt any accounting method that is inconsistent with past practice (unless required by applicable Law).

(c) Any tax sharing agreement or arrangement to which the Company is a party shall terminate on the Closing Date.

SECTION 4.4 Audited Financial Statements. No later than the later of sixty (60) days from the date hereof and ten (10) days prior to the Stockholders’ Meeting, the Shareholder shall cause the Company to deliver to the Purchaser either (a) an audit completed by Ernst & Young LLP, or such other accounting firm reasonably acceptable to the Purchaser of the Unaudited 2004 Financial Statements, Unaudited 2005 Financial Statements and Unaudited 2006 Financial Statements (such statements after completion of the audit, the “Recent Audited Financial Statements”), or (b) a notice that the Shareholder will not be able to deliver the Recent Audited Financial Statements by such deadline.

SECTION 4.5 Assigned Contracts. Prior to the Effective Time, the Shareholder shall cause the Company to assign, transfer, convey and deliver the contracts set forth on Schedule 4.5 hereof (the “Assigned Contracts”) to an Affiliate of the Shareholder or of the Company and such Affiliate shall acquire all of the rights, title and interests in and assume all the liabilities in respect of such Assigned Contracts, provided, however, none of the Shareholder, the Company or any of their respective Affiliates shall be required to seek or obtain any consent from any Person with respect to such assignment.

ARTICLE V

AGREEMENTS

SECTION 5.1 Agreement to Vote. Each of the Shareholder and the Company agrees that, except as otherwise set forth herein, during the period from and after the date hereof and until this Agreement terminates pursuant to Section 7.1, at the Stockholders’ Meeting or any other meeting of the stockholders of SMF, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of SMF, relating to any proposed action by the stockholders of SMF with respect to the matters set forth in this Section 5.1, the Shareholder and the Company each irrevocably agrees to vote (or cause to be voted), in person or by proxy, all the SMF Shares, and any other voting securities of SMF (whenever acquired), that are owned beneficially or of record by the Shareholder or the Company or as to which they have, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, and any actions in furtherance thereof requiring a vote of SMF’s stockholders, (ii) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or agreement of SMF contained in the Merger Agreement or that is reasonably likely to result in any of the conditions to the Purchaser’s obligations under the Merger Agreement not being fulfilled, (iii) except as otherwise agreed to in writing in advance by the Purchaser, against (A) any Competing Proposal, (B) any reorganization, recapitalization, dissolution or liquidation of SMF, (C) any change to the present capitalization of SMF, any amendment to SMF’s certificate of incorporation or by-laws other than in connection with the transactions contemplated by the Merger Agreement or any other material change to SMF’s corporate structure or business and (D) any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement and (iv) in favor of any matter reasonably necessary for consummation of the transactions contemplated by the Merger Agreement and this Agreement, including, without limitation, with respect to the accuracy of the representations and warranties provided for in Article II herewith, and in connection therewith, to execute any documents that are reasonably necessary or appropriate in order to effectuate the foregoing, including granting to the Purchaser the ability of the Purchaser or its nominees to vote the SMF Shares directly. Any such vote will be cast or consent will be given in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The obligations of the Shareholder and the Company set forth in this Section 5.1 shall apply whether or not (x) the Board of Directors of SMF has effected a Change of Recommendation or (y) SMF breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

(b) Notwithstanding the foregoing, in the event of a Change of Recommendation pursuant to Section 6.6(c) of the Merger Agreement the obligations of the Shareholder and the Company to vote the SMF Shares in the manner set forth in Section 5.1(a) shall apply only to an aggregate number of SMF Shares that is equal to 30% of the total number of outstanding shares of SMF Common Stock.

SECTION 5.2 Grant of Irrevocable Proxy. Each of the Shareholder and the Company hereby appoints the Purchaser and any designee of the Purchaser, and each of them individually, as each of the Shareholder and the Company’s attorney-in-fact and proxy, with full power of substitution and re-substitution, during the period from and after the date hereof and until this Agreement terminates pursuant to Section 7.1 to vote all of the SMF Shares (or such lower number as provided in Section 5.1(b)) in respect of such matter, or to act by written consent in respect thereof, in accordance with Section 5.1. This power of attorney and proxy is given to secure the performance of the Shareholder’s and the Company’s obligations set forth in Section 5.1 of this Agreement. Each of the Shareholder and the Company acknowledges that THIS POWER OF ATTORNEY AND PROXY (a) IS COUPLED WITH AN INTEREST, (b) constitutes, among other things, an inducement for the Purchaser to enter into the Merger Agreement and (c) IS IRREVOCABLE. Each of the Shareholder and the Company hereby ratifies and confirms all that this power of attorney and proxy may lawfully do or cause to be done by virtue hereof, in accordance with the terms of this Agreement. The power of attorney granted by each of the Shareholder and the Company herein is a durable power of attorney and will survive the dissolution, bankruptcy or other incapacity of the Shareholder and the Company; and the proxy granted herein by each of the Shareholder and the Company is executed and, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Each of the Shareholder and the Company hereby revokes all other powers of attorney and proxies with respect to the SMF Shares that it may have heretofore appointed or granted, and agrees that it will not, during the term of this Agreement, appoint or grant any subsequent power of attorney or proxy, or enter into any voting trust or other agreement or arrangement with respect to the voting of, any SMF Shares to which this power of attorney and proxy is then applicable (and if appointed or granted in violation hereof, any such trust, agreement, arrangement, power of attorney or proxy will not be effective). Each of the Shareholder and the Company will take such further action or execute such other instruments as may be necessary to effectuate the intent of this Section 5.2.

SECTION 5.3 Further Agreements. (a) Each of the Shareholder and the Company hereby agrees, while this Agreement is in effect, except to extent permitted by the Merger Agreement, this Agreement or with the prior written consent of the Purchaser, not to, directly or indirectly sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of Law) to any Person other than a wholly owned Affiliate of the Shareholder who agrees to be bound by the terms of this Agreement (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the SMF Shares, any additional shares of SMF Common Stock and options to purchase shares of SMF Common Stock acquired beneficially or of record by the Shareholder or the Company after the date hereof, or any interest therein. Each of the Shareholder and the Company hereby agrees, while this Agreement is in effect, except to the extent permitted by the Merger Agreement, this Agreement or with the prior written consent of the Purchaser, not to seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any such Transfer.

(b) In case of a stock dividend or distribution, or any change in SMF Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “SMF Shares” shall be deemed to refer to and include the SMF Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the SMF Shares may be changed or exchanged or which are received in such transaction.

(c) Each of the Shareholder and the Company agrees, while this Agreement is in effect, to notify the Purchaser promptly in writing of the number of any additional shares of SMF Common Stock, any options to purchase shares of SMF Common Stock or other securities of SMF acquired by the Shareholder or the Company, if any, after the date hereof.

(d) Except to the extent that SMF or its board of directors is permitted to do so under the Merger Agreement, but subject to any limitations imposed on SMF or its board of directors under the Merger Agreement, each of the Shareholder and the Company agrees, solely in its capacity as an SMF Shareholder, that it shall not, and shall cause its agents and representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal or (iv) enter into any letter of intent or similar document or agreement or commitment with respect to a Competing Proposal. Each of the Shareholder and the Company shall, and shall cause their respective investment bankers, attorneys, accountants and other Representatives to, immediately cease and terminate all activities, discussions and negotiations with any Person, with respect to, or which could reasonably be expected to lead to, a Competing Proposal.

(e) Each of the Shareholder and the Company hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(f) (i) If the Merger Agreement is terminated pursuant to (A) Sections 8.1(b), (d), or (f) of the Merger Agreement, and, in each case, a Competing Proposal is publicly proposed or publicly disclosed prior to, and such Competing Proposal has not been publicly withdrawn at the time of, the Stockholders’ Meeting or (B) Section 8.1(g) of the Merger Agreement (a “Triggering Termination”) any SMF Shares are Transferred in connection with, or as a result of, any Competing Proposal that is in existence on, or that has been otherwise made prior to, the first anniversary of the date of the Triggering Termination (an “Alternative Disposition”), then, within three (3) Business Days after the closing of such Alternative Disposition, the Shareholder and the Company shall tender and pay to, or shall cause to be tendered and paid to, the Purchaser, or its designee, in immediately available funds, an amount equal to 50% of the Profit realized by the Shareholder, or the Company, as the case may be, from such Alternative Disposition. For purposes of this Section 5.3(f), “Profit” shall mean an amount equal to the excess, if any, of (A) the Alternative Transaction Consideration over (B) the Current Transaction Consideration. For purposes of this Section 5.3(f), “Alternative Transaction Consideration” shall mean the total amount of cash, securities, settlement amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Shareholder and the Company and each of their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) in connection with or as a result of such Alternative Disposition or any agreements or arrangements entered into, directly or indirectly, by the Shareholder or the Company or any their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) pursuant to or in connection with the Alternative Disposition or associated Competing Proposal, less, if the Transfer of SMF Shares includes a sale of the Company, (i) the net value, as of the closing date of such Alternative Disposition, of the Company’s equity and debt investments in SMF’s synthetic lease facility transferred in connection with such Alternative Disposition as certified by an officer of the Company and (ii) the aggregate amount of cash held by the Company as of the closing date of such Alternative Disposition as certified by an officer of the Company. For purposes of this Agreement, “Current Transaction Consideration” shall mean $22.00 times the number of SMF Shares Transferred in connection with such Alternative Disposition.

(ii) For purposes of determining Profits under Section 5.3(f)(i): (A) all non-cash items shall be valued based upon the fair market value thereof as determined by an independent expert selected by the Purchaser and who is reasonably acceptable to the Shareholder and the Company, (B) all deferred consideration shall be discounted to reflect a market rate of net present value thereof as determined by the above-referenced independent expert and (C) all contingent consideration will be assumed to have been paid. In the event any contingent consideration included in the determination of Profits ultimately is not paid pursuant to an Alternative Disposition, then the Purchaser shall reimburse the Shareholder and the Company for any amounts paid to the Purchaser hereunder in respect of such uncollected contingent consideration promptly after receipt of written notice of such non-payment, unless the Shareholder and the Company have not used their reasonable best efforts to receive such contingent consideration and such efforts would have been reasonably likely to have resulted in the Shareholder or the Company becoming entitled to receive such contingent consideration.

(iii) In the event that, after the date of this Agreement, the Purchaser agrees with SMF to increase the amount of the Merger Consideration to be paid by the Purchaser (a “Second Transaction”), then,

as may be requested by the Purchaser, the Shareholder and the Company shall either (x) execute and deliver to the Purchaser such documents or instruments as may be necessary to waive the right to receive the a portion of such increase equal to 50% of the Profit that would otherwise be realized from such Second Transaction or (y) tender and pay, or cause to be tendered and paid, to the Purchaser, or its designee, in immediately available funds and promptly after receipt thereof, an amount equal to 50% of the Profit realized by the Company or the Shareholder, as the case may be, from such Second Transaction. For purposes of this Section 5.3(f)(iii), “Profit” shall mean an amount equal to the excess, if any, of (y) the Second Transaction Consideration over (z) the Purchase Price. As used in this Agreement, “Second Transaction Consideration” shall mean the total amount of all cash, securities, settlement or termination amounts, notes or other debt instruments, and other consideration received or to be received, directly or indirectly, by the Shareholder, the Company and any of their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) in connection with or as a result of the Second Transaction or any agreements or arrangements entered into, directly or indirectly, by the Shareholder, the Company or any of their respective Affiliates (other than SMF, its subsidiaries and any directors, officers or employees of the Shareholder, the Company, their Affiliates, SMF or its subsidiaries) with SMF as a part of or in connection with the Second Transaction.

SECTION 5.4 Merger Agreement. Purchaser agrees that it will not, without the prior written consent of the Shareholder, waive any provision of, or enter into any amendment to, the Merger Agreement, that would reduce or change the form of the Merger Consideration or affect the treatment of the SMF Shares under the Merger Agreement (including without limitation any waiver of Section 7.2(g) of the Merger Agreement).

SECTION 5.5 Reliance. Each of the Shareholder and the Company understands and acknowledges that the Purchaser is entering into the Merger Agreement in reliance upon the covenants set forth in this Article V.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

SECTION 6.1 Conditions to Obligations of the Shareholder. The obligations of the Shareholder to consummate the sale of the Shares shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in a writing delivered to the Purchaser):

(a) The Purchaser shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;

(b) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects, in each case both as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be accurate only as of such date);

(c) Any waiting period applicable to the sale and purchase of the Shares under the HSR Act shall have terminated or expired;

(d) No Law, order or judgment of any court or governmental entity (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which prohibits, restrains, enjoins or restricts the consummation of the sale and purchase of the Shares;

(e) Each of the conditions to the consummation of the Merger shall have been satisfied (or waived by the party entitled to the benefit thereof) and the Merger shall have closed concurrently with the Closing;

(f) The Shareholder shall have received a certificate signed by the Purchaser to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied; and

(g) The Purchaser shall have tendered delivery of the Purchase Price to the Shareholder.

SECTION 6.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the sale of the Shares shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions (unless satisfaction of any such condition is expressly waived in writing delivered to the Shareholder):

(a) The Shareholder shall have performed or complied with or, if applicable, shall have caused the Company to have performed and complied with in all material respects the agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date;

(b) The representations and warranties of the Shareholder and the Company contained in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except in the case of any representation or warranty that by its terms is made solely as of a specific date, which need be accurate only as of such date);

(c) The Shareholder shall have delivered to the Purchaser the Recent Audited Financial Statements, together with all related schedules and notes thereto, and such Recent Audited Financial Statements (i) shall be complete in all material respects, (ii) shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except to the extent required by applicable law or GAAP as in effect during the relevant period and except as may be indicated therein or in the notes thereto in the notes thereto and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein;

(d) Any waiting period applicable to the sale and purchase of the Shares under the HSR Act shall have terminated or expired;

(e) No Law, order or judgment of any court or governmental entity (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced which prohibits, restrains, enjoins or restricts the consummation of the sale and purchase of the Shares;

(f) Each of the conditions to the consummation of the Merger shall have been satisfied (or waived by the party entitled to the benefit thereof) and the Merger shall have closed concurrently with the Closing;

(g) The Purchaser shall have received a certificate signed by the Shareholder to the effect that the conditions set forth in clauses (a) and (b) above have been satisfied; and

(h) The Shareholder shall have delivered to the Purchaser the certificates for the Shares as called for by Section 1.3.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Purchaser and the Shareholder and shall terminate without the necessity of any action on the part of any of the parties hereto immediately upon and concurrently with any termination of the Merger Agreement for any reason in accordance with its terms.

(b) In the event that the Shareholder delivers a notice pursuant to Section 4.4(b) hereof that it will not be able to deliver the Recent Audited Financial Statements, the Purchaser shall be entitled, by notice to the Shareholder given within five days after receipt of the notice pursuant to Section 4.4(b), to terminate this Agreement. In the event the Purchaser exercises its right to terminate this Agreement pursuant to this Section 7.1(b), then notwithstanding Section 7.2 or any other provision hereof, all of the terms and provisions of Article V hereof shall continue in full force and effect until the earlier of the Effective Time or the termination of the Merger Agreement for any reason in accordance with its terms.

SECTION 7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of Section 5.3(f)(i) and (ii), Section 7.1, this Section 7.2, Section 7.3 and Article IX shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from liability for fraud or any willful breach of its obligations hereunder.

SECTION 7.3 Expenses. Each of the Purchaser, on the one hand, and the Shareholder and the Company, on the other shall bear all of their own costs, fees and expenses (“Costs”) incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, fees and disbursements of attorneys, accountants and financial advisors).

SECTION 7.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto and approved by the board of directors of SMF.

SECTION 7.5 Waiver. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and approved by the board of directors of SMF. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.1 Survival. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each covenant or agreement in this Agreement shall survive the Closing without limitation as to time until fully performed in accordance with its terms. Except for the representations and warranties of the Shareholder and the Company contained in Section 2.6 (Taxes) which shall not survive the Closing Date, each representation and warranty in this Agreement shall survive the Closing for a period equal to the longer of fifteen (15) years from the Closing Date and the date of the expiration of the statutes of limitations, if any, applicable to the matters addressed therein (except for the indemnification covenant set forth in Section 8.2(a)(v), which shall survive until the date of the expiration of the applicable statute of limitations). Any claim for indemnification under Section 8.2 with respect to any representation and warranty must be notified prior to the termination of the relevant survival period.

SECTION 8.2 Indemnification by the Shareholder.

(a) Subject to the limitations set forth in Section 8.2(b) below, from and after the Closing Date, the Shareholder agrees to indemnify fully, hold harmless, protect and defend the Purchaser and their Affiliates (including, after the Closing, the Company), and their respective directors, officers, agents, partners and employees, successors and assigns (“Indemnified Persons”) from and against any and all losses, costs, claims (including, without limitation, third party claims), damages, obligations, judgments, settlements, awards, demands, offsets, actions, suits, proceedings, payments, assessments, Taxes, interests, penalties, expenses, including, without limitation, reasonable out-of-pocket costs and attorneys’ and other professional fees, if any (collectively, “Losses” which term shall include interest accruing on the amount of any Loss from the date Purchaser submits a claim for indemnification hereunder at the prime rate of Citibank, N.A.) actually incurred by any of them arising out of, or relating to:

(i) any inaccuracy in, or breach of, any of the representations or warranties of the Shareholder or the Company contained in this Agreement;

(ii) any failure to perform, or other breach of, any of the covenants or agreements of the Shareholder and the Company contained in this Agreement;

(iii) any Liabilities of the Company arising out of, or relating to, the ownership or operation of any facility or assets, the conduct of any business, or any acts or omissions, by the Company prior to the Closing;

(iv) any Liabilities of the Company directly related to the Reorganization; and

(v) any Tax imposed on the Company or a member of the Company Group, if any, for a Pre Closing Period (including the portion of any Tax imposed for a Straddle Period that is allocable to the portion of such period ending at the close of the Closing Date (the “Pre Closing Portion”)).

In determining the Taxes for a Straddle Period allocable to the Pre Closing Portion, except as provided in the next sentence, the allocation shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, (ii) ad valorem Taxes and (iii) any Tax other than Taxes based on or related to income, the portion of such Taxes for a Straddle Period allocable to the Pre Closing Portion shall be the amount of such Taxes for the Straddle Period (computed in accordance with past practice), multiplied by a fraction, the numerator of which is the number of such days in such taxable period ending on and including the Closing Date and the denominator of which is the aggregate number of days in such taxable period; provided, however, that if any property, asset or other right of Target Company is sold or otherwise transferred prior to the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre Closing Portion.

(b) Notwithstanding anything to the contrary contained herein, none of the Indemnified Persons shall be entitled to be indemnified hereunder (i) in respect of any Liabilities of SMF that are also Liabilities of the Company solely by reason of the Company’s status as a shareholder of SMF, (ii) in respect of any Liability for any Tax resulting (x) from the Merger or the purchase of the Shares (other than a Tax imposed on the Company as a result of a failure to comply with Section 897 or 1445 of the Code) or (y) from any transaction occurring after the Effective Time, (iii) in respect of any obligations of the Company under the Expatriate Compensation Agreement, dated August 4, 2003 between the Company, SMF and Etienne Snollaerts or (iv) any amounts reimbursed by the Shareholder pursuant to Section 8.2(f) hereof.

(c) The right of the Indemnified Persons to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or knowledge obtained by or on behalf of any such Persons.

(d) Following the Closing, the indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the Indemnified Persons with respect to any and all claims for Losses incurred by any of them arising out of, or relating to this Agreement and the transactions contemplated hereby, except for Losses arising from fraud or willful breach of this Agreement.

(e) At the Closing, the Shareholder shall cause to be issued a letter of credit (the “Letter of Credit”) in favor of the Purchaser in customary form reasonably satisfactory to the Purchaser of a U.S. domestic bank or a branch of an international commercial bank reasonably satisfactory to the Purchaser, in a stated amount equal to five million dollars ($5,000,000) and with a term of 5 years from the Closing Date as security for the obligations of the Shareholder under this Section 8.2. The terms of the Letter of Credit shall permit the Purchaser to draw on such Letter of Credit only after obtaining a valid judgment that Purchaser is entitled to a payment from the Shareholder pursuant to this Section 8.2, but said terms shall not require that such judgment shall have become final and non-appealable.

(f) From time to time after the Closing Date, the Shareholder shall promptly following receipt of a request from the Purchaser, reimburse the Purchaser (or its Affiliates) for amounts actually paid by the Purchaser (or its Affiliates) in respect of rent due under the lease agreement set forth on Schedule 8.2(f) hereof (the “Lease Agreement”) less any income relating to the premises governed by the Lease Agreement, including any sublease income, received by the Purchaser (or its Affiliates), during the periods in respect of which such reimbursement is sought.

SECTION 8.3 Release of Claims. (a) Except for agreements, liabilities, actions and causes of actions, claims or obligations set forth in, or arising in connection with the Merger Agreement or this Agreement, the Shareholder hereby agrees for itself and on behalf of its Affiliates (each a “Releasing Party”), effective as of the Closing, to release and forever discharge the Company, SMF, their Subsidiaries and their respective directors, officers, agents, partners and employees, successors and assigns from any and all manner of agreements, promises, liabilities, actions and causes of actions, claims or obligations that any Releasing Party had, has or may have against the Company, SMF or any of their Affiliates and their respective directors, officers, agents, partners and employees, successors and assigns, existing or arising from facts, events or circumstances existing on or before the Closing Date of any kind whatsoever.

(b) Prior to the Closing, the Shareholder shall, and shall cause the Company and the counterparties thereto, to terminate all contracts and other arrangements between the Shareholder and any of its Affiliates (other than the Company and any of the Company’s Subsidiaries), on the one hand, and SMF, the Company, the Company’s and SMF’s Subsidiaries and their respective directors, officers, agents, partners and employees, successors and assigns, on the other hand, without any monetary or other liability or obligation having been incurred or satisfied by Shareholder or its Affiliates under such contracts or other arrangements on or after the date of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by facsimile (with confirmation copies delivered personally or by courier within three Business Days) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Purchaser:

Sharp Holdings Corp.

c/o Apollo Management, L.P.

The MGM Tower

10205 Constellation Boulevard

Suite 2900

Los Angeles, CA 90067

Phone: (310) 843-1900

Fax: (310) 843-1930

Attention:  Andrew Jhawar

  Michael Cohen

with an additional copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention:  Robert G. Robison, Esq.

  R. Alec Dawson, Esq.

Fax: (212) 309-6001

if to the Shareholder:

Casino Guichard-Perrachon SA

58-60, avenue Kléber

75116 Paris

France

Attention:  Hakim Aouani

Fax: (33) 1 53 65 64 47

with an additional copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:  Daniel S. Sternberg

Fax: (212) 225-3999

if to the Company:

Casino USA, Inc.

c/o Casino Guichard-Perrachon SA

58-60, avenue Kléber

75116 Paris

France

Attention:  Hakim Aouani

Fax: (33) 1 53 65 64 47

with an additional copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:  Daniel S. Sternberg

Fax: (212) 225-3999

SECTION 9.2 Certain Definitions.

“Company Group” means any U.S. federal income Tax consolidated return group of which the Company is or has been a member and any similar group on which the income of the Company is or has been reported on a combined, consolidated or unitary basis for the purposes of any state, local or foreign income Tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Pre-Closing Period” means a Tax period that ends on or before the Closing Date or, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of the period through and including the Closing Date.

“Straddle Period” means a Tax period that begins before the Closing Date and ends after the Closing Date.

SECTION 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.4 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except as permitted by Section 5.3(a) hereof, this Agreement shall not be assigned by any party hereto, by operation of Law or otherwise; provided, however, that the Purchaser may assign any of their respective rights and obligations to any Affiliate of the Purchaser, as the case may be, but no such assignment shall relieve the assignor of its obligations hereunder. Any attempted assignment which does not comply with the provisions of this Section 9.4 shall be null and void ab initio.

SECTION 9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.6 Submission to Jurisdiction. Each of the parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in Delaware. In addition, each of the Purchaser, the Shareholder and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court. Each of the Purchaser, the Shareholder and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Each of the Purchaser, the Shareholder and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.6 shall affect the right of any party to serve legal process in any other manner permitted by Law.

SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10 Action in Shareholder Capacity Only. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall affect or be construed as affecting in any manner whatsoever the ability of any director or officer of SMF, in his or her capacity as such, to act in such manner as his or her fiduciary duties may require or the Merger Agreement may permit.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SHARP HOLDINGS CORP.

By:	/s/ MICHAEL COHEN
Name:	Michael Cohen
Title:	Vice President

CASINO GUICHARD-PERRACHON, S.A.

By:	/s/ HAKIM AOUANI
Name:	Hakim Aouani
Title:	Director Corporate Development & Holdings

CASINO USA, INC.

By:	/s/ HAKIM AOUANI
Name:	Hakim Aouani
Title:	President

Signature page to Stock Purchase Agreement

Annex C

PERSONAL AND CONFIDENTIAL

February 20, 2007

Board of Directors

Smart & Final, Inc.

600 Citadel Drive

Commerce, CA 90040

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Smart & Final, Inc. (the “Company”) of the $22.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of February 20, 2007 (the “Agreement”), among Sharp Holdings Corp. (“Sharp”), Sharp Acquisition Corp., a wholly owned subsidiary of Sharp, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to Casino Guichard-Perrachon SA (“Casino”) (the parent company of the Company’s majority shareholder, Casino USA, Inc. (“Casino USA”)), from time to time, including acting as financial advisor to Casino in connection with its pending acquisition of Almacenes SA, an owner and operator of grocery stores in Columbia, announced in January 2007. In addition, we have provided and are currently providing certain investment banking services to Apollo Management, L.P. (“Apollo”), an affiliate of Sharp, and its affiliates and portfolio companies, including having acted as a co-manager in connection with the issuance of preferred shares of Hexion Specialty Chemicals, Inc., a portfolio company of Apollo (aggregate principal amount $346,500,000) in May 2005; as joint bookrunner with respect to the public offering of 23,529,411 shares of common stock of Goodman Global, Inc., a portfolio company of Apollo, in February 2006; as joint global coordinator and joint book runner for the initial public offering of AP Alternative Assets L.P., an affiliate of Apollo, (aggregate principal amount $1,500,000,000) in June 2006; having acted as lead arranger on a senior and senior subordinated notes offering (aggregate principal amount €530,000,000) in connection with Apollo’s acquisition of the logistics division of TNT NV, an Amsterdam-based provider of postal and logistics services in August 2006; as joint book runner with respect to the holding company senior unsecured note offering by General Nutrition Centers, Inc., a portfolio company of Apollo (“GNC”), (aggregate principal amount $425,000,000) in November 2006; and as financial advisor to GNC in connection with its sale in February 2007. We also may provide investment banking services to the Company, Casino, Apollo and their respective affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Casino, Apollo and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of

C-1

Board of Directors

Smart & Final, Inc.

February 20, 2007

Page Two

the Company, Casino, Apollo and their respective affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have also co-invested with Apollo and its affiliates from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co. have invested in limited partnership units of Apollo and its affiliates and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain internal financial analyses and forecasts for the Company prepared by its management; and certain appraisals by Cushman & Wakefield, Inc. of certain real property of the Company (the “Appraisals”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food retail, discount retail and foodservice industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the Appraisals described in the preceding paragraph of this opinion, we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion also does not address the Stock Purchase (as such term is defined in the Agreement) to which Casino is a party, and for purposes hereof, we have assumed that Casino will receive, indirectly, in respect of the Shares that are owned by Casino USA, the same $22.00 per Share as the other stockholders of the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $22.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

C-2

Annex D

Section 262 of the General Corporation Law of the State of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THE BOARD OF DIRECTORS OF SMART & FINAL INC. RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL BELOW	Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN
To approve and adopt the Agreement and Plan of Merger, dated as of February 20, 2007, as amended as of April 27, 2007, by and among Sharp Holdings Corp., Sharp Acquisition Corp. and Smart & Final Inc.	☐	☐	☐

Signature  ________________________ Signature  ________________________ Date  _____________________, 2007

NOTE: Please sign as your name is printed on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.

^ FOLD AND DETACH HERE ^

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission are available through

11:59 PM Eastern Time the day prior to the Special Meeting.

Your internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/smf		TELEPHONE 1-866-540-5760

Use the internet to submit your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you submit your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements,

tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

PROXY FOR SPECIAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SMART & FINAL INC.

The undersigned hereby appoints Donald G. Alvarado and Richard N. Phegley proxies, each with power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Smart & Final Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders to be held on May 29, 2007 or any adjournments thereof.

PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

IF YOU DO NOT SUBMIT A PROXY VIA THE INTERNET OR BY TELEPHONE,

SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

Visit us on the web at http://www.melloninvestor.com/isd

Access your account online

Access your Smart & Final Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Smart & Final Inc., now makes it easy and convenient to get current information on your stockholder account:

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:                         1-800-370-1163

A.	PROPOSAL—THE BOARD OF DIRECTORS OF SMART & FINAL INC. RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL BELOW.

	FOR	AGAINST	ABSTAIN
1.      To approve and adopt the Agreement and Plan of Merger, dated as of
         February 20, 2007, as amended as of April 27, 2007, by and among Sharp Holdings Corp.,
Sharp Acquisition Corp. and Smart & Final Inc.	☐	☐	☐

B.	Non-Voting Items

Change of Address – Please print new address below.

___________________________________________________________________

C.	Authorized Signatures—This section must be completed for your vote to be counted. —Date and Sign Below:

NOTE: Please sign as your name is printed on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

_____/_____/_____

^ FOLD AND DETACH HERE ^

PROXY—SMART & FINAL INC.	REVOCABLE VOTING INSTRUCTIONS

SMART & FINAL INC.

VOTING INSTRUCTIONS TO TRUSTEE FOR THE SPECIAL MEETING OF THE STOCKHOLDERS OF SMART & FINAL INC. TO BE HELD ON MAY 29, 2007. THE TRUSTEE SOLICITS THESE VOTING INSTRUCTIONS FROM PARTICIPANTS IN THE SMART & FINAL EMPLOYEE STOCK PURCHASE PLAN WHO HAVE RIGHTS IN THE COMMON STOCK.

The undersigned Participant in the Smart & Final Employee Stock Purchase Plan hereby instructs Computershare, as Trustee of the Smart & Final Employee Stock Purchase Plan, to vote all shares of Smart & Final Inc. common stock allocated to the accounts of the undersigned under the Smart & Final Employee Stock Purchase Plan, and to act in its discretion upon such other business as may properly come before the Special Meeting of Stockholders of the Company to be held on May 29, 2007, or any adjournments thereof.

Please vote in accordance with the instruction on the reverse side of this card by May 22, 2007.

IF THIS CARD IS PROPERLY EXECUTED, THE TRUSTEE WILL VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

^ FOLD AND DETACH HERE ^